    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999


                                                      REGISTRATION NO. 333-88349
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 IVILLAGE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                DELAWARE                                    7375                                   13-3845162
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)
                                                      212 FIFTH AVENUE
                                                  NEW YORK, NEW YORK 10010
                                                       (212) 206-3100

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               CANDICE CARPENTER
            CO-CHAIRPERSON OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 IVILLAGE INC.
                                212 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                                 (212) 206-3100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                  Please send copies of all communications to:

                    RUBI FINKELSTEIN, ESQ.                                           MARK G. BORDEN, ESQ.
              ORRICK, HERRINGTON & SUTCLIFFE LLP                                   VIRGINIA K. KAPNER, ESQ.
                       666 FIFTH AVENUE                                               HALE AND DORR LLP
                   NEW YORK, NEW YORK 10103                                            60 STATE STREET
                        (212) 506-5000                                           BOSTON, MASSACHUSETTS 02109
                     (212) 506-5151 (FAX)                                               (617) 526-6000
                                                                                     (617) 526-5000 (FAX)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or a continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /_____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


                        CALCULATION OF REGISTRATION FEE



                                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                                OFFERING PRICE         AGGREGATE
          TITLE OF EACH CLASS OF               AMOUNT TO BE           PER              OFFERING            AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED         SHARE(1)            PRICE(1)        REGISTRATION FEE
Common Stock, $.01 par value...............    3,105,000(2)         $29.41            $91,318,050         $25,386(3)



(1) Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on October 28, 1999.


(2) The Registrant previously registered 3,450,000 shares on this registration statement and pursuant to this post-effective amendment is de-registering 345,000 shares of common stock.


(3) The Registrant previously paid a registration fee of $32,370 on October 1, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,700,000 Shares

[LOGO]
iVILLAGE(Registered)
                                 IVILLAGE INC.

                                  Common Stock

                             ----------------------


     iVillage's common stock is quoted on the Nasdaq National Market under the symbol "IVIL". On October 28, 1999, the last reported sale price of the common stock was $29.56 per share.


     Please see "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying shares of the common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                                                                 Per Share       Total
                                                                 ---------    -----------
Initial price to public.......................................    $ 28.00     $75,600,000
Underwriting discount.........................................    $  1.54     $ 4,158,000
Proceeds, before expenses, to iVillage........................    $ 26.46     $71,442,000



     To the extent that the underwriters sell more than 2,700,000 shares of common stock, the underwriters have the option to purchase up to an additional 405,000 shares from iVillage at the initial price to public less the underwriting discount.


                             ----------------------


     The underwriters expect to deliver the shares against payment in New York, New York on November 3, 1999.


GOLDMAN, SACHS & CO.

                  CREDIT SUISSE FIRST BOSTON

                                            HAMBRECHT & QUIST

                                                             MERRILL LYNCH & CO.

                             ----------------------


                       Prospectus dated October 29, 1999.

     The inside front cover contains the following:

          Picture of iVillage's home page consisting of a list of channels, tools, daily featured articles, polls and experts and featuring a daily check on topics such as weather, stocks, horoscopes, email, news. In addition, the home page features a new program which includes a list of stores and sponsor specials.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and iVillage's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                 IVILLAGE INC.

                                  OUR BUSINESS

     iVillage Inc., The Women's Network, is a leading online destination targeted at women and one of the most demographically focused communities on the Internet. As an online media company, we provide advertisers and merchants with targeted access to women using the Internet. Jupiter Communications projects that women will make up 49.0% of the online population by December 1999. We believe that women are attractive to advertisers and merchants because it is reported that women account for 70% of all retail sales in the United States.


     iVillage was the 16th largest news, information and entertainment Web site on the Internet in the United States in September 1999 according to Media Metrix. In addition, the iVillage network had a reach of 6.8% and was the 31st most visited Internet property according to Media Metrix in September 1999. Reach is the percent of the total projected Web audience in the United States who accessed a specific Web site. Our page views have grown to a monthly average of 102 million for the quarter ended June 30, 1999, and we estimate our unique visitors have grown to 6.4 million for the month of September 1999. Page views are the total number of complete pages retrieved and viewed by visitors to our network. A unique visitor or person is an individual visitor to our network.


     iVillage.com offers effective solutions and support for busy women who are actively managing careers, families, relationships, and finances. Our network is designed to provide support for problem solving that goes beyond information and content. It encompasses a tightly integrated mix of information, life stage experts, active peer interaction, workshops, and the opportunity to research and buy products. Membership in iVillage.com is free and provides access to features such as email, personal homepages, instant messaging, and our other community tools.

     Our network of sites consists of 14 content specific channels and a shopping area. The channels cover the topics of deepest interest to women, such as family, health, work, money, food, computers, relationships, shopping, travel, pets and astrology. We facilitate network use across channels by providing common features, positioning and functionality within each channel and across the network, resulting in a consistent and strongly branded environment.

     As of August 31, 1999, our membership and our core audience was approximately 81% female. As of August 31, 1999, we contacted our members through approximately 10.7 million weekly newsletters and provided our members with over 1,000 chats, 1,700 message boards and 1,600 volunteer community leaders.

     We believe this strong community has contributed to increased user loyalty and time spent on iVillage.com. In September 1999, visitors spent an average 179% more time per day on the iVillage network than on the next leading women's network based on reach, according to Media Metrix.

     We believe our CPMs are significantly above the industry average and the average for other women's Web sites. CPMs are advertising rates measured on a cost per thousand impressions basis. The combination of the following attributes creates a powerful environment for advertising and commerce and contributes to the appeal of iVillage.com to advertisers and merchants:

     o a large, growing user base with a highly attractive demographic profile;

     o a high degree of member involvement allowing our advertisers to reach women when they are actively seeking communication and focused on a goal;

     o an interactive sponsorship model that integrates advertising and commerce into the content of Web pages; and

     o a single consistent brand.

     Currently, we generate commerce revenues through iBaby, an online retailer of baby gifts and products, iMaternity, an online retailer of maternity clothing and Astrology.Net, an online provider of electronic horoscope reports. Commerce revenue represented 26% of total revenue for the three months ended June 30, 1999.

     In addition to being a leader in the women's category, our allHealth channel is one of the leading health sites on the Internet. Women in the United States make an estimated 80% of health care decisions and nearly 60% of health care purchases, according to Jupiter Communications. To further strengthen allHealth's reach and breadth, on June 30, 1999 we acquired Online Psychological Services, Inc. This site provides comprehensive resources and interactive tools focusing on mental health issues. We have also entered into a $15.0 million sponsorship agreement with PlanetRx.com, Inc. to be our exclusive online retailer for prescriptions, over-the-counter medications and vitamins. In addition, PlanetRx.com has paid us $7.5 million to license selected content and community tools. To broaden the relationship with PlanetRx.com, we have made a $7.5 million equity investment in PlanetRx.com.

     To solidify our leading position in the parenting category, on August 20, 1999, we acquired Lamaze Publishing Company, Inc., a multimedia provider of education information to expectant and new mothers. We currently estimate that Lamaze Publishing reaches more than 75% of all women giving birth in the United States through its magazines, videos and the Newborn Channel, its satellite television network broadcasting in over 800 hospitals in the United States. Through iVillage, women can now get prenatal, birthing and parenting information tools and products as well as the support of a community. We plan to utilize this multimedia platform to:

     o further strengthen the iVillage brand;

     o drive visitors to our network;

     o increase our advertising revenue; and

     o expand our commerce business through iBaby, iMaternity and other retailers.

                                  OUR STRATEGY

     Our objective is to strengthen our position as the leading online destination targeted at women by:

     o building strong brand recognition;

     o aggressively growing membership and usage;

     o enhancing and expanding our network;

     o continuing to pursue strategic acquisitions and alliances;

     o increasing sponsor and advertising revenues; and

     o generating e-commerce revenues.

                                  OUR OFFICES

     Our executive offices are located at 212 Fifth Avenue, New York, New York 10010. Our telephone number at that location is (212) 206-3100 and our Internet address is www.ivillage.com.

                                 OUR TRADEMARKS

     iVillage(Registered); the iVillage logo(Registered); Parent Soup(Registered); Astrozine(Registered); iVillage.com; The Women's Network; The double oval design; Click!; Community Challenges; Community Challenge; Solutions For Your Life; Family Point; Armchair Millionaire; Never Say Diet; allHealth; Parentsplace; and Parentsplace.com are marks of iVillage, Inc. iBaby(Registered); Internetbaby and iMaternity are marks of iBaby, Inc. KnowledgeWeb(Registered); Astrology.Net(Registered); Astrozine(Registered);
Kelli Fox and the Kelli Fox Likeness are trademarks of KnowledgeWeb, Inc. Online Psych is a mark of Online Psychological Services, Inc. The Newborn Channel is a mark of Lamaze Publishing. Lamaze(Registered) and Lamaze.com are marks of Lamaze International, Inc., exclusively licensed to Lamaze Publishing for use in connection with consumer publications and other communications, which include print, audio, visual and other consumer oriented media, that are commercial in nature. All other trademarks and service marks in this prospectus are the property of their respective owners. The information on our Web sites is not a part of this prospectus.

                                  THE OFFERING


Shares offered by iVillage...........  2,700,000 shares

Shares to be outstanding after the
  offering (1).......................  29,492,923

Nasdaq National Market symbol........  IVIL

Use of proceeds by iVillage..........  o brand promotion;

                                       o sales and marketing; and

                                       o working capital and general corporate purposes, including possible acquisitions. Please see "Use of Proceeds".


------------------
(1) Based on the number of shares actually outstanding as of September 28, 1999.

     Unless otherwise specifically stated, information throughout this prospectus excludes as of September 28, 1999:

          o 4,328,953 shares issuable upon the exercise of outstanding options and warrants;

          o 594,627 shares issuable upon the exercise of outstanding warrants issued to NBC; and

          o 150,483 shares reserved for future issuance under our stock option and stock purchase plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes the financial data for our business. iVillage acquired ParentsPlace.com, Inc. in December 1996, Health ResponseAbility Systems, Inc. in May 1997, the majority interest and remaining minority interest in iBaby in April 1998 and March 1999, respectively, Astrology.Net in February 1999 and Online Psych in June 1999. The financial data reflect the results of operations of these subsidiaries since their dates of acquisition. The following table excludes the acquisition of Family Point, Inc. as of August 31, 1999. For the year ended December 31, 1998, a portion of the net loss for iBaby, Inc. attributable to minority stockholders is included as a reduction to net loss.


                                    JULY 1, 1995
                                    (INCEPTION)
                                        TO                 YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                    DECEMBER 31,    ----------------------------------------   ------------------------------
                                       1995         1996       1997       1998       1998       1998       1999       1999
                                    ------------   -------   --------   --------   --------   --------   --------   --------
                                                                                     PRO                              PRO
                                                                         ACTUAL    FORMA(1)               ACTUAL    FORMA(1)
                                                                        --------   --------              --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues..........................    $     --     $   732   $  6,019   $ 15,012   $ 27,293   $  4,838   $ 14,572   $ 21,336
Cost of revenues..................         508       3,468      5,530     12,403     18,250      5,437      9,112     12,685
                                      --------     -------   --------   --------   --------   --------   --------   --------
Gross margin......................        (508)     (2,736)       489      2,609      9,043       (599)     5,460      8,651
                                      --------     -------   --------   --------   --------   --------   --------   --------
OPERATING EXPENSES:
Product development and
  technology......................         121       1,053      2,076      2,118      2,118        986      3,038      3,038
Sales and marketing...............         329       2,709      8,771     28,523     31,320     12,054     23,206     24,570
General and administrative........         656       3,104      7,841     10,612     14,284      4,206      7,872      9,489
Depreciation and amortization.....          17         109      2,886      5,683     37,603      2,658      7,519     19,473
                                      --------     -------   --------   --------   --------   --------   --------   --------
    Total operating expenses......       1,123       6,975     21,574     46,936     85,325     19,904     41,635     56,570
                                      --------     -------   --------   --------   --------   --------   --------   --------
Loss from operations..............      (1,631)     (9,711)   (21,085)   (44,327)   (76,282)   (20,503)   (36,175)   (47,919)
Interest (expense) income, net....          (7)         28       (216)       591        588        237      1,513      1,510
Loss on sale of Web site..........          --          --         --       (504)      (504)        --         --         --
Minority interest.................          --          --         --        586         --         --         --         --
                                      --------     -------   --------   --------   --------   --------   --------   --------
Net loss..........................      (1,638)     (9,683)   (21,301)   (43,654)   (76,198)   (20,266)   (34,662)   (46,409)
Preferred stock deemed dividend...          --          --         --         --         --         --    (23,612)   (23,612)
                                      --------     -------   --------   --------   --------   --------   --------   --------
Net loss attributable to common
  stockholders....................    $ (1,638)    $(9,683)  $(21,301)  $(43,654)  $(76,198)  $(20,266)  $(58,274)  $(70,021)
                                      --------     -------   --------   --------   --------   --------   --------   --------
                                      --------     -------   --------   --------   --------   --------   --------   --------
  Basic and diluted net loss per
    share.........................    $  (1.51)    $ (8.90)  $ (13.65)  $ (21.11)             $  (3.28)  $  (3.98)
                                      --------     -------   --------   --------              --------   --------
                                      --------     -------   --------   --------              --------   --------
Weighted average shares of common
  stock outstanding used in
  computing basic and diluted net
  loss per share..................       1,083       1,087      1,561      2,068                 6,179     14,656
                                      --------     -------   --------   --------              --------   --------
                                      --------     -------   --------   --------              --------   --------
Pro forma basic and diluted net
  loss per share(2)...............                                      $  (2.59)  $  (3.51)             $  (2.77)  $  (2.89)
                                                                        --------   --------              --------   --------
                                                                        --------   --------              --------   --------
Shares of common stock used in
  computing pro forma basic and
  diluted net loss per share......                                        16,854     21,738                21,028     24,221
                                                                        --------   --------              --------   --------
                                                                        --------   --------              --------   --------


------------------------------
(1) Pro forma giving effect to the following transactions as if they occurred on January 1, 1998:

     o the acquisition of Lamaze Publishing;

     o the acquisition of Astrology.Net;

     o the purchase of the minority interest in iBaby; and

     o the acquisition of Online Psych.

(2) Pro forma basic and diluted net loss per share is calculated assuming the conversion of all outstanding preferred stock as of the beginning of each respective period.

     The following table indicates a summary of our balance sheet at June 30, 1999;

     o on an actual basis;


     o on a pro forma basis giving effect to the acquisition of Lamaze Publishing and the issuance of common stock in connection with the acquisition of Family Point; and



     o on a pro forma as adjusted basis to reflect the sale by iVillage of 2,700,000 shares of common stock at a public offering price of $28.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. Please see "Use of Proceeds."



                                                                                       JUNE 30, 1999
                                                                            ------------------------------------
                                                                                                     PRO FORMA
                                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                                            --------    ---------    -----------
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................................   $ 85,279    $  80,644     $ 151,386
Working capital..........................................................     76,504       69,303       140,045
Total assets.............................................................    158,072      285,361       356,103
Stockholders' equity.....................................................    145,292      265,178       335,920

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of common stock.

WE HAVE A LIMITED OPERATING HISTORY AND MAY FACE DIFFICULTIES ENCOUNTERED IN NEW AND RAPIDLY EVOLVING MARKETS

     We have a limited operating history and face many of the risks and difficulties frequently encountered in new and rapidly evolving markets, including the Internet advertising market. These risks include our ability to:

     o attract a larger audience to our online network;

     o increase awareness of our brand;

     o strengthen user loyalty;

     o offer compelling content;

     o maintain our current, and develop new, strategic relationships;

     o attract a large number of advertisers from a variety of industries;

     o respond effectively to competitive pressures;

     o continue to develop and upgrade our technology; and

     o attract, retain and motivate qualified personnel.

     Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

WE LACK SIGNIFICANT REVENUES AND HAVE RECENT AND ANTICIPATED CONTINUING LOSSES

     We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $11.3 million for the period from July 1995 (inception) through December 31, 1996, $21.3 million for the year ended December 31, 1997, $43.7 million for the year ended December 31, 1998 and $34.7 million for the six months ended June 30, 1999. As of June 30, 1999 and December 31, 1998, our accumulated deficit was $134.5 million and $76.3 million, respectively. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

     Although our revenues have grown in recent quarters, we cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Because our strategy includes acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash. Please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE USE BARTER TRANSACTIONS WHICH DO NOT GENERATE CASH REVENUE

     Revenues from barter transactions represented approximately 20% and 12% of total revenues for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Barter revenues may continue to represent a significant portion of our total revenues in future periods. Barter transactions do not generate any cash revenues and are entered into by us to promote our brand and generate traffic to our Web sites, without any expenditure of our cash resources. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE MAY NOT BE ABLE TO INTEGRATE THE OPERATIONS FROM OUR RECENT AND FUTURE ACQUISITIONS

     As part of our business strategy, we have completed and expect to enter into additional business combinations and acquisitions.

     Acquisition transactions are accompanied by a number of risks, including, among other things:

     o the difficulty of assimilating the operations and personnel of the acquired companies;

     o the potential disruption of our ongoing business;

     o the inability of management to maximize our financial and strategic position through the successful incorporation of acquired technology or content and rights into our products and media properties;

     o expenses associated with the transactions;

     o additional expenses associated with amortization of acquired intangible assets;

     o the difficulty of maintaining uniform standards, controls, procedures and policies;

     o the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

     o the potential unknown liabilities associated with acquired businesses.

     Our failure to adequately address these issues could have a material adverse effect on our business, results of operations and financial condition.

OUR ACQUISITION OF LAMAZE PUBLISHING POSES A NUMBER OF RISKS THAT COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS STRATEGY

     The acquisition of Lamaze Publishing is our first acquisition of a non-Internet company. There are a number of risks in operating Lamaze Publishing, including:

     o competitiveness of the media and publishing industry;

     o our inexperience in operating a multi-media publishing company;

     o our ability to sell advertising and sponsorships on our Web sites and in Lamaze Publishing's magazines, videos and the Newborn Channel;

     o our ability to commercialize and protect the Lamaze mark; and

     o our ability to build and market Lamaze.com.

WE HAVE MERCHANDISING, INVENTORY MANAGEMENT AND FULFILLMENT RESPONSIBILITIES FOR IBABY

     We recently started handling merchandising, inventory management and order fulfillment for iBaby. Our failure to perform these functions efficiently and in a timely manner has and could result in the disruption of the operations of iBaby, including shipment delays. In addition, changing trends in consumer tastes in baby-related products subject us to inventory risks. It is important to our success that we accurately identify and predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt.

     If products do not achieve sufficient consumer acceptance, we may be required to take inventory markdowns, which could reduce our sales and gross margins. We believe that this risk will increase as we open new departments or enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for iBaby products increases over time, we may be forced to increase inventory levels.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST

     As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We do not believe that period-to-period comparisons of our operating results are necessarily meaningful nor should they be relied upon as reliable indicators of future performance. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. If our results of operations fall below expectations, the trading price of our common stock would likely be materially adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations".

     Our revenues for the foreseeable future will remain dependent on user traffic levels and advertising activity on our Web sites. Future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations and to expand and develop content. We also plan to upgrade and enhance our technology and infrastructure development in order to support our growth. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

     If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our business, results of operations and financial condition would be materially and adversely affected. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

SEASONAL AND CYCLICAL PATTERNS MAY AFFECT OUR BUSINESS

     We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in the future. As a result, if our industry follows the same seasonal patterns as those in traditional media, we may experience lower advertising revenues in the first and third calendar quarter of each year. Seasonal and cyclical patterns in Internet advertising may also affect our revenues. In addition, traffic levels on our Web sites typically fluctuate during the summer and year-end vacation and holiday periods and we anticipate that sales from iBaby, and any other future consumer goods we may sell, will typically increase during the fourth quarter as a result of the holiday season and may decline during other periods. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our quarterly operating results.

THE MARKET FOR INTERNET ADVERTISING IS STILL DEVELOPING

     We expect to continue to derive a substantial portion of our revenues from sponsorships and advertising for the foreseeable future, and demand and market acceptance for Internet advertising solutions continues to develop.

     There are currently no widely accepted standards for the measurement of the effectiveness of Internet advertising, and the industry may need to develop standard measurements to support and promote Internet advertising as a significant advertising medium. If these standards do not develop, existing advertisers may not continue their levels of Internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

     Different pricing models are used to sell advertising on the Internet and it is difficult to predict which, if any, of the models will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

WE RELY ON THIRD PARTIES TO ADEQUATELY MEASURE THE DEMOGRAPHICS OF OUR USER BASE AND DELIVERY OF ADVERTISEMENTS ON OUR WEB SITES

     It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web site. We depend on third parties to provide many of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business until we replace these services. Companies may choose to not advertise on our Web sites or may pay less for advertising if they perceive our demographic measurements are not reliable.

WE ARE CURRENTLY EXPERIENCING A PERIOD OF SIGNIFICANT GROWTH WHICH IS PLACING A SIGNIFICANT STRAIN ON OUR RESOURCES

     If we are unable to manage our growth effectively, our business could be adversely affected. We have experienced and continue to experience significant growth, both internally and through acquisitions. This growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems, procedures and controls.

WE MAY NOT ATTRACT A SUFFICIENT AMOUNT OF TRAFFIC AND ADVERTISING WITHOUT OUR CHANNELS BEING CARRIED ON AOL

     AOL has accounted for a significant portion of our online traffic based on the delivery to us of a guaranteed number of impressions. A significant amount of our visitors and members reach our Web sites through AOL. Our agreement with AOL does not prohibit AOL from carrying online sites or developing and providing content that compete with our sites, and AOL currently carries additional competing Web sites. Our agreement with AOL expires on December 31, 2000 and, even though either party may extend it for an additional year, AOL does not have any obligation to renew the agreement. If the carrying of our channels on AOL is discontinued, our business, results of operations and financial condition would be materially adversely affected.

WE HAVE A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF A NUMBER OF THESE CUSTOMERS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We depend on a limited number of customers for a significant portion of our revenues. Consequently, the loss of even a small number of these customers at any one time may adversely affect our business, financial condition and results of operations. Although no advertiser accounted for more than 10% of total revenues for the year ended December 31, 1998 or the six months ended June 30, 1999, our five largest advertisers accounted for 17% and 22% of total revenues, respectively. At December 31, 1998, one advertiser accounted for 11% of net accounts receivable.

     We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, we anticipate that these customers will continue to vary over time, so that the achievement of our long-term goals will require us to obtain additional significant customers on an ongoing basis. Our failure to enter into a sufficient number of large contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE MAY NOT FIND SUFFICIENT ACQUISITION CANDIDATES TO IMPLEMENT OUR BUSINESS STRATEGY

     As part of our business strategy, we have completed and expect to enter into additional business combinations and acquisitions. We compete for acquisition candidates with other entities, some of which have greater financial resources than we have. Increased competition for acquisition candidates may make fewer acquisition opportunities available to us and may cause acquisitions to be made on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels that are beyond our financial capability or that would adversely affect our results of operations and financial condition. Our ability to make acquisitions will depend in part on the relative attractiveness of shares of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price, our ability to register common stock and capital appreciation prospects of our common stock compared to that of other bidders. If the market price of our common stock were to decline materially over a prolonged period of time, our acquisition program could be materially adversely affected.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM OUR WEB SITES

     We have been and may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our Web site. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.

WE MAY INCUR POTENTIAL PRODUCT LIABILITY FOR THE PRODUCTS WE SELL

     Consumers may sue us if any of the products that we sell are defective, fail to perform properly or injure the user. To date, we have had very limited experience in the sale of products and the development of relationships with manufacturers or suppliers of such products. We plan to develop a range of products targeted specifically at women through our iBaby and iMaternity sites, Astrology.Net, Lamaze Publishing and other e-commerce sites that we may acquire in the future. We also may foster relationships with manufacturers or companies to offer these products directly on iVillage.com. Such a strategy involves numerous risks and uncertainties. Although our agreements with manufacturers typically contain provisions intended to limit our exposure to liability claims, these limitations may not prevent all potential claims. In addition, through Lamaze Publishing, we distribute publications and broadcast over the Newborn Channel information and instructions regarding childbirth and infant care. We may be exposed to liability claims in connection with the information we provide. Liability claims could require us to spend significant time and money in litigation and to pay significant damages. As a result, these claims, whether or not successful, could seriously damage our reputation and our business.

THERE IS INTENSE COMPETITION AMONG INTERNET-BASED BUSINESSES AND PUBLISHING COMPANIES FOCUSED ON WOMEN

     The number of Web sites competing for the attention and spending of members, users and advertisers has increased and we expect it to continue to increase. Our Web sites compete for members, users and advertisers with the following types of companies:

     o online services or Web sites targeted at women, such as Women.com
       Networks;

     o cable networks targeting women, such as Oxygen Media, Inc.

     o Web search and retrieval and other online service companies, commonly referred to as portals, such as Disney's Go network, Lycos, Inc. and Yahoo! Inc.;

     o e-commerce companies such as eToys, Inc. and its wholly-owned subsidiary, BabyCenter, Inc.; and

     o publishers and distributors of traditional media, such as television, radio and print.

     Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business, results of operations and financial condition.

     Lamaze Publishing's magazines directly compete with publishers of pre- and post-natal publications such as Gruner and Jahr, Primedia and Time Warner. These publishers have substantially greater marketing, research and financial resources than Lamaze Publishing. Increased competition may result in less advertising in Lamaze Publishing's magazines and a decline in Lamaze Publishing's advertising rates, which could adversely affect its business, results of operations and financial condition.

OUR UNCERTAIN SALES CYCLES COULD ADVERSELY AFFECT OUR BUSINESS

     The time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor, is often lengthy, typically ranging from six weeks for smaller agreements to nine months for larger agreements, and is subject to delays over which we have little or no control, including:

     o advertisers' and sponsors' budgetary constraints;

     o advertisers' and sponsors' internal acceptance reviews;

     o the success and continued internal support of advertisers' and sponsors' own development efforts; and

     o the possibility of cancellation or delay of projects by advertisers or sponsors.

     During the sales cycle, we may expend substantial funds and management resources and yet not obtain sponsorship or advertising revenues. Accordingly, our results of operations for a particular period may be adversely affected if sales to advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur.

AOL INVESTMENTS MAY RESULT IN CONFLICTS OF INTEREST FOR AOL THAT COULD BE ADVERSE TO IVILLAGE

     AOL has invested in Oxygen Media, an Internet and television company that is developing cable and interactive content for women and children. In addition, Oxygen Media has acquired from AOL the assets of electra.com, an online women's network, and Thrive Partners LLC, the operator of thriveonline.com, a health site. The relationship between AOL and Oxygen Media and AOL and other Internet companies may result in a conflict of interest for AOL, which may not be resolved in our favor. In addition, other principal investors in iVillage may have similar conflicts of interests by virtue of their other investments. Please see "Certain Transactions".

OUR BUSINESS IS DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER AND EDITOR-IN-CHIEF

     Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly, Candice Carpenter, Chief Executive Officer, and Nancy Evans, Editor-in-Chief. We have no employment agreements with either of these executives and we do not maintain "key person" life insurance for any of our personnel, other than Ms. Carpenter. The loss of the services of Mdmes. Carpenter or Evans, or other key employees, would likely have a significantly detrimental effect on our business.

COMPETITION FOR PERSONNEL IN THE INTERNET INDUSTRY IS INTENSE

     We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and we expect to continue to experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. In addition, there is significant competition for qualified employees in the Internet industry. As a result, we incurred increased salaries, benefits and recruiting expenses during 1998 and 1999. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. Please see "Business--Human Resources" and "Management" for detailed information on our key personnel.

WE ARE DEPENDENT ON CONTINUED GROWTH IN USE OF THE INTERNET

     Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow, particularly usage by women. A number of factors may inhibit Internet usage, including:

     o inadequate network infrastructure;

     o security concerns;

     o inconsistent quality of service;

     o lack of availability of cost-effective, high-speed service; and

     o consumers returning to traditional or alternative sources for information, shopping and services.

If Internet usage continues to grow significantly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages and delays frequently occur in the future, Internet usage, as well as the usage of our Web sites, could grow more slowly or decline.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To achieve our goals, we need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructures to adapt to these changes.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and taxation, content, copyrights, distribution, antitrust matters and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, obscenity, libel and personal privacy are applicable to the Internet or the application of laws and regulations from jurisdictions whose laws do not currently apply to our business. Any new laws or regulations relating to the Internet could adversely affect our business.

     In addition, it has been reported that the Labor Department has recently begun an investigation of the use of volunteers on Web sites. We utilize volunteers as Web site community leaders and there can be no assurance that new government regulations will not require us to cease using volunteers or, alternatively, treat them as employees.

     Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in New York, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOW DOWN AND OUR USERS DEPEND ON OTHERS FOR ACCESS TO OUR WEB SITES

     Substantially all of our communications hardware and some of our other computer hardware operations are located at Exodus Communications, Inc.'s facilities in Jersey City, New Jersey and Verio, Inc.'s and AT&T CERFnet's facilities in California. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Web sites. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

     Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. Our Web sites have in the past experienced slower response times or decreased traffic for a variety of reasons.

These occurrences have not had a material impact on our business. These types of occurrences in the future could cause users to perceive our Web sites as not functioning properly and therefore cause them to use another Web site or other methods to obtain information.

     In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

WE MAY NOT BE ABLE TO DELIVER VARIOUS SERVICES IF THIRD PARTIES FAIL TO PROVIDE RELIABLE SOFTWARE, SYSTEMS AND RELATED SERVICES TO US

     We are dependent on various third parties for software, systems and related services. For example, we rely on Doubleclick Inc.'s software for the placement of advertisements and WhoWhere? Inc. for personal home pages and e-mail. Several of the third parties which provide software and services to us have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

WE MAY BE LIABLE IF THIRD PARTIES MISAPPROPRIATE OUR USERS' PERSONAL INFORMATION

     If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

INTERNET SECURITY CONCERNS COULD HINDER E-COMMERCE

     The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

SATELLITE TRANSMISSIONS OVER THE NEWBORN CHANNEL MAY BE INTERRUPTED

     Through Lamaze Publishing, we operate the Newborn Channel, a satellite television network broadcast in over 800 hospitals in the United States. There is a risk that the satellite from which the transmission is sent may malfunction, interrupting Lamaze Publishing's broadcasts. In the event this occurs, there may be a period of time before Lamaze Publishing can transmit to and from another satellite. Any interruption in Lamaze Publishing's ability to transmit the Newborn Channel could have an adverse impact on its business. In addition, extreme adverse weather could damage receivers and transmitters on the ground, thereby hindering transmissions.

CONSUMER PROTECTION PRIVACY REGULATIONS COULD IMPAIR OUR ABILITY TO OBTAIN INFORMATION ABOUT OUR USERS

     Our network captures information regarding our members in order to tailor content to them and assist advertisers in targeting their advertising campaigns to particular demographic groups. However, privacy concerns may cause users to resist providing the personal data necessary to support this tailoring capability. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our network. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Internet users that the data may be used by marketing entities to direct product promotion and advertising to the user. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business, financial condition and results of operations could be materially harmed.

     Our network currently uses cookies to track demographic information and user preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but is generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If these laws are passed, our business, financial condition and results of operations could be materially harmed.

POSSIBLE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS

     We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any infringement or misappropriation could have a material adverse effect on our future financial results. In addition, we have from time to time become involved in intellectual property disputes with third parties which may not result in a favorable outcome for us.

WE COULD BE SUBJECT TO POSSIBLE INFRINGEMENT ACTIONS BASED UPON OUR USE OF DOMAIN NAMES, OUR CONTENT AND CONTENT LICENSED FROM OTHERS

     We have invested resources in acquiring domain names for existing and potential future use. We cannot guarantee that we will be entitled to use such names under applicable trademark and similar laws or that other desired domain names will be available. Furthermore, enforcing our intellectual property rights could entail significant expense and could prove difficult or impossible. In addition, third parties could assert claims of patent, trademark or copyright infringement or misappropriation of creative ideas or formats against us with respect to our use of domain names, our content, Web page formats, Web business methods or any third-party content carried by us. We expect that participants in our markets increasingly will be subject to infringement claims as the number of services and competitors in our industry segment grows. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies, ideas or formats, any of which could materially harm our business, financial condition or results of operations.

SEVERAL MEMBERS OF SENIOR MANAGEMENT HAVE ONLY RECENTLY JOINED IVILLAGE

     Several members of our senior management joined us in 1998 and 1999 and have not previously worked together. As a result, our senior managers are continuing to become integrated as a management team and may not work together effectively as a team to successfully manage our growth.

WE ARE INVOLVED IN LITIGATION WITH A FORMER EMPLOYEE WHICH MAY BE COSTLY AND DIVERT THE EFFORTS AND ATTENTION OF OUR MANAGEMENT

     On January 8, 1999, a complaint was filed in the Chancery Court for Williamson County, Tennessee by a former employee against us and three of our officers. The complaint was subsequently amended to withdraw all claims against two of those officers. The complaint alleges breach of an alleged employment agreement and fraudulent inducement to accept a job in New York and to move from Tennessee to New Jersey. In addition to unspecified damages, the complaint seeks an award of options to purchase 100,000 shares of common stock. In addition, there is pending a motion by the plaintiff for leave to add as new plaintiffs two former executives who allege that iVillage breached certain obligations to them and seek an award of an aggregate 560,000 stock options. In addition, on August 11, 1999, the plaintiff filed a complaint with the Equal Employment Opportunity Commission alleging gender discrimination. We believe that the claims and the proposed new claims are without merit and we are vigorously defending against these claims. This litigation, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to us could also cause our members or visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support.

     Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of our normal business activities or operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance".

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

     Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. In addition, our current stockholders hold a large amount of shares which they are able to sell in the public market. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY

     Our stock price has been and is likely to continue to be highly volatile and may fluctuate substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

IF OUR STOCK PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES.

     In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.

                           FORWARD-LOOKING STATEMENTS

     We have included in this filing some "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project", and similar words and phrases are intended to identify such forward-looking statements. Forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, including (i) the volatile and competitive nature of the Internet industry, (ii) changes in domestic and foreign economic and market conditions, (iii) the effect of federal, state and foreign regulation on our business, (iv) failure of iVillage, our vendors or other third parties to achieve Year 2000 compliance, (v) the impact of recent and future acquisitions on our business and financial condition,
(vi) intellectual property and other claims, (vii) the impact on iVillage of our branding strategy, (viii) failure to successfully implement and execute our e-commerce strategy, (ix) our ability to maintain our relationships with our customers and other factors discussed under "Risk Factors" and elsewhere in this prospectus. All forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS


     The net proceeds we will receive from the sale of the 2,700,000 shares of common stock offered by us are estimated to be $70.7 million at a public offering price of $28.00 per share and after deducting the underwriting discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that net proceeds will be $81.5 million. We expect to use a portion of the net proceeds from this offering to promote our brand and expand sales and marketing. The balance of the net proceeds will be used for working capital and general capital purposes including possible acquisitions. We may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. We are not currently a party to any contracts or letters of intent with respect to any acquisition. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities. Please see "Principal Stockholders".


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq National Market since
March 19, 1999 and trades under the symbol "IVIL". Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the Nasdaq National Market.


                                1999                                    HIGH       LOW
--------------------------------------------------------------------   -------    ------
First Quarter (from March 19, 1999).................................   $104.63    $70.75

Second Quarter......................................................   $113.75    $33.38

Third Quarter.......................................................   $ 62.75    $28.06

Fourth Quarter (through October 28, 1999)...........................   $ 34.50    $28.88



     On October 28, 1999, the closing sales price of our common stock was $29.56 per share. There were 226 holders of record as of October 26, 1999.


                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999:

     o on an actual basis;


     o on a pro forma basis to reflect the acquisition of Lamaze Publishing and the issuance of common stock in connection with the acquisition of Family Point; and


     o on a pro forma as adjusted basis to reflect the estimated net proceeds from the sale of 2,700,000 shares of common stock by us at a public offering price of $28.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. Please see "Use of Proceeds".


     You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                                                       JUNE 30, 1999
                                                                            -----------------------------------
                                                                                           PRO       PRO FORMA
                                                                             ACTUAL      FORMA      AS ADJUSTED
                                                                            --------    --------    -----------
                                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term liabilities....................................................   $     --    $     --     $      --
Stockholders' equity:
  Preferred stock, par value $.01; 5,000,000 shares authorized, no shares
     issued or outstanding, actual and pro forma.........................         --          --            --
  Common stock, par value $.01; 65,000,000 shares authorized, 24,324,218,
     26,685,308 and 29,385,308 shares issued and outstanding, actual, pro
     forma and pro forma as adjusted, respectively.......................        243         267           294
  Additional paid-in capital.............................................    302,430     422,292       493,007
  Accumulated deficit....................................................   (134,549)   (134,549)     (134,549)
  Stockholders' notes receivable.........................................    (14,681)    (14,681)      (14,681)
  Unearned compensation and deferred advertising.........................     (8,151)     (8,151)       (8,151)
                                                                            --------    --------     ---------
Total stockholders' equity...............................................    145,292     265,178       335,920
                                                                            --------    --------     ---------
Total capitalization.....................................................   $145,292    $265,178     $ 335,920
                                                                            --------    --------     ---------
                                                                            --------    --------     ---------

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 1999 was approximately $78.7 million, or approximately $2.95 per share of common stock. Pro forma "net tangible book value" per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding after giving effect to the acquisition of Lamaze Publishing and the issuance of common stock in connection with the acquisition of Family Point. After giving effect to the sale of the common stock offered by us at a public offering price of $28.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value, as adjusted, as of June 30, 1999 would have been approximately $149.5 million, or $5.09 per share of common stock. This represents an immediate increase in net tangible book value of $2.14 per share to our existing stockholders and an immediate dilution in net tangible book value of $22.91 per share to new investors of common stock in this offering.
The following table illustrates this per share dilution:



Public offering price........................................................................            $28.00
  Pro forma net tangible book value per share prior to this offering.........................   $2.95
  Increase per share attributable to this offering...........................................   $2.14
                                                                                                -----
Adjusted pro forma net tangible book value per share after this offering.....................              5.09
                                                                                                         ------
Dilution per share to new investors..........................................................            $22.91
                                                                                                         ------
                                                                                                         ------


------------------------------

(1) Assuming the exercise in full of the underwriters' over-allotment option, the adjusted pro forma net tangible book value of iVillage at June 30, 1999 would have been approximately $5.45 per share, representing an immediate increase in net tangible book value of $2.50 per share to iVillage's existing stockholders and an immediate dilution in net tangible book value of $22.55 per share to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements and other financial information included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from the audited consolidated financial statements of iVillage included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 1999 and 1998 and the consolidated balance sheet data as of June 30, 1999 are derived from our unaudited consolidated financial statements which are included in this prospectus. The consolidated balance sheet data as of December 31, 1996 and 1995 and the consolidated statement of operations data for the six month period for July 1, 1995 (inception) to December 31, 1995 are derived from our audited financial statements not included in this prospectus. The results of interim periods are not necessarily indicative of results for the full year. Moreover, the historical annual results presented here are not necessarily indicative of future results. iVillage acquired ParentsPlace.com, Inc. in December 1996, Health ResponseAbility Systems, Inc. in May 1997, the majority interest and remaining minority interest in iBaby in April 1998 and March 1999, respectively, Astrology.Net in February 1999 and Online Psych in June 1999. The financial data reflect the results of operations of these subsidiaries since their dates of acquisition. The following table excludes the acquisition of Family Point, Inc. as of August 31, 1999. For the year ended December 31, 1998, a portion of the net loss for iBaby, Inc. attributable to minority stockholders is included as a reduction to net loss.


                                                   JULY 1, 1995
                                                   (INCEPTION)                                                     SIX MONTHS
                                                       TO                 YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                                                   DECEMBER 31,      -------------------------------------   -------------------
                                                      1995         1996       1997       1998       1998       1998       1999
                                                   ------------   -------   --------   --------   --------   --------   --------
                                                                                                    PRO
                                                                                        ACTUAL    FORMA(1)               ACTUAL
                                                                                       --------   --------              --------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..........................................   $     --     $   732   $  6,019   $ 15,012   $27,293    $  4,838   $ 14,572
Cost of revenues..................................        508       3,468      5,530     12,403    18,250       5,437      9,112
                                                     --------     -------   --------   --------   --------   --------   --------
Gross margin......................................       (508)     (2,736)       489      2,609     9,043        (599)     5,460
                                                     --------     -------   --------   --------   --------   --------   --------
OPERATING EXPENSES:
Product development and technology................        121       1,053      2,076      2,118     2,118         986      3,038
Sales and marketing...............................        329       2,709      8,771     28,523    31,320      12,054     23,206
General and administrative........................        656       3,104      7,841     10,612    14,284       4,206      7,872
Depreciation and amortization.....................         17         109      2,886      5,683    37,603       2,658      7,519
                                                     --------     -------   --------   --------   --------   --------   --------
    Total operating expenses......................      1,123       6,975     21,574     46,936    85,325      19,904     41,635
                                                     --------     -------   --------   --------   --------   --------   --------
Loss from operations..............................     (1,631)     (9,711)   (21,085)   (44,327)  (76,282)    (20,503)   (36,175)
Interest (expense) income, net....................         (7)         28       (216)       591       588         237      1,513
Loss on sale of Web site(2).......................         --          --         --       (504)     (504)         --         --
Minority interest.................................         --          --         --        586        --          --         --
                                                     --------     -------   --------   --------   --------   --------   --------
Net loss..........................................     (1,638)     (9,683)   (21,301)   (43,654)  (76,198)    (20,266)   (34,662)
Preferred stock deemed dividend...................         --          --         --         --        --          --    (23,612)
                                                     --------     -------   --------   --------   --------   --------   --------
Net loss attributable to common stockholders......   $ (1,638)    $(9,683)  $(21,301)  $(43,654)  $(76,198)  $(20,266)  $(58,274)
                                                     --------     -------   --------   --------   --------   --------   --------
                                                     --------     -------   --------   --------   --------   --------   --------
  Basic and diluted net loss per share............   $  (1.51)    $ (8.90)  $ (13.65)  $ (21.11)             $  (3.28)  $  (3.98)
                                                     --------     -------   --------   --------              --------   --------
                                                     --------     -------   --------   --------              --------   --------
Weighted average shares of common stock
  outstanding used in computing basic and diluted
  net loss per share..............................      1,083       1,087      1,561      2,068                 6,179     14,656
                                                     --------     -------   --------   --------              --------   --------
                                                     --------     -------   --------   --------              --------   --------
Pro forma basic and diluted net loss per
  share(3)........................................                                     $  (2.59)  $ (3.51)              $  (2.77)
                                                                                       --------   --------              --------
                                                                                       --------   --------              --------
Shares of common stock used in computing pro forma
  basic and diluted net loss per share(3).........                                       16,854    21,738                 21,028
                                                                                       --------   --------              --------
                                                                                       --------   --------              --------


                                                   SIX MONTHS
                                                  ENDED JUNE 30
                                                      1999
                                                    --------
                                                      PRO
                                                    FORMA(1)
                                                    --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $ 21,336
Cost of revenues..................................    12,685
                                                    --------
Gross margin......................................     8,651
                                                    --------
OPERATING EXPENSES:
Product development and technology................     3,038
Sales and marketing...............................    24,570
General and administrative........................     9,489
Depreciation and amortization.....................    19,473
                                                    --------
    Total operating expenses......................    56,570
                                                    --------
Loss from operations..............................   (47,919)
Interest (expense) income, net....................     1,510
Loss on sale of Web site(2).......................        --
Minority interest.................................        --
                                                    --------
Net loss..........................................   (46,409)
Preferred stock deemed dividend...................   (23,612)
                                                    --------
Net loss attributable to common stockholders......  $(70,021)
                                                    --------
                                                    --------
  Basic and diluted net loss per share............

Weighted average shares of common stock
  outstanding used in computing basic and diluted
  net loss per share..............................

Pro forma basic and diluted net loss per
  share(3)........................................  $  (2.89)
                                                    --------
                                                    --------
Shares of common stock used in computing pro forma
  basic and diluted net loss per share(3).........    24,221
                                                    --------
                                                    --------


------------------------------
(1) Pro forma giving effect to the following transactions as if they occurred on January 1, 1998:
        o the acquisition of Lamaze Publishing;
        o the acquisition of Astrology.Net;
        o the purchase of the minority interest in iBaby; and
        o the acquisition of Online Psych.
(2) Please see note 5 to iVillage's consolidated financial statements.
(3) Please see note 2 to iVillage's consolidated financial statements.

                                                                                            DECEMBER 31,
                                                                                -------------------------------------    JUNE 30,
                                                                                1995      1996      1997       1998        1999
                                                                                -----    ------    -------    -------    --------
                                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................................................   $ 162    $2,102    $ 4,335    $30,825    $ 85,279
Working capital (deficit)....................................................    (715)    1,006      1,114     19,919      76,504
Total assets.................................................................     275     4,997     16,236     46,791     158,072
Long-term liabilities........................................................      --        --        139         --          --
Stockholders' equity (deficit)...............................................    (629)    3,259     10,522     32,022     145,292

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and notes to those statements and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.

                                    OVERVIEW

     The iVillage network, iVillage.com, provides an easy-to-use, comprehensive online network of sites tailored to the interests and needs of women using the Internet. iVillage.com consists of 14 content specific channels and a shopping area organized by subject matter. The channels cover leading topics of interest to women online, such as family, health, work, money, food, computers, relationships, shopping, travel, pets and astrology. We facilitate channel usage by providing common features and functionality within each channel, including experts, chats, message boards and services.

     Up to June 30, 1999, our revenues have been derived primarily from the sale of sponsorship and advertising contracts. Sponsorship and advertising revenues constituted 83% and 73% of total revenues for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

     Sponsorship revenues are derived principally from contracts ranging from one to three years. Sponsorships are designed to support broad marketing objectives, including brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. Sponsorship agreements typically include the delivery of impressions on our Web sites and the design and development of customized sites that enhance the promotional objectives of the sponsor. An impression is the viewing of promotional material on a Web page, which may include banner advertisements, links, buttons or other text or images. The portion of sponsorship revenues related to the delivery of impressions is recognized ratably in the period in which the advertisement is displayed provided that none of our significant obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. Accordingly, to the extent that minimum guaranteed impressions are not met, we defer recognition of the corresponding revenues until the guaranteed impressions are met. The portion of sponsorship revenues related to the up-front customized design work, as specified in the contract, is recognized in the period in which the design work is performed, typically within the first three months of the contract term.

     As part of our sponsorship deals, certain sponsors who also sell products provide us with a commission on sales of their products generated through our Web site. To date, these amounts have been immaterial.

     Advertising revenues are derived principally from short-term advertising contracts in which we typically guarantee a minimum number of impressions to be delivered to users over a specified period of time for a fixed fee. Advertising rates, measured on a cost per thousand impressions basis, or CPMs, are dependent on whether the impressions are for general rotation throughout our Web sites or for targeted audiences and properties within specific areas of iVillage.com.

     Sponsorship and advertising revenues also include barter revenues, which represent exchanges by us of advertising space on our Web sites for reciprocal advertising space or traffic on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements delivered, unless the fair value of the goods and services received is more objectively determinable, and are recognized when the advertisements are run on iVillage.com and its affiliated properties. Barter expenses are recognized at the value of advertisements received when our advertisements are run on the reciprocal Web sites or properties, which is typically in the same period as when the advertisements are run on iVillage.com. Barter expenses are included as part of sales and marketing expenses. We do not receive cash for the advertisements delivered, nor do we pay for the advertisements received. Typically, these barter transactions have no impact on our cash flows and results of operations. Barter transactions enable us to continue to build strong brand recognition as part of our overall business strategy without expending cash resources. Revenues from barter transactions represented approximately 20% and 12% of total revenues for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. We anticipate that barter revenues will continue to increase in the future although they will decrease as a percentage of total revenues. Please see "Business--Business Strategy".

     With the acquisition of Lamaze Publishing, we will generate additional revenues through advertising placements in its publications, videos, Newborn Channel satellite broadcasts and e-commerce opportunities. In addition, revenues are expected to be generated through a sampling and coupon program which offers advertisers the ability to distribute samples, coupons and promotional literature to new and expectant mothers.

     Commerce revenues are derived principally from sales through iBaby, iMaternity and Astrology.Net. Commerce revenues received from iBaby consist of the sale of baby-related products, including strollers, high chairs, bedding, toys and accessories. iBaby takes all orders for iBaby products, collects the payment and ships the items to the customer. The inventory and services agreement between iBaby and Kid's Warehouse, iVillage's former joint venture partner in iBaby, has terminated and iBaby has become responsible for all merchandising, inventory management and order fulfillment functions. In order to fulfill these functions, we recently signed a two year lease for approximately 40,000 square feet of warehouse space for iBaby at a facility located in San Diego, California. Our failure to assume effectively and in a timely manner the merchandising, inventory management and order fulfillment functions has and could result in the disruption of the operations of iBaby, including shipment delays.

     Commerce revenues received from iMaternity consist of the sale of maternity clothing and products through its Web site. All orders for iMaternity products are taken through its channel on the iBaby Web site, and iBaby collects the payment for product sales. The fulfillment of all product orders for iMaternity is handled by Dan Howard, Inc. Revenues from Astrology.Net consist of the sale of astrological charts and other related products to visitors to the Astrology.Net Web site. We recognize revenues from iBaby, iMaternity and Astrology.Net product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured.

     Recently, we received fees from the licensing of portions of our content in connection with the PlanetRx.com relationship.

                             RESULTS OF OPERATIONS

     The following table sets forth our results of operations expressed as a percentage of total revenues:

                                                                                                  SIX MONTHS
                                                                                                     ENDED
                                                                    YEAR ENDED DECEMBER 31,        JUNE 30,
                                                                    ------------------------     -------------
                                                                     1996      1997     1998     1998     1999
                                                                    ------     ----     ----     ----     ----
Revenues..........................................................     100 %    100 %    100 %    100 %    100 %
                                                                    ------     ----     ----     ----     ----
Cost of revenues..................................................     474       92       83      112       63
                                                                    ------     ----     ----     ----     ----
  Gross margin....................................................    (374)       8       17      (12)      37
                                                                    ------     ----     ----     ----     ----
Operating expenses:
  Product development and technology..............................     144       34       14       20       21
  Sales and marketing.............................................     370      146      190      249      159
  General and administrative......................................     424      130       71       87       54
  Depreciation and amortization...................................      15       48       38       55       52
                                                                    ------     ----     ----     ----     ----
     Total operating expenses.....................................     953      358      313      411      286
                                                                    ------     ----     ----     ----     ----
Loss from operations..............................................  (1,327)    (350)    (295)    (424)    (248)
                                                                    ------     ----     ----     ----     ----
                                                                    ------     ----     ----     ----     ----
Net loss..........................................................  (1,323)%   (354)%   (291)%   (419)%   (238)%
                                                                    ------     ----     ----     ----     ----
                                                                    ------     ----     ----     ----     ----

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 1998

REVENUES

     Revenues were $14.6 million for the six months ended June 30, 1999, which represented an increase of 201%, when compared with the corresponding period in 1998. The increase in revenues was primarily due to our ability to generate significantly higher sponsorship and advertising revenues during the 1999 period, as well as the development of our commerce strategy through our investments in iBaby and Astrology.Net. Sponsorship, advertising and other revenues were $10.7 million for the six months ended June 30, 1999, compared to $4.3 million for the corresponding period in 1998. The increase in sponsorship, advertising and other revenues was primarily due to an increase in the number of impressions sold and an increase in the number of sponsors advertising on our Web sites during the 1999 period. Sponsorship, advertising and other revenues accounted for approximately 73% of total revenues for the six months ended June 30, 1999. Commerce revenues accounted for $3.9 million, or 27% of total revenues, for the six months ended June 30, 1999, compared to $0.5 million, or 11% of total revenues, for the six-month period in 1998.

     Although no one advertiser accounted for greater than 10% of total revenues for the six months ended June 30, 1999, our five largest advertisers accounted for 22% of total revenues.

     Included in sponsorship and advertising revenues are barter transactions which accounted for approximately 12% of total revenues for the six months ended June 30, 1999, compared to 25% for the comparable period in 1998.

COST OF REVENUES

     The principal elements of cost of advertising, sponsorship and other revenues for our Internet operations are content costs, payroll and related expenses for the editorial staff, Web site design and production staff and the cost of communications and related expenses necessary to support our Web sites. Cost of commerce revenues consist primarily of the cost of products sold to customers and outbound and inbound shipping and handling costs. Cost of advertising, sponsorship and other revenues was $6.1 million, or 57% of advertising, sponsorship and other revenues, for the six months ended June 30, 1999. Cost of advertising, sponsorship and other revenues was $5.0 million, or 116% of advertising, sponsorship and other revenues, for the comparable period in the prior year. Cost of advertising, sponsorship and other revenues, as a percentage of these revenues, decreased during the six months ended June 30, 1999 due to the significant growth in advertising and sponsorship revenues over the prior period. Cost of commerce revenues was $3.0 million, or 78% of commerce revenues, for the six months ended June 30, 1999, compared to $0.4 million, or 85% of commerce revenues, for the corresponding period in 1998.

OPERATING EXPENSES

     PRODUCT DEVELOPMENT AND TECHNOLOGY. Product development and technology expenses consist primarily of salaries, payroll taxes and benefits and related expenditures for support, technology, software development and operations personnel. Product development and technology expenses for the six months ended June 30, 1999 was approximately $3.0 million, or 21% of total revenues. Product development and technology expenses was $1.0 million, or 20% of total revenues, for the corresponding period in 1998. The increase was primarily attributable to additional personnel costs related to creating and testing new channel concepts and tools to be used throughout our network of Web sites.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of costs related to distribution agreements, salaries, payroll taxes and benefits for sales and marketing personnel, commissions, advertising and other marketing-related expenses and distribution facility expenses related to the iBaby operations. Distribution expenses consist primarily of payroll and related expenses for personnel engaged in marketing, customer service and distribution activities as well as equipment and supplies. Sales and marketing expenses for the six months ended June 30, 1999 were approximately $23.2 million, or 159% of total revenues. Sales and marketing expenses were $12.1 million, or 249% of total revenues, for the comparable period in 1998. The dollar increase in sales and marketing expenses between the 1998 and 1999 periods was primarily attributable to our advertising campaign on the Internet and television in accordance with our agreement with NBC. Sales and marketing expenses as a percentage of revenues decreased between the 1998 and 1999 periods as a result of the growth in revenues.

     Included in sales and marketing are barter transactions which amounted to approximately 12% of total revenues during the six months ended June 30, 1999, compared to 25% of total revenues during the comparable period in 1998.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries, payroll taxes and benefits and related costs for general corporate overhead, including executive management, finance, facilities, and legal and other professional fees. General and administrative expenses for the six months ended June 30, 1999 were $7.9 million, or 54% of total revenues. For the comparable period in 1998, general and administrative expenses were $4.2 million, or 87% of total revenues. The increase in general and administrative expenses between the 1998 and 1999 periods was primarily due to an increase in salaries and benefits, recruiting costs and facilities expenses resulting from an increase in the number of personnel hired to support the growth of our business. General and administrative expenses decreased as a percentage of total revenues as a result of the growth in revenues in the six months ended June 30, 1999 compared to the comparable period in 1998.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for the six months ended June 30, 1999 were $7.5 million, or 52% of total revenues. For the comparable period in 1998, depreciation and amortization expenses were $2.7 million, or 55% of total revenues. The dollar increase between the 1998 and 1999 periods was primarily attributable to increased amortization expense resulting from our acquisitions of iBaby and Astrology.Net, as well as depreciation on a greater base of fixed assets owned by us during the 1999 period.

INTEREST INCOME, NET

     Interest income, net includes interest income from our cash balances and interest expenses related to our financing obligations. Interest income, net for the six months ended June 30, 1999 was $1.5 million, or 10% of total revenues. For the comparable period in 1998, interest income, net was $0.2 million, or 5% of total revenues. The increase between the 1998 and 1999 periods was primarily due to higher average net cash and cash equivalents balances resulting primarily from the cash received from our initial public offering of common stock in March 1999.

NET LOSS

     We recorded a net loss of $34.7 million, or $3.98 per share, for the six months ended June 30, 1999. The net loss per share for the six months ended June 30, 1999 includes a deemed dividend of $23.6 million incurred as a result of the difference between the purchase price of the series E convertible preferred stock sold to NBC during the first quarter of 1999, and the fair market value on the date of issuance. For the comparable period in 1998, the Company recorded a net loss of $20.3 million.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

REVENUES

     Revenues increased 149% to $15.0 million for the year ended December 31, 1998, from $6.0 million for the year ended December 31, 1997. The increase in revenues was primarily due to our ability to generate significantly higher sponsorship and advertising revenues, and the development of our commerce strategy through the investment in iBaby. Sponsorship, advertising and usage revenues increased $6.4 million primarily as a result of a higher number of impressions sold and additional sponsors advertising on our Web sites. Commerce revenues accounted for $2.6 million in 1998, with no revenues in 1997. During 1998, we expanded our sales force and the number of impressions available on our Web sites increased as additional channels were launched and additional content was produced. Sponsorship and advertising revenues accounted for approximately 80% and 93% of revenues for the years ended December 31, 1998 and 1997, respectively. Commerce revenues accounted for approximately 17% of revenues for the year ended December 31, 1998, with no such revenues for the comparable period in 1997.

     Although no one advertiser accounted for greater than 10% of total revenues for the year ended December 31, 1998, our five largest advertisers accounted for 17% of total revenues for the year. At December 31, 1998, one advertiser accounted for 11% of net accounts receivable due to a significant invoice billed close to year-end. Although our five largest sponsorship and advertising customers accounted for 26% of total revenues for the year ended December 31, 1997, no one advertiser accounted for greater than 10% of total revenues. At December 31, 1997, one customer accounted for approximately 31% of the net accounts receivable balance due to a significant invoice billed close to year-end. A large portion of the invoice was recorded as deferred revenue and recognized as revenue in 1998, when the services were provided. Included in sponsorship and advertising revenues are barter transactions which accounted for approximately 20% and 10% of total revenues for the years ended December 31, 1998 and 1997, respectively. Barter revenues increased as a percentage of revenues because of the development of barter as a viable vehicle for online advertising in the industry.

COST OF REVENUES

     Cost of advertising, sponsorship and other revenues were $10.2 million and $5.5 million, or 82% and 92% of advertising, sponsorship and other revenues, for the years ended December 31, 1998 and 1997, respectively. Cost of advertising, sponsorship and other revenues, as a percentage of these revenues, decreased during the year ended December 31, 1998 when compared to the year ended
December 31, 1997 due to the significant growth in advertising and sponsorship revenues over the prior period. Cost of commerce revenues were $2.2 million or 85% of commerce revenues, for the year ended December 31, 1998. There were no cost of commerce revenues for the year ended December 31, 1997. Cost of commerce revenues, as a percentage of these revenues, increased during the year ended December 31, 1998 when compared to the year ended December 31, 1997 due to our joint venture with iBaby in 1998.

OPERATING EXPENSES

     PRODUCT DEVELOPMENT AND TECHNOLOGY. Product development and technology expenses for the years ended

December 31, 1998 and 1997, were approximately $2.1 million, or 14% of total revenues, and $2.1 million, or 34% of total revenues, respectively. The decrease in product development and technology cost, as a percentage of total revenues, is due to the significant growth in total revenues for the year ended
December 31, 1998 as compared to the year ended December 31, 1997.

     SALES AND MARKETING. Sales and marketing expenses increased to $28.5 million, or 190% of revenues, for the year ended December 31, 1998, from $8.8 million, or 146% of revenues, for the year ended December 31, 1997. The dollar increase in sales and marketing expenses was primarily due to expanded distribution agreements which increased by about $6.3 million, increases in advertising expenses related to our branding campaign of $5.4 million on the Internet, television and in print and higher advertising and sales personnel expenses of about $3.0 million. We invested heavily in distribution arrangements during the year ended December 31, 1998. These distribution agreements, with major Web search and retrieval and other online service companies, generally range from one to two years and include the placement of promotional features or textual links to our sites. Sales and marketing expenses as a percentage of revenues increased due to our branding campaign, increased distribution agreements and additional personnel in our sales department. Included in sales and marketing expenses are barter transactions, which accounted for approximately 10% and 7% of sales and marketing expenses for the years ended December 31, 1998 and 1997, respectively.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $10.6 million, or 71% of revenues, for the year ended December 31, 1998, from $7.8 million, or 130% of revenues, for the year ended December 31, 1997. The increase in general and administrative expenses was primarily due to an increase in salaries and benefits, recruiting costs and facilities expenses resulting from an increase in the number of personnel hired during the year to support the growth of our business. General and administrative expenses decreased as a percentage of total revenues because of the growth in revenues relative to the growth in our general and administrative expenses. This is due to the development of our infrastructure in 1997 which was necessary for future growth of revenues. We expect that we will incur additional general and administrative expenses as we continue to hire personnel and incurs expenses related to the growth of the business and our operations as a public company.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $5.7 million, or 38% of revenues, for the year ended December 31, 1998 from $2.9 million, or 48% of revenues, for the year ended December 31, 1997. The dollar increase was primarily attributable to increased depreciation of $1.2 million resulting from purchases of fixed assets of approximately $6.3 million and increased amortization expense of $1.6 million due to the Health ResponseAbility Systems acquisition in May 1997.

INTEREST (EXPENSE) INCOME, NET

     Interest (expense) income, net includes interest income from our cash balances and interest expense related to our financing obligations, including non-cash expenses related to the issuance of warrants associated with a bridge financing in 1997. Interest (expense) income, net improved to an income of $0.6 million for the year ended December 31, 1998, from an expense of $0.2 million for the year ended December 31, 1997. This increase was primarily due to a higher average net cash and cash equivalents balance from the issuance of preferred and common stock during 1998.

MINORITY INTEREST

     Minority interest represents the portion of the net loss of iBaby attributable to minority stockholders. On March 25, 1999, we completed our purchase of all of the outstanding shares of iBaby held by the minority stockholders of iBaby.

INCOME TAXES

     As of December 31, 1998, we had approximately $69.9 million of net operating loss carryforwards for federal tax reporting purposes available to offset future taxable income. Our federal net operating loss carryforwards expire beginning in 2010. Certain future changes in the share ownership of iVillage, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of our earnings history.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

REVENUES

     Revenues were $6.0 million and $0.7 million for the years ended
December 31, 1997 and 1996, respectively. The increase was driven by the growth in sponsorship and advertising revenues, which was the result of more advertisers and a higher number of impressions sold. Sponsorship and advertising revenues accounted for 93% and 74% of revenues for the years ended December 31, 1997 and 1996, respectively. Included in advertising and sponsorship revenues were barter transactions, which accounted for approximately 10% and 1% of revenues for the years ended December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, one customer accounted for 31% and four customers each represented greater than 10% of the net accounts receivable balance, respectively. At December 31, 1997, our five largest sponsorship and advertising customers accounted for 26% of total revenues, but no one customer accounted for greater than 10% of total revenues. For the years ended December 31, 1997 and 1996, we derived revenues from usage fees paid by AOL based on visitation to iVillage.com on the AOL service. Usage fees were $0.4 million and $0.2 million for the years ended December 31, 1997 and 1996, respectively. During the year ended December 31, 1997, we entered into a new agreement with AOL that eliminated usage fees.

COST OF REVENUES

     Cost of advertising, sponsorship and other revenues were $5.5 million and $3.5 million, or 92% and 474% of advertising, sponsorship and other revenues, for the years ended December 31, 1997 and 1996, respectively. Cost of advertising, sponsorship and other revenues as a percentage of these revenues, decreased during the year ended December 31, 1997 when compared to the year ended December 31, 1996 due to the significant growth in advertising and sponsorship revenues over the prior period. There were no cost of commerce revenues for years ended December 31, 1997 and 1996.

OPERATING EXPENSES

     PRODUCT DEVELOPMENT AND TECHNOLOGY. Product development and technology expenses for the years ended December 31, 1997 and 1996, were approximately $2.1 million, or 34% of total revenues, and $1.1 million, or 144% of total revenues, respectively. The increase was primarily attributable to additional personnel costs related to creating and testing new channel concepts and tools to be used throughout our network of Web sites.

     SALES AND MARKETING. Sales and marketing expenses were $8.8 million, or 146% of revenues, and $2.7 million, or 370% of revenues, for the years ended December 31, 1997 and 1996, respectively. The increase in sales and marketing expenses was primarily due to expanded online banner and distribution arrangements and the addition of a direct sales force, which we began building in the second half of 1996. Included in sales and marketing are barter transactions, which accounted for approximately 7% of sales and marketing in the year ended December 31, 1997. Sales and marketing expenses as a percentage of revenues decreased because of the growth in revenues.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses were $7.8 million, or 130% of revenues, and $3.1 million, or 424% of revenues, for the years ended December 31, 1997 and 1996, respectively. The increase in general and administrative expenses was primarily due to increases in the number of general and administrative personnel and professional services and facility expenses to support the growth of our operations. General and administrative expenses as a percentage of revenues decreased because of the growth in revenues.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $2.9 million, or 48% of revenues, for the year ended December 31, 1997 from $0.1 million, or 15% of revenues, for the year ended December 31, 1996. The dollar increase was primarily attributable to purchases of fixed assets of approximately $4 million and acquisitions of Web sites for approximately $2.9 million during the year ended December 31, 1997.

INTEREST (EXPENSE) INCOME, NET

     Interest (expense) income, net was approximately $216,000 expense and $28,000 income for the years ended December 31, 1997 and 1996, respectively. The increase in interest (expense) income, net for the year ended December 31, 1997 was primarily due to warrants issued in connection with the receipt of bridge financing resulting in an interest charge of approximately $334,000.

                                 RECENT EVENTS

     ARMCHAIR MILLIONAIRE. We recently entered into an option agreement with Investorama.com Inc. to sell the assets associated with Armchair Millionaire, a site located on our Money channel. Investorama has 30 days after the agreement is signed to exercise the option. If Investorama exercises the option, iVillage will, among other things, be entitled to a percentage of the advertising revenues from Armchair Millionaire for two years, not to exceed $550,000 and will receive $1.0 million in advertising revenues over a 12-month period, subject to guaranteed impressions.

     PLANETRX.COM. On September 3, 1999, iVillage and PlanetRx.com, Inc., a full service online pharmacy, entered into a three-year sponsorship agreement under which PlanetRx.com will pay us $15.0 million to be, for the term of the agreement, the exclusive online retail drugstore promoted on the iVillage network. iVillage and PlanetRx.com have also entered into a two and a half year content license agreement under which PlanetRx.com has paid us $7.5 million for the use of selected information and tools on the iVillage network. In addition, we have made a $7.5 million equity investment in PlanetRx.com.


     FAMILY POINT. In accordance with a merger agreement dated as of August 31, 1999, we acquired Family Point, the operator of a leading online meeting place for families, friends and groups. The aggregate purchase price paid to acquire Family Point was approximately $28.0 million and consisted of $4.5 million cash and approximately 612,000 shares of our common stock valued under the purchase method of accounting. The difference between the purchase price and the fair value of the acquired net assets of Family Point will be recorded as goodwill and amortized over the period of expected benefit which is estimated at three years.


     LAMAZE PUBLISHING. On August 20, 1999, we acquired all of the outstanding stock of Lamaze Publishing, a multimedia provider of education information to expectant and new mothers. The total purchase price consisted of approximately 1,750,000 shares of our common stock and approximately $5 million to repay debt. The difference between the purchase price of $102.3 million as calculated according to generally accepted accounting principles and the fair value of the acquired net assets of Lamaze Publishing will be recorded as goodwill and amortized over the period of expected benefit which is estimated at ten years.

     ONLINE PSYCH. On June 30, 1999, we acquired Online Psychological Services, Inc. and Code Stone Technologies, Inc. As a result of the acquisitions, Online Psych and Code Stone became our wholly-owned subsidiaries. Online Psych operates a Web site focusing on mental health issues while Code Stone provides much of the interactive technology used on Online Psych's Web site.

     The aggregate purchase price paid to acquire Online Psych and Code Stone consisted of $1.5 million cash and approximately 577,000 shares of our common stock valued at approximately $28.5 million under the purchase method of accounting. The difference between the purchase price and the fair value of the acquired net assets of Online Psych and Code Stone has been recorded as goodwill and is being amortized over the period of expected benefit which is estimated to be three years.

QUARTERLY RESULTS OF OPERATIONS

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. These factors include:

     o our ability to attract and retain users and members;

     o our ability to attract and retain advertisers and sponsors and maintain advertiser and sponsor satisfaction;

     o our ability to attract and retain customers and maintain customer satisfaction for our existing and future e-commerce businesses;

     o new sites, services or products introduced by us or our competitors;

     o the timing and uncertainty of sales cycles;

     o the level of Web and online services usage;

     o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

     o traffic levels on our Web sites;

     o our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

     o technical difficulties or system downtime affecting the Internet generally or the operation of our Web sites;

     o the dilutive effect of acquisitions; and

     o economic conditions specific to the Internet as well as general economic conditions.

     As a result, our operating results for any particular quarter may not be indicative of future operating results.

     The following table sets forth unaudited quarterly consolidated statement of operations data for the third and fourth quarters of 1997, each of the four quarters in 1998 and for the first and second quarters of 1999. In the opinion of management, this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited consolidated quarterly results. The quarterly data should be read in conjunction with our audited consolidated financial statements and unaudited financial statements for the six months ended June 30, 1999 and the notes to those statements appearing elsewhere in this prospectus.

                                                                       THREE MONTHS ENDED
                               --------------------------------------------------------------------------------------------------
                               SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,
                                  1997           1997         1998       1998       1998           1998         1999       1999
                               -------------  ------------  ---------  --------  -------------  ------------  ---------  --------
Revenues......................    $ 1,518       $  2,357     $ 2,200   $  2,638    $   4,288      $  5,886    $   6,464  $  8,108
Cost of revenues..............      1,379          1,749       2,175      3,262        3,368         3,598        4,902     4,210
                                  -------       --------     -------   --------    ---------      --------    ---------  --------
Gross margin..................        139            608          25       (624)         920         2,288        1,562     3,898
Product development and
  technology..................        526            700         482        504          617           515        1,685     1,353
Sales and marketing...........      1,935          3,372       4,870      7,184        7,877         8,592       10,888    12,318
General and administrative....      1,967          2,662       2,004      2,202        3,606         2,800        4,025     3,847
Depreciation and
  amortization .                    1,034            655       1,261      1,397        1,386         1,639        2,854     4,665
                                  -------       --------     -------   --------    ---------      --------    ---------  --------
Total operating expenses......      5,462          7,389       8,617     11,287       13,486        13,546       19,452    22,183
                                  -------       --------     -------   --------    ---------      --------    ---------  --------
Loss from operations..........    $(5,323)      $ (6,781)    $(8,592)  $(11,911)   $ (12,566)     $(11,258)   $ (17,890) $(18,285)
                                  -------       --------     -------   --------    ---------      --------    ---------  --------
                                  -------       --------     -------   --------    ---------      --------    ---------  --------

                        LIQUIDITY AND CAPITAL RESOURCES

     Until our initial public offering in March 1999, which raised net proceeds of $91.4 million, we financed our operations primarily through the private placement of our convertible preferred stock. As of June 30, 1999, we had approximately $85.3 million in cash and cash equivalents.

     Net cash used in operating activities increased to $26.2 million for the six months ended June 30, 1999 from $17.0 million for the six months ended
June 30, 1998. The increase in net cash used in operating activities resulted primarily from increased net losses and the payment of accrued liabilities. The increased net loss was primarily due to the continued investment in establishing the iVillage brand on the Internet through further investment in content and technology. Net cash used in operating activities amounted to $32.3 million for the year ended December 31, 1998, $15.3 million for the year ended December 31, 1997 and $8.7 million for 1996. The increase in net cash used resulted primarily from increasing net losses, offset by the timing of payable settlements and increased depreciation and amortization expense.

     Net cash used in investing activities was $12.5 million in the six months ended June 30, 1999. This compares to net cash used in investing activities of $2.7 million for the six months ended June 30, 1998. The increase in net cash used in investing activities resulted primarily from the acquisitions of iBaby and Astrology.Net in the first quarter of 1999 and the acquisitions of Online Psychological Services, Inc and Code Stone Technologies, Inc. during the second quarter of 1999. Net cash used in investing activities decreased to $5.8 million for the year ended December 31, 1998 from $6.9 million for the year ended December 31, 1997 and $0.7 million for 1996, resulting primarily from increased purchases of property and equipment and the $2.6 million cash portion of the acquisition of our health channel in 1997.

     Net cash provided by financing activities amounted to $93.2 million for the six months ended June 30, 1999, compared to $32.8 million for the six months ended June 30, 1998. The increase was primarily due to the receipt of $91.4 million of net proceeds from the Company's initial public offering in March 1999. Net cash provided by financing activities increased to $64.5 million for the year ended December 31, 1998 from $24.4 million for 1997 and $11.3 million for 1996. The increase in 1998 was primarily due to $65.3 million of net cash proceeds from the sale of shares of our series E convertible preferred stock, series D convertible preferred stock and common stock as compared to the $24.8 million of net cash proceeds from the sale of shares of our series C convertible preferred stock in 1997, inclusive of convertible notes. In 1996, we received net cash proceeds of $11.3 million from the sale of shares of our series B and B-1 convertible preferred stock, inclusive of convertible notes.

     Subsequent to June 30, 1999, we have used approximately $8.5 million in cash on the Lamaze Publishing and Family Point acquisitions, excluding acquisition costs. On August 2, 1999, we announced a $28.5 million marketing campaign which commenced in the third quarter of 1999 and will run through the first quarter of 2000. In addition, on September 3, 1999, we paid $7.5 million to PlanetRx.com for 37,103 shares of series D preferred stock of PlanetRx.com. However, we separately received $7.5 million from PlanetRx.com in a content license agreement and have entered into a $15.0 million sponsorship agreement with them. We recently signed a two year lease for approximately

40,000 sq. ft. of warehouse space for iBaby at a facility located in San Diego, California.

     Our capital requirements depend on numerous factors, including:

     o market acceptance of our services;

     o the amount of resources we devote to investments in the iVillage.com network, including acquisition of other entities;

     o the resources we devote to marketing; and

     o the resources we devote to selling our services and brand promotions.

     We have experienced a substantial increase in our expenditures since our inception. The increase in expenditures is consistent with the growth in our operations and staffing. We anticipate we will continue to evaluate possible investments in businesses, products and technologies, and continue to expand our sales and marketing programs and conduct more aggressive brand promotions, any of which could reduce our liquidity.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. This standard did not have a significant effect on our capitalization policy.

     In April 1998, AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this standard did not have a significant impact on our results of operations, financial position or cash flows.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for our fiscal quarters beginning fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on our results of operations, financial position or cash flows upon the adoption of this standard.

                              YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS

     We are engaged in an ongoing assessment of the Year 2000 readiness of our operating, financial and administrative systems, including the hardware and software that support our systems. Our assessment plan consists of:

     o quality assurance testing of our internally developed proprietary software;

     o contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our services to our users;

     o contacting vendors of third-party systems;

     o assessing repair and replacement requirements;

     o implementing repair or replacement;

     o implementation; and

     o if deemed necessary or appropriate, creating contingency plans in the event of Year 2000 failures.

     We have engaged Keane, Inc., a consulting firm with Year 2000 experience, to assist us with our Year 2000 compliance program.

     Our Year 2000 task force has conducted an inventory of and developed testing procedures for all software and other systems that we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort has been to ensure that these third-party systems are Year 2000 compliant. We have confirmed this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems.

COSTS

     Through August 31, 1999, we have spent approximately $250,000 on Year 2000 compliance issues but expect to incur an additional $50,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

RISKS

     We are not currently aware of any Year 2000 compliance problems relating to our systems that would have a material adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix such problems. There can be no assurance that we will not discover Year 2000 compliance problems in our systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     We are heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to us could cause our members and visitors to consider seeking alternate providers or cause an unmanageable burden on its technical support, which in turn could materially and adversely affect our business, financial condition and results of operations.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our Web sites which could have a material adverse effect on our business, results of operations and financial condition.

CONTINGENCY PLAN

     As discussed above, we are engaged in an ongoing Year 2000 assessment and have not yet developed any contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

     iVillage Inc., The Women's Network, is a leading online destination targeted at women and one of the most demographically focused communities on the Internet. iVillage.com is an easy-to-use, comprehensive network of Web sites tailored to the interests and needs of women aged 25 through 54. As an online media company, we provide advertisers and merchants with targeted access to women using the Internet.


     iVillage was the 16th largest news, information and entertainment Web site on the Internet in the United States in September 1999 according to Media Metrix. In addition, the iVillage network had a reach of 6.8% and was the 31st most visited Internet property according to Media Metrix in September 1999. Our page views have grown to a monthly average of 102 million for the quarter ended June 30, 1999, and we estimate our unique visitors have grown to 6.4 million for the month of September 1999.


     Our network of sites consists of 14 content specific channels and a shopping area. The channels cover the topics of deepest interest to women, such as family, health, work, money, food, computers, relationships, shopping, travel, pets and astrology. We facilitate network use across channels by providing common features, positioning and functionality within each channel and across the network, resulting in a consistent and strongly branded environment.

     As of August 31, 1999, our membership and our core audience was approximately 81% female. We believe this strong community has contributed to increased user loyalty and time spent on iVillage.com. In September 1999, visitors spent an average 179% more time per day on the iVillage network than on the next leading women's network based on reach, according to Media Metrix.

                              INDUSTRY BACKGROUND

GROWTH OF THE INTERNET AND ONLINE COMMERCE

     The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically and providing advertisers and businesses with an attractive means of marketing and selling their products and services. International Data Corporation estimates the number of users accessing the Web will increase from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2003. According to International Data Corporation, the amount of commerce conducted over the Web will top $1 trillion by 2003. Forrester Research, a research firm that analyzes the future of technological change and its impact, estimates that the amount spent on online advertising in the United States is expected to increase from approximately $2.8 billion in 1999 to approximately $22.2 billion by 2004. The Internet enables features and functions that are unavailable in traditional media, permitting online retailers to interact effectively with customers and advertisers to target specific demographic groups by capturing valuable data on customer tastes, preferences and shopping and buying patterns.

WOMEN'S INCREASING USE OF THE INTERNET AND THEIR IMPORTANCE IN THE ECONOMY

     Women represent an attractive demographic group for advertisers and businesses. According to Jupiter Communications, a new media research firm that specializes in online research and analysis, 48% of the Internet audience was female as of January 1999. This trend is important to advertisers because women are estimated to have disproportionate control or influence over consumer spending in the United States. For example, according to a November 1997 Advertising Age article, women controlled or influenced 80% of all purchase decisions, 80% of new vehicle purchases, 66% of home computers, 46% of men's wear and 70% of appliance choices. We believe that women are increasing their use of the Internet for commercial purposes. Although women are underrepresented in the online spending category, accounting for only 30% of online sales in 1998, according to Jupiter Communications, this gap is expected to narrow over the next several years and grow to approximately 48% by 2002.

     Spending on advertising targeted to women is generally considered to represent the largest single category of advertising in the United States. Also, we believe that women online spend fewer hours watching television or reading print media than they did prior to using the Internet in comparison to their male counterparts. Thus, as women move online, advertisers will likely follow suit.

NEED FOR A NETWORK DIRECTED TO WOMEN

     For advertisers to effectively reach women online, they need to address the fact that women use the Internet differently than men. We believe that women want an environment built to meet their needs for problem-solving, time-efficiency, integration of information, peer advice and simple navigation. According to an International Data Corporation article, women appear to spend less time "surfing" the Internet than men. We believe women spend more of their online time at a single destination. In addition, the varied social roles of women, which include, among other things, primary child care provider, wage earner, consumer and investor, create stress and underscore the need for efficient problem-solving mechanisms. For example, a working mother might find herself at midnight applying for a mortgage, trading stocks or researching a disease on the Internet, a time when traditional service providers cannot be reached. The Internet provides a powerful communications vehicle where a woman can find answers and seek advice from women with relevant life experiences at any time of the day and from work or home.

     We believe that the major Web search and retrieval services are generally designed for all major demographic audiences, and, therefore, have historically not created an environment focused on the specific programming needs and buying habits of women. Consequently, we believe that women online and advertisers and merchants seeking to reach concentrations of women online are underserved. It has been reported that as the Web audience has become more educated about the Internet, they will go directly to specific sites that meet their needs. This trend toward more focused sites is more appealing to advertisers because they can target a specific demographic.

THE PARENTING MARKET

     With the acquisition of Lamaze Publishing, we will bring the benefits of our communities and interactivity to new families and the advertisers who want to reach them.

     The birth of a child signals not only a lifestyle transition for new parents, but also a major change in spending patterns and brand preferences. The Juvenile Products Manufacturers Association and U.S. Department of Commerce estimate expenditures for juvenile furniture and nursery accessories, baby food, baby care items and infant apparel at $19.5 billion per year.

     Young families making purchase decisions in all these areas typically lack both preconceived brand preferences and product knowledge, and at the same time, are anxious to learn about childbirth, infant care and the many important health issues that confront them. Lamaze Publishing publications and the Newborn Channel strive to fulfill these critical educational roles for both advertisers and new parents.

     Childbirth educators, maternity nurses and hospitals can use Lamaze Publishing products and the Newborn Channel as teaching tools, and parents often view them as credible, trusted sources of information. Advertisers can benefit by reaching parents prior to and immediately after the birth of a child when many purchase decisions are being made and brand preferences are being formed that will last for years.

THE HEALTH MARKET

     In addition to being a leader in the women's and parenting categories, our health channel, allHealth, is one of the leading health destinations online. Healthcare represents the largest single component of the United States economy. According to the Health Care Finance Administration, healthcare was projected to represent 13.9% of the U.S. Gross Domestic Product for an estimated total expenditure of $1.2 trillion in 1999. Consumers are increasingly using the Internet to make better informed healthcare decisions, including researching health conditions, available treatments, and drug and product information. Industry sources report that one-third of all Web users in the United States use the Internet

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to locate healthcare information, half of whom are searching for information on a specific disease or health condition. It is estimated that the number of adults in the United States searching online for health and medical information will grow from approximately 17 million for the twelve months ended June 1998 to over 33 million by 2000. It is further reported that approximately 50% of consumers who access healthcare information on the Internet make offline purchases.

                             THE IVILLAGE SOLUTION

     iVillage.com is a leading online destination targeted at women and one of the most demographically focused communities on the Internet. We focus on the needs of women online and have created an environment that solves everyday problems quickly in those areas of life most important to women, including family, parenting, work, money and health. The user's experience on iVillage.com centers on solving these problems in one destination through targeted community, access to experts, useful interactive tools and commerce opportunities.

     We believe our success to date can be attributed to the following factors:

FOCUS ON HIGHLY TARGETED DEMOGRAPHIC GROUP

     iVillage.com is primarily tailored to the interests and needs of women online between the ages of 25 and 54. We believe that these women want:

     o powerful, quick and easily accessible problem-solving content;

     o emotional support, a sense of identification and access to sympathetic listeners; and

     o a consistent navigation and programming experience.

     We believe that our network creates the experience women are seeking and distinguishes iVillage.com from AOL, other women's networks and other online services. iVillage.com offers a series of integrated tools, community resources, experts and information databases to help women solve their everyday problems quickly and effectively. For example, a woman who learns that she has a disease can quickly:

     o access other members who have lived through this experience and can provide both guidance and emotional relief;

     o access Healthwise Knowledgebase, a medical database to research the topic;

     o ask a health expert questions regarding the topic; and

     o select and purchase books on the topic.

     iVillage.com provides a place where women can find support from like-minded women and the comfort of knowing that other women have shared similar experiences and have come through them successfully. iVillage.com also offers daily polls, message boards and chat that provide women with an immediate sense of belonging and connection.

     iVillage.com offers a consistent navigation and programming experience across all channels and functions. Each channel is organized in a consistent manner around tools, experts, resources and community. As of August 31, 1999, iVillage.com's home page on both the Internet and AOL provided users with links each week to over 80 experts, 1,000 chats and 1,700 message boards.

ACTIVE MEMBERSHIP AND COMMUNITY PARTICIPATION

     We encourage active participation in our community and offer a number of programs to increase levels of participation. Believing that members form iVillage.com's core audience and are our most valuable customers, we created a membership services group in January 1998. We have built an organization of over 1,600 community leaders who volunteer a significant amount of time hosting message boards and chats and contributing to iVillage.com's proprietary content and innovative bottoms-up programming. As of August 31, 1999, we were contacting our members through approximately 10.7 million weekly newsletters.

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POSITIVE ENVIRONMENT FOR ADVERTISING AND COMMERCE

     We believe that iVillage.com appeals to advertisers and consumers because it combines the following attributes:

     o a large, growing user base with a highly attractive demographic profile;

     o a high degree of member involvement within the network, through polls, message boards, chats, community chats and personalized interactive services, allowing our advertisers to reach women when they are actively seeking communication and focused on a goal;

     o an interactive sponsorship model that integrates advertising and commerce into the content of Web pages; and

     o a single consistent brand.

     In addition, we currently estimate that Lamaze Publishing reaches more than 75% of all women giving birth in the United States through its magazines, videos and the Newborn Channel, its satellite television network broadcasting in over 800 hospitals in the United States. We believe our CPMs are significantly above the industry average and the average for other women's Web sites. iVillage.com also offers a scalable business platform from which we can generate multiple revenue streams, including:

     o banner advertising;

     o sponsorship;

     o production;

     o e-commerce;

     o content licensing and syndication;

     o satellite television through the Newborn Channel;

     o print media;

     o direct mail;

     o video production; and

     o sampling.

                               BUSINESS STRATEGY

     Our objective is to be the premier online destination targeted at women. We have pursued acquisitions which, among other things, give us new vehicles to reach and capture our target audience, provide new solutions for advertisers and add to our ability to grow our overall business. Key elements of our strategy are as follows:

BUILD STRONG BRAND RECOGNITION

     We believe that building brand recognition of iVillage.com is critical to attracting and expanding our global Internet user base. Our market leadership position has been driven by partnership and distribution agreements with other leading Internet-based companies. We also use barter transactions as a significant component of our online marketing efforts. We expect barter transactions to continue to be an important part of our business strategy. We believe aggressive brand-building will become increasingly important to sustain our leadership position and have begun to allocate some of our branding expenditures toward offline branding on television and radio, through direct media spending and through strategic alliances with traditional media partners.

     On August 2, 1999, we announced a $28.5 million marketing campaign intended to establish iVillage.com as the brand leader and strengthen our competitive position. The marketing campaign, consisting primarily of broadcast and print advertisements, started in the third quarter of 1999 and will run through the first quarter of 2000. We believe that we can build offline brand awareness and attract traffic by leveraging the reach of traditional media partners. For example, in November 1998, we entered into a contract with NBC pursuant to which NBC will promote iVillage.com during prime time programs as well as through its Web sites.

     We also plan to build brand recognition and develop new commerce opportunities through the marketing and packaging of our content. For example, we licensed portions of our online content to Planet Rx.com. In addition, we currently run a syndicated column with Copley News Services based upon our content and have published three books under the Parent Soup brand and are contemplating publishing additional books on a variety of topics in order to reach offline audiences.

     Lamaze Publishing also presents attractive opportunities for advertisers to have access to the majority of U.S. parents and prospective parents through one single source.

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

AGGRESSIVELY GROW MEMBERSHIP

     We intend to grow our membership base and increase member usage through member promotions, interactive services, community building and relationships with national women's organizations. We also plan to offer additional members-only services, including multi-player games, and to transition portions of its programming to member-only areas. Once the user has visited iVillage.com, our mission is to convert that user to a member.

ENHANCE AND EXPAND THE NETWORK

     We intend to expand the network by developing additional channels and expand the content of our existing channels. In addition, we intend to develop these additional channels with sponsors and media partners in order to maintain low development costs while creating high utility for users. Our recent acquisitions of Online Psych, Lamaze Publishing and Family Point allow us to expand our network through a strong brand, expert content, and audio and video content which increases our online content to women.

PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

     We plan to continue to bolster our traffic, market share and revenues through strategic acquisitions that offer opportunities to increase market share in our content categories, offer high traffic or are sites categorized by high retention statistics. In 1999, we made a number of strategic acquisitions to further this goal. These include:

     o Online Psych, one of the largest online health communities focused on mental health;

     o Lamaze Publishing, a multimedia provider of education information to expectant and new mothers; and

     o Family Point, a leading online meeting place for families, friends and groups with similar interests.

     We also intend to form alliances with larger companies to leverage their brands, while incorporating content that is consistent with the network. We may also expand our revenue opportunities through alliances with other retailers, online service and content providers, commerce providers and advertisers.

INCREASE SPONSOR AND ADVERTISING REVENUES

     We view our relationships with our sponsors and advertisers as critical to our success. We have been a pioneer in developing innovative sponsorship advertising relationships with leading brand marketers which go beyond traditional banner advertising to support broad marketing objectives, including brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. We plan to continue to seek additional sponsorship arrangements, which have longer-term contracts and higher dollar values than typical banner deals and independence from page views as the sole measurement basis. In addition, we intend to continue to attract banner advertising and have recently created a discrete sales force to concentrate on this area of the business, which is sold primarily through agencies. Through our acquisition of Lamaze Publishing, we also offer advertising opportunities in addition to our network over multiple platforms such as satellite television, video and print. We have recently increased the size of our sales force to concentrate on increasing our advertising and sponsorship relationships with leading brand marketers.

GENERATE E-COMMERCE REVENUES

     We intend to identify new commerce, revenue and acquisition opportunities that enhance iVillage.com by offering transaction services in categories that:

     o have a high degree of relevance to iVillage.com members;

     o are appropriate for the Internet; and

     o fit with or complement a current iVillage.com content site.

     We also generate e-commerce revenues through agreements with leading merchants interested in targeting iVillage.com members. These merchants receive exposure through banner advertising, special content and promotional offers in exchange for which we collect a fixed fee and a share of revenue from sales to iVillage.com users. In addition to enhancing user retention, these retailing opportunities can be used to identify valuable purchasing trends that can be used in future advertising and commerce.

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

                              THE IVILLAGE NETWORK

     Our network is organized around 14 content specific channels and a shopping area. iVillage.com is a single point of entry to the our network of sites and is updated daily to promote content and community, including channel highlights. The following table provides a brief description of each channel's features as of October 25, 1999:

CHANNEL                  DESCRIPTION
-----------------------  -------------------------------------------------------
allHealth                One of the leading health sites on the Internet,
                         allHealth assists users in becoming better health care
                         decision makers through approximately 250 bulletin
                         boards and approximately 290 weekly chats on AOL and
                         the Web. The site also includes Online Psych which
                         hosts the largest online bulletin board system on
                         mental health issues and a database of mental health
                         treatment providers.

astrology                A site providing users with horoscopes, celebrity
                         profiles, romance charts, monthly guidance and the
                         ability to purchase astrology reports.

book club                A book and reading site for readers interested in a
                         wide range of books that allows users to discuss
                         featured books and offers Monthly Book Picks, Question
                         of the Week, Reading Groups and iVillage.com
                         Bestsellers.

career A career planning site that provides women with tools and resources relating to professional development and career-related issues.

click! where computers   A site offering users information on computers,
make sense               including experts, tools, message boards and chats.

diet & fitness           A diet and fitness site which includes Body
                         Calculators, Nutrition Experts and Community Challenges
                         to improve one's fitness level.

food A food site providing information on meal planning, nutrition and recipes which includes Food Experts and Cooking Basics.

moneylife                A financial planning site providing users with
                         information on savings and investment strategies
                         focusing on key life stages of women.

parent soup              A parenting site providing users with a branded online
                         community where parents share parenting solutions, talk
                         with experts and find answers and support.

parentsplace             A parenting community center site that caters to women
                         who are trying to conceive, are expecting or are new
                         parents and includes, on AOL and the Web, approximately
                         870 bulletin boards and approximately 80 weekly chats.

pets A site designed in partnership with Ralston Purina that provides information on caring for your pet, selecting a breed and features an automated adoption and veterinarian-finder tool sponsored by the American
                         Humane Association and American Animal Hospital
                         Association.

relationships            A site offering users information and conversation on
                         love, marriage, sex and family.

travel A travel site that offers tools for planning a vacation, articles on travel-related issues, a link to a travel reservation center and a currency converter.

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

CHANNEL                  DESCRIPTION
-----------------------  -------------------------------------------------------
work from home           A site providing women who work from home with tools
                         and resources such as Home Office Basics, a Tax Guide
                         and a Software Library.

shopping central         A one-stop online shopping destination offering users
                         easy access to retail Web sites such as Amazon.com,
                         PlanetRx.com, Wal-Mart, Lands End, iBaby and
                         iMaternity.

     We believe that user support is critical in order to attract and retain users. We provide user support primarily through e-mail-based correspondence. Help and feedback buttons are prominently displayed throughout iVillage.com, and our user support staff attempts to respond to all e-mail queries within 24 hours. In addition, community leaders provide e-mail support for broad-ranging issues. We do not charge for these services.

                      SPONSORSHIP AND ADVERTISING REVENUES

     We have derived a significant amount of our revenues to date from the sale of sponsorships and advertisements. For the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, sponsorship and advertising revenues represented 93%, 80% and 73%, respectively, of our revenues.

     Our strategy is focused in part on generating a majority of our advertising revenues from sponsors and merchants who seek a cost-effective means to reach women online. We are aggressively building our leadership position as the preeminent women's brand to the advertising community. Our sponsorship arrangements typically differ from traditional banner advertising in that they are designed to achieve broad marketing objectives such as brand promotion, awareness, product introductions and online research. Sponsorships allow iVillage.com to cater to the specific goals of advertisers in the areas of impressions, product research, market research, new product launches, list development, product information, repositioning, new account openings, lead generation and transactions. Sponsors also have the opportunity to talk one-on-one with members on the network's message boards, chats, polls and special events, which allows sponsors the opportunity to gain insights into their customers. Our sponsorship arrangements generally have longer terms than typical banner advertising placements and provide for CPMs per advertiser and independence from page-views as the measure of value. In addition, we develop extensive content to support the marketing initiatives of advertisers. Our sponsorship agreements can be exclusive and generally are for a period of one to three years.

     We also derive a smaller portion of our sponsorship and advertising revenues from banner advertisements that are prominently displayed at the top of pages throughout the iVillage.com network. From each banner advertisement, viewers can hyperlink directly to the advertiser's own Web site, thus providing the advertiser the opportunity to directly interact with an interested customer.

     During the years ended December 31, 1997 and December 31, 1998, our five largest advertisers accounted for approximately 26% and 17%, respectively, of our revenues. During the six months ended June 30, 1999, our five largest advertisers accounted for 22% of total revenue. No advertiser accounted for more than 10% of our revenues during either year or six-month period. The following is a select list of our advertisers:

Charles Schwab & Co.              Glaxo Wellcome
First USA                         Kimberly-Clark
Ford Motor                        Ralston Purina
Fuji Photo Film USA               Warner Lambert


                                   MEMBERSHIP

     We believe a large and active membership base is critical to our success. Some features of our Web sites are restricted to members. Membership is free and available to iVillage.com visitors who disclose their names, e-mail addresses, zip codes, ages and gender and choose a member name and password to be used throughout members-only areas. Members form iVillage.com's core audience and are our most valuable users. We have

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

launched an aggressive member-acquisition campaign, which includes the creation of free services and support for members.

     E-mail, instant messaging, community challenges, message boards and chats are examples of members-only benefits. In addition, within the allHealth channel, the personal health report is restricted to members and within the Parent Soup channel, the pregnancy calendar is restricted to members.

     We recognize the importance of maintaining confidentiality of member information and have a privacy policy to protect such information. Our current privacy policy is set forth on iVillage.com in a member's terms of service, which is linked to the site where a person initially registers for membership. Our current policy is to never sell to any third party any member's personal identifying information, such as his or her name or address, unless the member has provided written consent. In some situations, we do allow a third-party partner access to database information if it is necessary for the delivery of a member service, such as e-mail. In these instances, the partner has agreed to be bound by our current policy. We do share aggregated member information with third parties, such as a member's zip code, gender or age. We also reserve the right to offer members products and services. We may use information revealed by members and information built from user behavior to target advertising, content and e-mail. For instance, we may, on behalf of an advertiser, send e-mail offers to all members from a particular region or target advertisements to all users who frequent a specific area of the site.

                                   E-COMMERCE

OVERVIEW

     We have identified the opportunity to generate new commerce revenues by selling products or services that have a high degree of relevance to our members and fit within a content area or provide an opportunity for future content development.

IBABY AND IMATERNITY

     iBaby offers more than 5,000 products from over 400 manufacturers representing an extensive assortment of products for children under three years of age. The site's comprehensive selection, combined with easy site navigation and time-saving features such as a baby registry, superior product search and a gift-finder service, makes iBaby convenient for new and expectant parents.

     iBaby targets parents through newsletters, message boards, content integration and banner ads. iBaby has distribution agreements with online services such as AOL and Yahoo!. iBaby has also initiated a substantial print advertising campaign in various magazines to increase sales and build brand awareness.

     Online orders are taken 24 hours a day, seven days per week and products are shipped generally within 48 hours of placement of most orders. We recently started handling merchandising, inventory management and order fulfillment for iBaby.

     During the second quarter of 1999, iBaby launched an additional commerce channel, iMaternity. iMaternity sells iMaternity brand clothing and products. All product orders and fulfillment are currently handled by Dan Howard, Inc. All orders for iMaternity are taken through its channel on the iBaby Web site, and iBaby collects the payment for product sales. Lamaze-licensed products will also be offered through iBaby and iMaternity.

ASTROLOGY.NET

     Astrology.Net is a leading destination for women seeking daily horoscopes, astrology content and personalized forecasts online. Through our network of sites organized by topics of interest to women such as family, love, money and career, Astrology.Net provides a timely, personalized experience for the user, stimulates commerce sales of monthly and annual forecasts by subject and creates an advertising environment that is appealing to advertisers due to targeting possibilities within the site and through e-mail communication.

     Astrology.Net brings iVillage a content and commerce site that is appealing to our core demographic of women, represents one of the best customer acquisition tools as

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

demonstrated by strong performance in online media, and a vehicle to drive repeat visits to iVillage through the use of daily horoscopes. Astrology.Net has also created an interactive commerce system that provides instantaneous, digital astrology reports. The system consists of software which operates the Web site and is capable of generating customized astrology reports based on input from users.

                                   ALLIANCES

     We pursue strategic relationships to increase our access to online customers, build brand recognition and expand our online presence. Historically, we have pursued strategic alliances to reach online customers. We have begun to shift our focus to building offline brand recognition and to increasing our access to offline customers. Our principal strategic alliances and relationships include the following:

MEDIA ARRANGEMENT

     In November 1998, we entered into an advertising and promotional agreement with NBC pursuant to which NBC promotes iVillage.com on television, primarily during prime-time programs, as well as through its Web sites. In March 1999, we amended our November 1998 agreement with NBC to provide for the purchase by us, for cash, of $13.5 million of advertising and promotional spots during 1999 and $8.5 million per year during 2000 and 2001.

SPONSORSHIP ARRANGEMENTS

     We have a number of sponsorship arrangements with leading and sponsors, including:

     o Charles Schwab & Co. - exclusive sponsorship of all brokerage and mutual fund categories on all of our money, financial or investing related sites.

     o Ford Motor Media - promotion of the sale of Ford automotive products across our Web sites.

     o Fuji Photo Film USA - exclusive sponsorship for the photographic film, disposable camera and digital camera categories throughout our network.

     o General Electric - exclusive sponsorship for GE Appliances of the speed cooking ovens category throughout our network.

     o Glaxo Wellcome - exclusive sponsorship for certain disease categories throughout our network.

     o Ralston Purina - creation of a pet channel and provider of content, experts, customer service and distribution for the pet channel.

     o Warner Lambert - promoting and marketing a range of products.

DISTRIBUTION ARRANGEMENTS

     We consider branding an important aspect of our distribution arrangements and seek distribution relationships where our brand is promoted. We have also entered into distribution and content relationships with a number of major online service companies on the Internet, including:

     o Snap.com - we have the exclusive right to program the content on the front pages of the Health Center, with health-related content from iVillage.com and Snap's Family Center with content from Parent Soup.

     o AOL - some of our icons are placed within the AOL service and we receive guaranteed impressions.

                               LAMAZE PUBLISHING

     We plan to use Lamaze Publishing to solidify our leading position in the parenting category. Lamaze Publishing produces advertising-supported educational materials for expectant and new parents and is the exclusive licensee of the LAMAZE mark for use in connection with consumer publications and other communications, which include print, audio, visual and other consumer oriented media, that are commercial in nature. Lamaze Publishing is also the exclusive marketing agent for Lamaze International, Inc., the owner of the LAMAZE family of marks.

     Lamaze is a method of childbirth preparation based on the Lamaze philosophy of birth. The Lamaze philosophy of birth states that birth is "normal, natural and healthy," and

"childbirth education empowers women to make informed choices in healthcare, to assume responsibility for their health and trust their inner wisdom".

     Lamaze International was founded by interested parents, childbirth educators and healthcare providers in 1960 to promulgate these ideas. Lamaze Publishing was established as a for-profit company in 1990 to provide childbirth and infant care educational materials.

     During a pregnancy and immediately after the birth of a child, new parents spend substantial amounts of time with childbirth educators and maternity nurses seeking information on healthcare issues, the birth process and infant care. These busy healthcare professionals typically have neither the time nor the resources to create the consumer publications or communications that would assist this process and allow parents to absorb this material at home.

     The Lamaze Publishing business strategy is to provide these consumer publications or communications to childbirth educators and maternity nurses free of charge, and offset the expense incurred by selling print advertising and commercial messages to advertisers who target the young family market.

     Lamaze Publishing publications, used and distributed to parents by childbirth educators and maternity nurses nationwide, include:

     o Lamaze Parents, a prenatal publication used in childbirth education. Topics include prenatal nutrition, the role of the childbirth partner, and the physical and emotional challenges of pregnancy. Childbirth educators distribute Lamaze Parents to expectant parents on the first night of class. This publication reaches an estimated 75% of all non-Hispanic women giving birth in the U.S. Lamaze Parents had an average annual circulation of approximately 2,400,000 for 1998.

     o Lamaze Baby, a parenting guide for mothers from the time a child is born through twelve months of life written entirely by healthcare professionals. Lamaze Baby is delivered by maternity nurses to new mothers at the hospital bedside shortly after childbirth. The magazine covers topics that hospital nurses review with new mothers prior to discharge serving as a helpful and time saving tool for nurses in educating mothers about infant care. Lamaze Baby had an average annual circulation of approximately 3,000,000 for 1998.

     o Revista Lamaze para Padres, a Spanish-language prenatal magazine which reaches more expectant Hispanic mothers than any other title. Childbirth educators distribute Revista Lamaze para Padres to expectant parents on the first night of class. This publication reaches an estimated 85% of Hispanic woman giving birth. Revista Lamaze para Padres had an average annual circulation of approximately 575,000 for 1998.

     o "Lamaze You and Your Baby", a 90 minute video textbook providing expectant parents with important instruction on infant care. Childbirth educators distribute to expectant parents the video, which is later returned. The video is distributed yearly to childbirth educators, typically during the first four months of the year. As of April 1999, approximately 7,600 childbirth educators had ordered approximately 160,000 videos from Lamaze Publishing.

     o "Lo Mejor para Su Bebe", a 60 minute Spanish-language video textbook that provides expectant parents with important instruction on infant care. This video is modeled after "Lamaze You and Your Baby". The video is distributed yearly to childbirth educators, typically during the first four months of the year. As of April 1999, approximately 4,300 childbirth educators ordered approximately 40,000 videos from Lamaze Publishing.

     o Lamaze Special Delivery, a program offering advertisers the ability to distribute coupons, samples and promotional literature to expectant and new parents. Information to be distributed is polybagged with Lamaze Parents, Lamaze Baby and Revista Lamaze para Padres.

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

     Lamaze Publishing also owns the Newborn Channel, a satellite television network that instructs mothers in their hospital rooms following birth in over 800 hospitals nationwide and, as of June 30, 1999, reached approximately 2,000,000 new mothers.

                     SALES, MARKETING AND PUBLIC RELATIONS

SALES

     As of August 31, 1999, we had a direct sales organization, consisting of 10 sales professionals with an average of 14 years of experience, and 31 sales operations staff. Our sales organization consults regularly with advertisers and agencies on design and placement of its Web-based advertising and the production and management of bridge sites, provides customers with advertising management analysis and focuses on providing a high level of customer satisfaction. Five professionals concentrate primarily on advertising sales for the Newborn Channel, video products, and print advertising sales. Two salespersons are dedicated solely to the sale of Special Delivery promotional products. We generally seek to hire individuals with significant experience in selling advertising and pre-existing relationships with advertisers in a variety of media.

MARKETING AND PUBLIC RELATIONS

     We employ a variety of methods to promote the iVillage.com brand and to attract traffic and new members, including advertising on other Internet sites, targeted publications, radio stations, cable television, cross promotional arrangements to secure advertising and other promotional considerations. To extend the iVillage.com brand, we have also entered into several strategic alliances with offline partners. Please see "--Alliances". In addition, we leverage other audience building strategies, including working closely with search engine submissions, news group postings and cross-promotion with affinity sites to properly index materials. Our marketing department consisted of 41 marketing professionals as of August 31, 1999.

     Our internal public relations staff oversees a comprehensive public relations program which we believe is a key component of our marketing and brand recognition strategy. Organized into two primary components that promote iVillage and the iVillage.com brand, the program targets a trade/business and consumer audience, respectively. We have developed a consumer outreach effort which centers on providing non-technology reporters with "news-you-can-use" information taken directly from iVillage.com, to demonstrate to readers/viewers the content's utility and service, and usage of and traffic to our network. We have also implemented national long-lead consumer initiatives, such as radio media tours, regional broadcast media tours, consumer publicity of our Parent Soup book series and other related activities, and multiple daily media advisories sent to consumer outlets throughout the United States.

     To maximize distribution of our publications and the Newborn Channel, and gain the endorsement of the professional community for these products, we give particular attention to marketing efforts targeted to childbirth educators, maternity nurses and hospitals. A staff of four marketing professionals contracts hospitals for distribution of the Newborn Channel and works with the professional community to maintain distribution levels of our publications and demonstrate how they can be used as teaching tools for expectant parents and new mothers. Our representatives attend nine trade shows and professional conferences per year and also maintain contact with the professional community through consumer publication updates and personal sales calls.

     In the advertising sales area particular attention is paid to market research and providing advertisers information and expertise that will help them market their products more effectively using products distributed in an educational setting. In addition to information on readership, viewing levels and advertising recall, studies are regularly conducted on purchasing patterns, attitudes and brand preferences of expecting and new parents for dissemination to advertisers.

     Public relations activities include traditional press contacts to encourage publicity on new articles and programming in our products and the results of research among young parents. Events for advertisers and agencies are also conducted on a regular basis to increase our overall visibility and the Newborn Channel.

                            OPERATING INFRASTRUCTURE

     Our Internet operating infrastructure has been designed and implemented to support the delivery of millions of page views a day. Web pages are generated and delivered, in response to end-users requests, by any one of more than 30 servers. Key attributes of this infrastructure include the ability to support growth, performance and service availability.

     Our servers run on the Sun Solaris, Microsoft NT and Linux operating systems and use Netscape Enterprise, Apache and Microsoft Corporation's IIS Web server software.

     We maintain all of our production servers at the New Jersey Data Center of Exodus Communications, Inc., Verio, Inc. in San Francisco, California and the San Diego Data Center of AT&T CERFnet. Our operations are dependent upon these companies' ability to protect its systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins and other events.

     Exodus, Verio and AT&T CERFnet provide comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week. However, Verio's facility is not staffed at all times. Each of these companies provides the means of connectivity for our servers to end-users via the Internet through multiple connections. Each facility is powered by multiple uninterruptible power supplies. Please see "Risk Factors--We may be unable to respond to the rapid technological change in our industry" and "--Internet security concerns could hinder e-commerce".

     All of our production data, except Astrology.Net, are copied to backup tapes each night and stored at a third party, off-site storage facility. We expect to begin daily off-site backup of Astrology.Net data shortly. We are in the process of developing a comprehensive disaster recovery plan to respond to system failures. We keep all of our production servers behind firewalls for security purposes and do not allow outside access, at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed. Computer emergency response team alerts are read, and, where appropriate, recommended action is taken to address security risks and vulnerabilities. From time to time, we use the services of third party computer security experts and penetration tests have been performed to help improve security.

     Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. Components or features of our Web sites have in the past suffered outages or experienced slower response times because of equipment or software downtime. This has not had a material effect on our business.

     Broadcasting of the Newborn Channel to hospitals originates from a laser disc system operated by Group W Network Services, from Group W's facility in Stamford, Connecticut. The system provides an uplink signal to a satellite operated by PanAmSat. The signal is received through a satellite dish at each hospital and distributed to patients' rooms. Group W handles installation and service of all hospital receiving equipment. We maintain business interruption insurance in the event programming is interrupted over the designated satellite.

                                  COMPETITION

     The market for members, visitors and Internet advertising is new and rapidly evolving, and competition for members, visitors and advertisers is intense and is expected to increase significantly in the future. With no substantial barriers to entry, we expect that competition will continue to intensify.

     We believe that the primary competitive factors in creating community on the Internet are:

     o functionality;

     o brand recognition;

     o member affinity and loyalty;

     o demographic focus;

     o variety of value-added services;

     o ease-of-use;

     o quality of service; and

     o reliability and critical mass.

     Other companies or sites which are primarily focused on targeting women online include Women.com Networks, thriveonline.com and condenet.com, as well as Web sites targeted to categories such as health. We also compete with e-commerce companies such as eToys, Inc. and its wholly-owned subsidiary, BabyCenter, Inc. We will likely also face competition in the future from:

     o developers of Web directories;

     o search engine providers;

     o shareware archives;

     o content sites;

     o commercial online services;

     o sites maintained by Internet service providers; and

     o other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of our competitors.

     In addition, we could face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC, have recently made significant acquisitions of or investments in Internet companies. Further, there can be no assurance that our competitors and potential competitors will not develop communities that are equal or superior to ours or that achieve greater market acceptance than our community.

     We also compete with traditional forms of media, such as newspapers, magazines, radio and television, for advertisers and advertising revenues. We believe that the principal competitive factors in attracting advertisers

     o the amount of traffic on our Web sites;

     o brand recognition;

     o the demographics of our members and visitors;

     o our ability to offer targeted audiences; and

     o the overall cost-effectiveness of the advertising medium offered by us.

     We believe that the number of Internet companies relying on Web-based advertising revenues will increase greatly in the future. Accordingly, we will likely face increased competition, which could in turn have a material adverse effect on our business, results of operations and financial condition.

     Many of our current and potential competitors, including developers of Web directories and search engines and traditional media companies, have:

     o longer operating histories;

     o significantly greater financial, technical and marketing resources;

     o greater name recognition; and

     o larger existing customer bases.

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

     These competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. There can be no assurance that Internet content providers and Internet service providers, including developers of Web directories, search engines, sites that offer professional editorial content and commercial online services, will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, many of our current advertising customers and strategic partners also have established collaborative relationships with certain of our competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that:

     o we will be able to grow our membership, traffic levels and advertiser customer-base at historical levels;

     o we will be able to retain our current members, traffic levels or advertiser customers;

     o competitors will not experience greater growth in traffic as a result of these relationships which could have the effect of making their Web sites more attractive to advertisers; or

     o our strategic partners will not sever or will elect not to renew their agreements with us.

     Several major publishing companies produce products that are directly competitive with our magazines. Time Warner, Gruner and Jahr and Primedia all publish various pre- and post-natal publications. Disney Publishing and Children's Television Workshop also publish general parenting magazines. All of these publishers have substantially greater marketing, research and financial resources than us. We compete by emphasizing the highly targeted nature of our audience, product quality and the fact that our publications are used as teaching tools by professionals, and the credibility and trust parents place in the Lamaze brand name.

     While our Lamaze Publishing instructional videos and the Newborn Channel currently have no direct competitors, advertisers in this marketplace are heavy users of daytime network television and cable television networks targeted to young parents. The broadcasting companies that provide such opportunities have invested substantial amounts in programming, sales and marketing and are much better-known to advertisers than Lamaze Publishing and the Newborn Channel. To compete, Lamaze Publishing and the Newborn Channel must convince them that advertising recall and effectiveness obtained in an educational or hospital setting is superior to that of traditional broadcasting.

     There can be no assurance that we will be able to compete successfully against our current or future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, results of operations and financial condition.

                   INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS
                                AND DOMAIN NAMES

     We regard our copyrights, service marks, trademarks, trade names, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, independent contractors, partners and others to protect our proprietary rights. We pursue the registration of our trademarks and service marks in the United States, and have applied for and obtained registration in the United States for certain of our trademarks and service marks, including "iVillage". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online.

     We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by these licensees, there can be no assurance that the licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property or alter proprietary rights against us.

     We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of patents, trademarks and other intellectual property rights of third parties by us and our licensees. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Further, if these claims are successful, we may be required to change our trademarks, alter our content, alter our site format and pay financial damages. There can be no assurance that these changes of trademarks, alteration of content or format or payment of financial damages will not adversely affect our business, results of operations and financial condition.

     We filed a service mark application for the mark "PARENTSPLACE.COM". On July 22, 1998, Jewish Family and Children's Services filed a Notice of Opposition in the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office. On January 22, 1999, we filed an Answer to the Notice of Opposition, denying that there was any likelihood of confusion between our mark, "PARENTSPLACE.COM", and the mark used by Children's Services. Children's Services has proposed a resolution of this dispute that would allow us to continue using the mark "PARENTSPLACE.COM". There can be no assurance that a resolution can be achieved or that Children's Services will not be successful in the Opposition proceeding, thus preventing us from securing a federal registration to the mark "PARENTSPLACE.COM". Further, there can be no assurance that Children's Services will not assert a claim to trademark rights against us in the future with respect to the use of "PARENTSPLACE.COM" or "PARENTSPLACE", either as currently used or as developed in the future. We are not able at this time to evaluate the likelihood of an unfavorable outcome in the event such claims are asserted, or to estimate the amount or range of potential loss.

     On October 12, 1999, we received a letter from a law firm claiming that our use of the term "MoneyLife" is an infringement of their client's common law service mark rights. The letter demands that we cease and desist all use of the term "MoneyLife" immediately. At this time we are investigating this claim and have sent a letter to the law firm to that effect.

     We may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that we will be able to obtain any license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

                                HUMAN RESOURCES

     As of August 31, 1999, we employed 346 full-time employees, of whom 92 were in sales and marketing, 70 were in editorial and community, 82 were in administration and 102 were in technology, operations and support. As we continue to grow and introduce more products, we expect to hire more personnel, particularly in the areas of product development and sponsorship. None of our current employees are represented by a labor union or is the subject of a collective bargaining agreement. We believe that relations with our employees are good.

                                   FACILITIES

     We are headquartered in New York, New York, where we lease an aggregate of approximately 40,950 square feet of space. We lease space in two buildings located across the street from each other. We lease one floor at 170 Fifth Avenue, which is approximately 3,650 square feet. The lease expires on May 31, 2000. We lease two floors at 149 Fifth Avenue, which are each approximately 10,000 square feet. The lease expires on June 30, 2000. We have a third lease at 212 Fifth Avenue for approximately 20,000 square feet of space. The lease expires on June 30, 2000. We currently anticipate that we will require additional space as more personnel are hired. We are actively searching for larger

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

space in New York City to serve as the permanent space for our long-term future.

     We also lease a sales office which is located at 645 North Michigan Avenue, Chicago, Illinois. The lease is on a month-to-month basis.

     iBaby is currently leasing approximately 5,115 square feet of space on a month-to-month basis at 8400 Miramar Road, San Diego, California. iBaby also is under contract to lease 39,629 rentable square feet at a facility being constructed at 6910 Carroll Road in San Diego, California for use as general office, administrative, storage, warehousing and distribution. iBaby has an option to lease an additional 34,307 feet and has a one-time right of first refusal with respect to this same expansion space. The lease is for a term of 24 months with the right to extend the lease term for an additional 5 years.

     Lamaze Publishing subleases approximately 8,500 square feet of space at 9 Old Kings Highway, Darien, Connecticut. The sublease expires on June 30, 2000.

                               LEGAL PROCEEDINGS

     On January 8, 1999, a complaint was filed in the Chancery Court for Williamson County, Tennessee by a former employee against us and three of our officers. The complaint was subsequently amended to withdraw all claims against two of those officers. The complaint alleges breach of an alleged employment agreement and fraudulent inducement to accept a job in New York and to move from Tennessee to New Jersey. In addition to unspecified damages, the complaint seeks an award of options to purchase 100,000 shares of common stock.

     On January 29, 1999, the case was removed from the Chancery Court to the U.S. District Court for the Middle District of Tennessee. On March 12, 1999, the U.S. District for the Middle District of Tennessee issued a ruling transferring the case to the U.S. District Court for the Southern District of New York. A motion by us to dismiss the case has been filed and is awaiting a decision. There is also pending a motion by the plaintiff for leave to add as new plaintiffs two former executives who allege that we breached certain obligations to them and seek an award of an aggregate 560,000 stock options. In addition, on August 11, 1999, the plaintiff filed a complaint with the Equal Employment Opportunity Commission alleging gender discrimination in connection with his termination of employment. We believe that the claims and the proposed new claims are without merit and intend to vigorously defend against these claims.

     This litigation, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations.

     We are not currently subject to any other material legal proceedings other than as set forth in "--Intellectual Property, Proprietary Rights and Domain Names". We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

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

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the directors and executive officers of iVillage, their ages and the positions held by them with iVillage as of October 25, 1999.

NAME                        AGE   POSITION
-------------------------   ---   ---------------------------------------------
Candice Carpenter(e).....   47    Co-Chairperson of the Board and Chief
                                  Executive Officer

Nancy Evans(e)...........   49    Co-Chairperson of the Board and Editor-in-
                                  Chief

Craig T. Monaghan........   42    Chief Financial Officer

Allison Abraham..........   36    Chief Operating Officer

John W. Glascott.........   46    Senior Vice President, Sponsorship

Donna M. Introcaso.......   41    Senior Vice President, Human Resources

Steven A. Elkes..........   38    Senior Vice President, Business Affairs and
                                  Secretary

Elizabeth J. Hudson......   50    Senior Vice President, Corporate
                                  Communications

John Curran..............   35    Senior Vice President, Corporate Development

Scott Levine.............   34    Vice President, Controller and Chief
                                  Accounting Officer

Alan Colner(c)...........   44    Director

Jay C. Hoag(a)(d)........   40    Director

Habib Kairouz(b)(e)......   33    Director

Lennert J.

Leader(a)(c).............   44    Director

Michael Levy(b)(c).......   52    Director

Douglas
McCormick(b)(d)..........   49    Director

Daniel Schulman(d).......   41    Director

Martin Yudkovitz(a)(e)...   44    Director

------------------
(a) Member of the audit committee

(b) Member of the compensation committee

(c) Class I director

(d) Class II director

(e) Class III director

     CANDICE CARPENTER is a founder of iVillage and has been Chairperson of the Board and Chief Executive Officer since inception of iVillage in June 1995 and Co-Chairperson of the Board since December 1998. Prior to founding iVillage, Ms. Carpenter was President of Q2, the upscale QVC, Inc. shopping channel, from 1993 through 1995. Ms. Carpenter was also a consultant to AOL and Discovery Communications, Inc. in 1995. From 1989 to 1993, Ms. Carpenter was President of Time Life Inc.'s Time Life Video and Television and previously was Vice President in Consumer Marketing at American Express Company. Ms. Carpenter received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

     NANCY EVANS is a founder of iVillage and has been Editor-in-Chief since inception in June 1995 and Co-Chairperson of the Board since December 1998.
Ms. Evans is primarily responsible for the editorial quality and content for all of iVillage's editorial products online, in print or on television. Prior to founding iVillage, Ms. Evans created Family Life magazine in 1991, which she published in partnership with Jann Wenner. From 1987 to 1991, Ms. Evans served as President and Publisher of

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

Doubleday. Prior to her employment at Doubleday, Ms. Evans was Vice President and Editor-In-Chief of the Book-of-the-Month Club, where she launched the Children's Book-of-the-Month Club. Ms. Evans graduated from Skidmore College with a B.A. and is also a graduate fellow at Columbia University.

     CRAIG T. MONAGHAN has been Chief Financial Officer of iVillage since June 1998. From 1991 to June 1998, Mr. Monaghan held various positions at Reader's Digest Association Inc., including Vice President and Treasurer, Vice President, Business Development and Controller, Reader's Digest Europe. Prior to joining Reader's Digest, Mr. Monaghan served as Director of International Finance and Director of Corporate Finance at Bristol-Myers Squibb Company. Mr. Monaghan received an M.B.A. from The Wharton School at the University of Pennsylvania and a B.S. in Engineering from Lehigh University.

     ALLISON ABRAHAM has been Chief Operating Officer since November 1998. From June 1998 to October 1998, Ms. Abraham was the Executive Vice President of iVillage. From August 1996 to May 1998, Ms. Abraham was President and Chief Operating Officer of OnCart, an online grocery shopping service. From 1992 to 1996, she served as Vice President of Marketing for Ameritech Corporation, a telephone and cellular telecommunications company, as well as other sales and marketing positions. From 1988 to 1992, Ms. Abraham was employed by American Express Travel Related Services, where she focused on loyalty programs and new product development. Ms. Abraham received an M.B.A. from The Darden School at the University of Virginia and a B.A. from Tufts University.

     JOHN W. GLASCOTT has been Senior Vice President, Sponsorship since April 1998. From September 1996 to March 1998, Mr. Glascott was Senior Vice President and Director of Corporate Marketing and Sales for Hearst Magazines. From August 1994 to September 1996, Mr. Glascott was a publisher and partner of SmartHealth at Meigher Communications L.P., a magazine publisher. Prior to such time, Mr. Glascott held various sales management positions at Whittle Communications L.P., a media company, from 1982 to 1994. Mr. Glascott received an M.B.A. from New York University and a B.A. from Ohio Wesleyan University.

     DONNA M. INTROCASO has been Senior Vice President, Human Resources since February 1999. From October 1998 to February 1999, Ms. Introcaso was Vice President, Human Resources. From March 1996 to September 1998, Ms. Introcaso was Vice President of Human Resources for WinStar Communications, Inc., a telecommunications company, where she focused on executive compensation and employee benefit programs. From April 1995 until February 1996, Ms. Introcaso was the Director of Human Resources at iGuide, an on-line Internet service provider. From July 1991 to March 1995, she was the manager of Human Resources of Wm. H. McGee and Co., Inc., a marine insurance company. Ms. Introcaso received her M.B.A from Cornell University and her B.A. from the College of Notre Dame.


     STEVEN A. ELKES has been Senior Vice President, Business Affairs since April 1999 and Secretary since October 1999. From August 1996 to April 1999,
Mr. Elkes was Vice President, Business Affairs. From August 1993 to August 1996, Mr. Elkes was Vice President Credit/Structured Finance at CNA Insurance Company. From August 1991 to August 1993, Mr. Elkes served as Assistant Vice President at CNA Insurance Company. Mr. Elkes received his M.B.A. from Baruch College and his B.A. from Grinnell College.


     ELIZABETH J. HUDSON has been Senior Vice President, Corporate Communications since June 1999. From January 1998 to May 1999, Ms. Hudson was a director in the Global Media and Communications Practice for Spencer Stuart, an executive recruiting firm. From May 1996 to July 1997, Ms. Hudson was Senior Vice President of Corporate Communications at The Readers Digest Association. From 1979 to 1996, Ms. Hudson held various positions at the National Broadcasting Company, Inc., including Vice President of Corporate Projects, Vice President of Corporate Relations and Advertising, Vice President of Corporate and Media Relations, Vice President of Corporate Communications and Senior Vice President of Corporate

Communications and Executive Producer of NBC Productions, a division of NBC. Ms. Hudson received a B.A. in Journalism from the University of Georgia.

     JOHN CURRAN has been Senior Vice President, Corporate Development since August 1999. From 1995 to 1999, Mr. Curran was Director, Media Investment Banking at Merrill Lynch & Co. From 1986 to 1995, Mr. Curran held various positions at Goldman, Sachs & Co. including Vice President, Communications, Media & Entertainment Group. Mr. Curran received a B.A. from DePauw University.

     SCOTT LEVINE has been Vice President, Controller and Chief Accounting Officer since February 1999. From July 1998 to February 1999, Mr. Levine was Controller for Fundtech Ltd., a financial software company. From April 1997 to July 1998, Mr. Levine was the Controller of AmeriCash, Inc., an operator of a network of automated teller and electronic commerce machines. From 1993 to 1997, Mr. Levine was employed by Coopers & Lybrand L.L.P. Mr. Levine is a Certified Public Accountant and received his M.B.A. from Baruch College and his B.A. from State University of New York, Buffalo.

     ALAN COLNER has been a director of iVillage since February 1999. Since August 1996, Mr. Colner has served as Managing Director, Private Equity Investments at Moore Capital Management, Inc. Before joining Moore, he was a Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co. LLC.
Mr. Colner is a director of GoTo.com, Inc., an Internet search company and NextCard, Inc., an Internet based provider of consumer credit. Mr. Colner also serves as a director of several privately held companies. Mr. Colner received an M.B.A. from the Stanford University Graduate School of Business and a B.A. from Yale University.

     JAY C. HOAG has been a director of iVillage since February 1999. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures, a venture capital firm. From 1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management, Inc. Mr. Hoag is currently a director of ONYX Software Corporation, a provider of customer management software and Autoweb.com, a consumer automotive Internet service. He also serves as a director of several privately held companies. Mr. Hoag received his M.B.A. from the University of Michigan and a B.A. in Economics and political science from Northwestern University.

     HABIB KAIROUZ has been a director of iVillage since March 1998. Currently, Mr. Kairouz is Managing Director of Rho Management Company, Inc., an investment company, and has been with Rho since 1993. He also serves as a director at Bellwether Exploration Company, Inc., an oil drilling company, and a number of other private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from Columbia University.

     LENNERT J. LEADER has been a director of iVillage since July 1998. Since February 1998, Mr. Leader has been President of AOL Investments, a division of America Online, Inc. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining AOL,
Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse.
Mr. Leader serves as a director at Multex.com, Inc. Mr. Leader graduated with a B.S. in Accounting in 1977 from the University of Baltimore.

     MICHAEL LEVY has been a director of iVillage since November 1998. Mr. Levy currently serves as President and Chief Executive Officer at SportsLine USA, Inc., a position he has held since February 1994. Mr. Levy is also a director of SportsLine USA. Prior to joining Sportsline USA, Mr. Levy was a private investor. Mr. Levy received a B.S. in Electrical Engineering from the Georgia Institute of Technology.

     DOUGLAS MCCORMICK has been a director of iVillage since February 1999. From 1993 to

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

1998, Mr. McCormick was President and Chief Executive Officer of Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. Mr. McCormick held various positions at Lifetime from 1984 to 1994 in the sales, marketing and research areas. Mr. McCormick received an M.B.A. from the Columbia University School of Business and a B.A. in speech/communications from the University of Dayton.

     DANIEL H. SCHULMAN has been a director of iVillage since February 1999. Since June 1999, Mr. Schulman has been President and Chief Operating Officer of Priceline.com. From October 1998 to June 1999, Mr. Schulman had been an Executive Vice President at AT&T Corp. and was President of AT&T WorldNet Services from January 1997 to October 1998. From January 1996 to January 1997, Mr. Schulman was a Vice President of Business Services at AT&T Corp. From December 1994 to January 1996, he served as a Marketing Vice President at AT&T Corp. and also was a General Manager at AT&T Corp. from June 1993 to December 1994. Mr. Schulman received an M.B.A. from New York University and a B.S. from Middlebury College.

     MARTIN YUDKOVITZ has been a director of iVillage since February 1999. Since December 1995, Mr. Yudkovitz has been the President and Chief Executive Officer of NBC Multimedia, Inc., a division of the National Broadcasting Company, Inc. In January 1997, Mr. Yudkovitz also became the Senior Vice President of Business Development, Broadcast Network Applications for NBC. From 1994 to 1999,
Mr. Yudkovitz was Senior Vice President of NBC Multimedia. From 1992 to 1994, he served as Senior Vice President of Strategic Development at NBC. His other positions at NBC have included Vice President of Business Affairs for NBC's 1992 Olympics Unit; First General Counsel and Vice President for Business Affairs at CNBC and Senior Counsel to NBC's 1988 Seoul Olympics Unit in NBC Sports.
Mr. Yudkovitz joined NBC in January 1984 in the law department. Mr. Yudkovitz received his J.D. from Columbia University and his B.A. from Rutgers University.

                               BOARD COMPOSITION

     iVillage's bylaws provide for a classified board of directors consisting of three classes. The term of the initial Class I directors, consisting of three directors, will terminate on the date of the 1999 annual meeting of stockholders; the term of the initial Class II directors, consisting of three directors, will terminate on the date of the 2000 annual meeting of stockholders; and the term of the initial Class III directors, consisting of four directors, will terminate on the date of the 2001 annual meeting of stockholders. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, iVillage's bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of iVillage. Please see "Description of Capital Stock--Certain Charter and Bylaw Provisions and Delaware Anti-Takeover Statute".

     Each officer is elected by, and serves at the discretion of, the board of directors. Each of iVillage's officers and directors, other than nonemployee directors, devotes full time to the affairs of iVillage. iVillage's nonemployee directors devote time to the affairs of iVillage as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of iVillage.

                                BOARD COMMITTEES

     The audit committee of the board of directors reviews the internal accounting procedures of iVillage and consults with and reviews the services provided by iVillage's independent accountants. The audit committee currently consists of Jay C. Hoag, Lennert J. Leader and Martin Yudkovitz.

     The compensation committee of the board of directors reviews and recommends to the

Board the compensation and benefits of all executive officers of iVillage, administers iVillage's stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The compensation committee currently consists of Douglas McCormick, Habib Kairouz and Michael Levy. Except as set forth in "Certain Transactions", no interlocking relationships exist between iVillage's board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                             DIRECTOR COMPENSATION

     Directors do not currently receive cash compensation from iVillage for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board and committee meetings. iVillage does not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's common stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan. Nonemployee directors of iVillage are eligible to receive nondiscretionary, automatic grants of options to purchase shares of iVillage's common stock pursuant to the 1999 Director Option Plan. Please see "--Stock Option Plans" and "Certain Transactions".

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 for iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, whose salary and bonus for such fiscal year were in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                              ANNUAL             ---------------------
                                           COMPENSATION          SECURITIES UNDERLYING
                                      -----------------------         OPTIONS/SARS
NAME AND PRINCIPAL POSITION           SALARY($)     BONUS($)             (#)(1)
-----------------------------------   ----------    ---------    ---------------------
Candice Carpenter
  Chief Executive Officer..........    $225,000      $    --            153,333

Nancy Evans
  Editor-in-Chief..................     195,000           --             76,667

John W. Glascott
  Senior Vice President,
  Sponsorship......................     155,906       50,000             66,667

Stephen Lake
  Senior Vice President, Business
  Development......................     146,250           --              8,333

Steven A. Elkes
  Senior Vice President, Business
  Affairs..........................     158,968       12,150             16,667

------------------
(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan and vest in four equal installments over four three-month periods beginning one year after the date of employment.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of stock options to iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, for the year ended December 31, 1998. iVillage has never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect iVillage's estimate of future stock price growth.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                       ----------------------------------------------------------      ANNUAL RATES OF
                                      PERCENT OF TOTAL                                      STOCK
                       NUMBER OF       OPTIONS                                        PRICE APPRECIATION
                       SECURITIES     GRANTED TO          EXERCISE                           FOR
                       UNDERLYING     EMPLOYEES IN        PRICE PER                      OPTION TERM
                        OPTIONS        FISCAL              SHARE       EXPIRATION    --------------------
NAME                   GRANTED (#)    YEAR(%)(1)          ($/SH)         DATE         5%($)       10%($)
--------------------   -----------    ----------------    ---------    ----------    --------    --------
Candice Carpenter...     153,333             10%            $6.00        5/25/05     $374,532    $872,820
Nancy Evans.........      76,667              5              6.00        5/25/05      187,266     436,410
John W. Glascott....      66,667              4              6.00         4/4/05      162,840     379,487
Stephen Lake........       8,333              1              6.00        5/25/05       20,355      47,436
Steven A. Elkes.....      16,667              1              6.00         4/1/05       40,710      94,872

------------------

(1) Based on options to purchase an aggregate of 1,515,143 shares of common stock granted under the 1995 Amended and Restated Employee Stock Option Plan and the 1997 Amended and Restated Acquisition Stock Option Plan by iVillage in the year ended December 31, 1998 to employees, consultants and directors of iVillage.

                         FISCAL YEAR END OPTION VALUES
     The following table provides certain summary information concerning stock options held as of December 31, 1998 by iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer. No options were exercised during fiscal 1998 by any of the officers. The value of unexercised in-the-money options at fiscal year-end is based on $9.45 per share, the assumed fair market value of the common stock at December 31, 1998, less the exercise price per share.

                         FISCAL YEAR END OPTION VALUES

                                                                    VALUE OF
                                 NUMBER OF                  UNEXERCISED IN-THE-MONEY
                           SECURITIES UNDERLYING                    OPTIONS
                            UNEXERCISED OPTIONS                AT FISCAL YEAR-END
                       ------------------------------    ------------------------------
NAME                   EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
--------------------   -----------      -------------    -----------      -------------
Candice Carpenter...      48,332           198,334        $ 192,995         $ 742,002

Nancy Evans.........       9,583            67,084           33,061           231,440

John W. Glascott....          --            66,667               --           230,000

Stephen Lake........      26,562            40,104          114,607           167,891

Steven A. Elkes.....      14,374            35,626           60,652           141,848

                               STOCK OPTION PLANS

     iVillage's currently active stock option plans include: the 1995 Amended and Restated Employee Stock Option Plan, the 1997 Amended and Restated Acquisition Stock Option Plan, the 1999 Employee Stock Option Plan, the 1999 Acquisition Stock Option Plan and the 1999 Director Option Plan. Each of the plans, except for the 1999 Director Option Plan, generally provides for:

     o the grant of incentive stock options and non-qualified stock options;

     o the administration of the plan by the Board of Directors and the Compensation Committee;

     o the exercise price of options granted under the plan to be as determined by the board, except that the exercise price of incentive stock options must be at least as equal to the fair market value of iVillage's common stock on the date of grant; and

     o vesting in four equal installments over four three-month periods beginning one year after the date of employment.

     Each of the plans provides for option vesting to accelerate and become fully vested in the event of a change of control of iVillage where the options are not assumed or substituted by a successor corporation.

     Under the 1999 Director Option Plan, commencing with the 2000 annual meeting of stockholders, each nonemployee director will automatically be granted a nonstatutory option to purchase 1,666 shares of common stock, provided that he or she has served on the Board of Directors for at least six months as of that date. The exercise price of each of these options will be equal to the fair market value of the common stock on the date of grant. Each option granted will vest 25% annually over a four-year period. As of September 28, 1999, 133,333 shares were authorized under the 1999 Director Option Plan, options to purchase an aggregate of 66,667 shares had been granted and 66,666 shares were available for future grant.

     As of September 28, 1999, under the 1995 Amended and Restated Employee Stock Option Plan, options to purchase 1,802,549 shares were authorized, 1,802,069 shares were outstanding and 480 shares were available for future grant. Under the 1997 Amended and Restated Acquisition Stock Option Plan, options to purchase 360,727 shares were outstanding and no shares were available for future grant. As of September 28, 1999, under the 1999 Employee Stock Option Plan, 1,340,163 shares were authorized, options to purchase 1,340,159 shares had been granted, and 4 shares were available for future grant. As of September 28, 1999, under the 1999 Acquisition Stock Option Plan, 333,333 shares were authorized, options to purchase 333,333 shares had been granted and no shares were available for future grant.

                       1999 EMPLOYEE STOCK PURCHASE PLAN

     The 1999 Employee Stock Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code and will be administered by the board of directors or by the Compensation Committee. Any employee who is customarily employed for more than 20 hours per week and more than five months in any calendar year by iVillage or a participating subsidiary owned 50% or more by iVillage, will be eligible to participate. A total of 83,333 shares are authorized and reserved for issuance under the plan.

     Under the plan, iVillage will withhold a whole percentage (up to 15%, as elected by the employee) from each salary or commission payment to a participating employee over certain offering periods. Payroll distributions are after tax and are limited to $25,000 per calendar year. Unless determined otherwise by the board or the Committee, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period currently is expected to commence by October 1, 1999. In the event of a change of control of iVillage, the offering and purchase periods will be shortened unless the rights to purchase stock are assumed by the successor or acquiring company. The price at which common stock will be purchased under the plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower.

                               CHANGE OF CONTROL

     iVillage's board of directors has adopted resolutions providing that, in the event of a change of control of iVillage, 50% and 100% of the unvested stock options held by iVillage's employees and senior executive officers, respectively, will immediately vest. A change of control is defined as the acquisition by a third party of 50% or more of iVillage's voting securities and control of 50% or more of the members of iVillage's board of directors in office at that time. The remaining unvested stock options held by iVillage's employees will vest one year after the change of control event. If an iVillage employee is terminated without cause or leaves his or her employment for good reason, during the first year after the change of control event, then 100% of the terminated employee's unvested stock options will immediately vest. A good reason includes a reduction in the employee's title or responsibilities as a result of the change of control event.

               LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation, to indemnify its officers, directors, employees and other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any threatened, pending or completed actions, suits or proceedings that they become involved in because of their status as an officer, director, employee or agent of the corporation. Our certificate of incorporation and bylaws require that we indemnify our officers and directors to the fullest extent permitted under
Section 145, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification includes the right to be paid expenses in advance of the final disposition of a proceeding, but only if the director or officer agrees to repay the amounts if it is determined he or she is not entitled to indemnification.

     Also as permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions; or for any transaction where the director derives an improper personal benefit. As result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, against any liability asserted against the person or incurred by him or her in one of these roles, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We have purchased director and officer liability insurance on behalf of our directors and officers.

     We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Some liabilities may not be covered by insurance.

                              CERTAIN TRANSACTIONS

     In April 1996, iVillage issued to AOL a promissory note in the principal amount of $500,000 with interest payable at the rate of 10% per annum.

     In May 1996, iVillage entered into an information provider agreement with AOL, pursuant to which AOL agreed to carry up to four additional iVillage channels for a period of two years. As an inducement to, and in consideration of, AOL entering into such agreement, iVillage issued to AOL a warrant to purchase 800,000 shares of series B convertible preferred stock at an exercise price of $2.50 per share or 266,666 shares, on a post-split basis, at an exercise price of $7.50 per share.

     In May 1996, iVillage issued shares of series B convertible preferred stock and series B-1 convertible preferred stock to certain investors, including AOL, at a purchase price of $2.50 per share. iVillage issued to AOL 797,130 shares of series B convertible preferred stock and 300,000 shares of series B-1 convertible preferred stock. iVillage issued such shares to AOL in exchange for the cancellation of the notes whereby iVillage received $1.1 million and $500,000 in February and April 1996, respectively. Upon completion of iVillage's initial public offering on March 24, 1999, the series B convertible preferred stock and series B-1 convertible preferred stock automatically converted into an aggregate of 1,810,407 shares of common stock.

     In February 1997, iVillage entered into a note and warrant purchase agreement with AOL and several other investors. iVillage issued to AOL a convertible secured promissory note in an aggregate principal amount of $900,000. In connection with the issuance of these notes, iVillage issued a stock subscription warrant to AOL, representing the right to purchase 66,875 shares of common stock at an exercise price of $5.86 per share.

     In April 1997, iVillage issued to AOL a convertible secured promissory note in an aggregate principal amount of $1 million. In April 1997, AOL exchanged the note issued to it in February 1997 for an amended and restated convertible secured promissory note in an aggregate principal amount of approximately
$1.3 million.

     In May 1997, iVillage issued shares of series C convertible preferred stock to certain investors, including AOL and Rho Management Trust I, at a purchase price of $1.954 per share. AOL converted the note it received in April 1997 for approximately $1.3 million and $200,000 of the note for $1 million it received in April 1997 for 793,245 shares of series C convertible preferred stock. Upon completion of iVillage's initial public offering on March 24, 1999, the series C convertible preferred stock automatically converted into an aggregate of 4,397,815 shares of common stock.

                                     NUMBER OF SHARES
                                      OF SERIES C
NAME OF INVESTOR                     PREFERRED STOCK
----------------------------------   ----------------
ENTITIES AFFILIATED WITH DIRECTORS
America Online, Inc. .............       1,202,661
Rho Management Trust I............       3,070,624

     In connection with the acquisition of Health ResponseAbility Systems, Inc. in May 1997, iVillage issued to AOL 203,000 shares of common stock for AOL's equity rights in Health ResponseAbility Systems.

     In July 1997, iVillage entered into an interactive services agreement with AOL, in which some of iVillage's icons are placed within the AOL service. In consideration for AOL carrying certain channels of iVillage, iVillage received a guaranty of a minimum number of impressions per year. Lennert Leader, a director of iVillage, currently serves as President of AOL Investments.

     In December 1997, AOL converted the remaining $800,000 aggregate principal amount of the note it received in April 1997 into 409,416 shares of series C convertible preferred stock.

     In February 1998, March 1998 and May 1998, iVillage issued shares of series D convertible preferred stock to certain entities affiliated with directors of iVillage at a purchase price of $2.50 per share. The number of shares of series D convertible preferred stock issued to each entity is set forth below. Upon completion of iVillage's initial public offering on

March 24, 1999, the series D convertible preferred stock automatically converted into an aggregate of 4,333,333 shares of common stock.

                                   NUMBER OF SHARES
                                    OF SERIES D
NAME OF INVESTOR                   PREFERRED STOCK
---------------------------------- ----------------
ENTITIES AFFILIATED WITH DIRECTORS

America Online, Inc. .............     1,200,000

Rho Management Trust I............     1,080,000

TCV II Strategic Partners, L.P. ..       104,429

TCV II (Q), L.P. .................       588,448

TCV II, V.O.F. ...................        24,864

Technology Crossover Ventures II,
  C.V. ...........................       116,861

Technology Crossover Ventures II,
  L.P. ...........................       765,398

     On June 5, 1998, Candice Carpenter executed a promissory note in favor of iVillage for borrowings up to a maximum principal amount of $500,000, of which $500,000 was outstanding at December 31, 1998. Subject to prepayment or acceleration, any loans made to Ms. Carpenter under the note mature on December 31, 2001. Borrowings made under the note bear interest at 5.58% per annum and the note is payable on an annual basis on December 31 of each year commencing on December 31, 1998. The note is collateralized by a pledge by Ms. Carpenter of 166,666 shares of common stock.

     On September 14, 1998, iVillage entered into a sponsorship agreement with Re.Store, Inc. now known as MyBasics.com. In 1998, iVillage recognized $546,875 as revenue from the agreement. As of December 31, 1998, MyBasics.com had paid $312,500 of such amount. The balance of $234,375 was invoiced in 1999. In addition, in 1998, iVillage received 2,243 shares of common stock of MyBasics.com in accordance with the agreement. Candice Carpenter resigned as a director of MyBasics.com on April 5, 1999.

     In December 1998, iVillage issued shares of series E convertible preferred stock to certain entities affiliated with directors of iVillage at a purchase price of $2.85 per share. The number of shares of series E convertible preferred stock issued to each entity is set forth below. Upon completion of iVillage's initial public offering, the series E convertible preferred stock automatically converted into an aggregate of 3,910,316 shares of common stock.

                                   NUMBER OF SHARES
                                     OF SERIES E
NAME OF INVESTOR                   PREFERRED STOCK
---------------------------------- ----------------
ENTITIES AFFILIATED WITH DIRECTORS

TCV II Strategic Partners, L.P....       12,003

TCV II (Q), L.P. .................       67,638

TCV II, V.O.F. ...................        2,858

Technology Crossover Ventures II,
  C.V. ...........................       13,432

Technology Crossover Ventures II,
  L.P. ...........................       87,976

America Online, Inc. .............      701,754

Rho Management Trust I............      477,079

     In December 1998, iVillage entered into an interactive services agreement with AOL, in which some of iVillage's icons are placed within the AOL service. The AOL agreement supersedes all prior services agreements between iVillage and AOL and expires December 21, 2000. Either party may extend the agreement for an additional year. In consideration for AOL carrying certain channels, iVillage received a guaranty of a minimum number of impressions. iVillage is obligated to pay AOL in quarterly installments, provide AOL with or purchase from AOL advertising and provide in-kind commitments to AOL consisting of specific references to AOL through specified media.

     On February 4, 1999, Candice Carpenter and Nancy Evans were granted incentive stock options under the 1999 Employee Stock Option Plan to purchase 333,333 and 116,666 shares of common stock, respectively, at an exercise price equal to $24.00 per share. The stock options granted to Ms. Carpenter vest 20% upon each of the second and third anniversaries of the date of grant and 30% upon each of the fourth and fifth anniversaries of the date of grant.
Ms. Evans' options vest at the rate of 25% per year beginning on the second anniversary of the date of grant.

     Upon being elected to the board of directors, Douglas McCormick and Daniel Schulman were granted stock options under the 1999 Director Option Plan to purchase 33,333 and 16,666 shares of common stock, respectively, at an exercise price equal to

$24.00 per share. One-third of the options vested upon the date of grant and one-third vest upon each of the second and third anniversaries of the date of grant.

     On March 9, 1999, iVillage and NBC amended their November 11, 1998 advertising and promotional agreement and entered into a stock purchase agreement pursuant to which iVillage issued 4,889,030 shares of series E convertible preferred stock and warrants to purchase up to 970,874 shares of series E convertible preferred stock at $5.15 per share during 2000 and 813,008 shares at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million. The note, which bears interest at the rate of 5% per annum is payable quarterly in twelve equal installments of approximately $1.4 million beginning April 1, 1999. In addition, iVillage has agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001. iVillage has also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site.


                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to beneficial ownership of iVillage common stock as of September 28, 1999, and as adjusted to reflect the sale of common stock offered in this prospectus:

     o each person known by iVillage to beneficially own more than 5% of the common stock;

     o each director of iVillage;


     o each executive officer named in the Summary Compensation Table; and



     o all directors and executive officers of iVillage as a group.



     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o iVillage Inc., 212 Fifth Avenue, New York, New York 10010. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of September 28, 1999, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 26,792,923 shares of common stock actually outstanding as of September 28, 1999.

                                                              SHARES OF COMMON STOCK      SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED          BENEFICIALLY OWNED
                                                               BEFORE THIS OFFERING        AFTER THIS OFFERING
                                                             ------------------------    ------------------------
                                                               NUMBER      PERCENTAGE      NUMBER      PERCETAGE
                                                             ----------    ----------    ----------    ---------
NAME OF BENEFICIAL OWNER
America Online, Inc.(1)
  22000 AOL Way
  Dulles, Virginia 20166-9323 ............................    2,404,840        8.9%       2,404,840        8.1%

National Broadcasting Company, Inc.(2)
  30 Rockefeller Plaza
  New York, New York 10112 ...............................    1,838,009        6.9        1,838,009        6.2

Rho Management Trust I(3)
  767 Fifth Avenue
  New York, New York 10153................................    1,662,842        6.2        1,662,842        5.6

Candice Carpenter(4)......................................      770,876        2.9          770,876        2.6

Nancy Evans(5)............................................      362,084        1.3          362,084        1.2

Alan Colner(6)............................................      743,293        2.8          743,293        2.5

Jay C. Hoag(7)............................................      616,634        2.3          616,634        2.1

Habib Kairouz(8)..........................................    1,662,842        6.2        1,662,842        5.6

Lennert J. Leader(9)......................................    2,404,840        8.9        2,404,840        8.1

Michael Levy(10)..........................................       38,333          *           38,333          *

Douglas McCormick(11).....................................       11,111          *           11,111          *

Daniel Schulman(12).......................................        5,556          *            5,556          *

Martin Yudkovitz(13)......................................    1,842,009        6.9        1,842,009        6.2

Steven A. Elkes(14).......................................       28,518          *           28,518          *

Stephen Lake(15)..........................................       45,460          *           45,460          *

John W. Glascott(16)......................................       28,002          *           28,002          *

All directors and executive officers as a group (20
  persons) .                                                 14,588,610       52.4       14,588,610       47.7


------------------
  * Represents beneficial ownership of less than one percent of the common stock.

 (1) Includes 350,908 shares of common stock issuable upon the exercise of warrants.

 (2) According to a Schedule 13D, dated March 31, 1999, the National Broadcasting Company, Inc. has sole voting and dispositive power over all shares.

 (3) Rho Management Partners L.P., a Delaware limited partnership, may be deemed the beneficial owner of the 1,662,842 shares registered in the name of Rho Management Trust I, according to an investment advisory relationship by which Rho Management Partners L.P. exercises voting and investment control over the shares.

 (4) Includes (a) options to purchase 104,168 shares of common stock that are currently exercisable and (b) 104,166 shares of common stock beneficially owned by the Carpenter Family 1998 Irrevocable Trust. Ms. Carpenter disclaims beneficial ownership of the shares of common stock held by the Carpenter Family 1998 Irrevocable Trust.

 (5) Includes (a) options to purchase 28,752 shares of common stock that are currently exercisable and (b) 104,166 shares of common stock beneficially owned by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans disclaims beneficial ownership of the shares of common stock held by the Evans/Wishman 1998 Irrevocable Trust.

 (6) Mr. Colner is Managing Director, Private Equity Investments at Moore Management, Inc., the investment advisor to Moore Global Investments, Ltd. and Remington Investment Strategies, L.P. Mr. Colner does not have voting or investment power with respect to the shares of common stock owned by Moore or Remington. Mr. Colner disclaims beneficial ownership of the shares of common stock beneficially owned by Moore Global Investments, Ltd. and Remington Investment Strategies, L.P.

 (7) Mr. Hoag is a Managing Member of Technology Crossover Management II, L.L.C., the General Partner of TCV II Strategic Partners, L.P., TCV II (Q), L.P., TCV II V.O.F., Technology

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     Crossover Ventures II, C.V. and Technology Crossover Ventures II, L.P.
     Mr. Hoag may be deemed to have beneficial ownership of 40,246 shares owned by TCV II Strategic Partners, L.P., 226,786 shares owned by TCV II (Q), L.P., 9,582 shares owned by TCV II V.O.F., 45,037 shares owned by Technology Crossover Ventures II, C.V. and 294,981 shares owned by Technology Crossover Ventures II, L.P. Mr. Hoag disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein arising from his interest in Technology Crossover Management II, L.L.C.

 (8) Mr. Kairouz is Managing Director of Rho Management Company, Inc., an affiliate of Rho Management Partners L.P. In such capacity, Mr. Kairouz may be deemed to have beneficial ownership of the 1,662,842 shares owned by Rho Management Trust I. Mr. Kairouz disclaims beneficial ownership of the shares reported by Rho Management Trust I, other than 17,249 shares in which Mr. Kairouz has a pecuniary interest.

 (9) Consists of 2,404,840 shares of common stock beneficially owned by America Online, Inc., including 350,908 shares of common stock issuable upon the exercise of warrants. Mr. Leader shares voting power with America Online, Inc. Mr. Leader disclaims beneficial ownership of the shares of common stock beneficially owned by America Online, Inc.

(10) Includes options to purchase 16,667 shares of common stock that are currently exercisable.

(11) Consists of options to purchase 11,111 shares of common stock that are currently exercisable.

(12) Consists of options to purchase 5,556 shares of common stock that are currently exercisable.

(13) Mr. Yudkovitz is President and Chief Executive Officer of NBC Multimedia, Inc., a division of the National Broadcasting Company, Inc. Mr. Yudkovitz does not have voting or investment power with respect to the shares of common stock owned by NBC. Mr. Yudkovitz disclaims beneficial ownership of the shares of common stock beneficially owned by NBC.

(14) Includes options to purchase 25,418 shares of common stock that are currently exercisable.

(15) Includes options to purchase 42,710 shares of common stock that are currently exercisable.

(16) Includes options to purchase 25,002 shares of common stock that are currently exercisable.

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL

     iVillage's certificate of incorporation authorizes the issuance of up to 65,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by iVillage's board of directors. As of September 28, 1999, 26,792,923 shares of common stock were outstanding and no shares of preferred stock were outstanding.

                                  COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of iVillage, holders of common stock would be entitled to share in iVillage's assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

                                PREFERRED STOCK

     The board of directors is authorized, subject to Delaware law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire a majority of the outstanding voting stock of iVillage. iVillage has no present plans to issue any shares of preferred stock.

                                    WARRANTS

     As of June 30, 1999, iVillage had outstanding warrants to purchase 1,020,625 shares of common stock at a weighted average exercise price of $12.53 per share. These warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of iVillage's common stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. These warrants expire on dates ranging from September 2000 to May 2003.

                              REGISTRATION RIGHTS

     According to the terms of the Fourth Amended and Restated Registration Rights Agreement, as amended, the holders of 40% of the outstanding shares of common stock held by parties to that agreement (except for founders of iVillage), including shares issuable upon the exercise of warrants to purchase common stock, are entitled to demand that iVillage file a registration statement with respect to the registration of such shares under the Securities Act. iVillage is not required to effect:

     o more than four registrations;

     o a registration during any period in which any other registration statement has been filed or has been declared effective within the prior 180 days;

     o a registration within 60 days following the determination of the board of directors of iVillage to file a registration statement; or

     o a registration for a period not to exceed 60 days, if the board of directors of iVillage has made a good faith determination that it would be seriously detrimental to iVillage or the holders of registration rights for a registration statement to be filed.

     In addition, one stockholder is entitled to one separate demand registration right with respect to the registration of its 1,629,676 shares of common stock under the Securities Act, subject to the limitations set forth above. Furthermore, according to the terms of the registration rights agreement the holders of 12,645,273 shares of common stock, including shares issuable upon the exercise of warrants to purchase common stock, are entitled to piggyback registration rights in connection with any registration by iVillage of its securities for its own account or the account of other securityholders.

     At any time after iVillage becomes eligible to file a registration statement on Form S-3, some holders of demand registration rights may require iVillage to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of common stock. iVillage is not required to effect more than one such registration in any six-month period.

     Effective as of July 23, 1999, the Fourth Amended and Restated Registration Rights Agreement was amended to provide that the holders of registrable shares thereunder do not have piggyback registration rights with respect to registrations of their shares on a registration statement which was previously filed by iVillage.

     iVillage has also granted piggyback registration rights to the former Online Psych stockholders with respect to the 577,484 shares of iVillage common stock issued to these stockholders in connection with iVillage's acquisition of Online Psych, pursuant to a registration rights agreement and subject to the piggyback registration rights of the holders under the Fourth Amended and Restated Registration Rights Agreement.

     According to a registration rights agreement entered into in connection with the Family Point acquisition, iVillage has agreed to file a shelf registration statement with respect to the approximately 511,000 shares of common stock issued to the Family Point stockholders within 90 days after the closing of the acquisition. Under certain circumstances, iVillage may defer the filing of the shelf registration statement. In addition, Family Point stockholders have piggyback registration rights subject to the piggyback registration rights of iVillage's existing holders of registrable shares.

     The registration rights of any holder terminate when the shares held by the holder may be sold under Rule 144 during any three-month period. iVillage is generally required to bear all of the expenses of all registrations under the registration rights agreements, except underwriting discounts and commissions. The registration rights agreements also contain a commitment of iVillage to indemnify the holders of registration rights.

CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

     iVillage is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder", or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder" unless:

     o the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     o on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     iVillage's bylaws divide the board of directors into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of iVillage and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. iVillage's certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and iVillage's bylaws eliminate the right of stockholders to call special meetings of stockholders. The certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of iVillage. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of iVillage. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have outstanding an aggregate of 29,492,923 shares of our common stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are owned by "affiliates" as that term is defined in Rule 144 under the Securities Act. Of the remaining 26,792,923 shares of common stock held by existing stockholders, 17,445,985 are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.


                               LOCK-UP AGREEMENTS


     All of our officers, directors and certain stockholders have signed lock-up agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 90 days after the date of this prospectus. Transfers or dispositions can be made sooner:


     o with the prior written consent of Goldman Sachs;

     o in the case of some transfers to affiliates;

     o as a bona fide gift; or

     o to any trust.

     Subject to the provisions of Rule 144 and 144(k), restricted shares totaling 10,804,376 are available for sale in the public market, subject in the case of shares held by affiliates to the volume restrictions contained in those rules.

                                    RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     o 1% of the number of shares of common stock then outstanding, which will equal approximately 294,929 shares immediately after this offering; or


     o the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                  RULE 144(K)

     Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                              REGISTRATION RIGHTS

     The holders of 16,260,023 shares of our common stock, including shares issuable upon the exercise of warrants to purchase common stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital
Stock--Registration Rights".

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for iVillage by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts. A partner of Orrick, Herrington & Sutcliffe LLP owns an aggregate of 4,408 shares of iVillage's common stock.

                                    EXPERTS

     The consolidated balance sheets of iVillage Inc. and subsidiaries as of December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1998, the balance sheets of Health ResponseAbility Systems, Inc. as of December 31, 1995 and 1996 and the statements of operations, stockholders' (deficit) equity and cash flows for the two years then ended, the balance sheets of KnowledgeWeb, Inc., as of December 31, 1997 and 1998 and the statements of operations, stockholders' equity and cash flows for the two years then ended, the balance sheets of Lamaze Publishing Company, Inc. as of December 31, 1997 and 1998 and the statements of operations, stockholders' deficit and cash flows for the two years then ended and the balance sheets of Online Psychological Services, Inc., as of December 31, 1997 and 1998 and the statements of operations, stockholders' deficit and cash flows for the two years then ended have been included in this registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     iVillage is subject to the informational requirements of the Exchange Act of 1934, as amended, and files reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the reports, proxy and information statements or other information iVillage files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. iVillage's Commission filings are also available to you on the Commission's Internet site (http://www.sec.gov).

     iVillage has filed with the Commission a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information, reference is made to the registration statement and the exhibits and schedules thereto. Copies of the registration statement may be inspected, without charge, at the principal office of the Commission or at the regional offices referred to above, or obtained upon payment of prescribed rates from the Public Reference Section of the Commission at its principal office.

                         INDEX TO FINANCIAL STATEMENTS
                         IVILLAGE INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                   PAGE(S)
                                                             -------------------
Report of Independent Accountants.........................                   F-3

Consolidated Balance Sheets at December 31, 1997 and
  1998....................................................                   F-4

Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998........................                   F-5

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1996, 1997 and 1998............                   F-6

Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998........................                   F-7

Notes to Consolidated Financial Statements................            F-8 - F-25

Schedule of Valuation and Qualifying Accounts.............                  F-26

                         IVILLAGE INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets at December 31, 1998
  and June 30, 1999 (unaudited)...........................                  F-27

Condensed Consolidated Statements of Operations for the
  three months and six months ended June 30, 1998 and 1999
  (unaudited).............................................                  F-28

Condensed Consolidated Statements of Cash Flows for the
  three months and six months ended June 30, 1998 and 1999
  (unaudited).............................................                  F-29

Notes to Condensed Consolidated Financial Statements......           F-30 - F-34

                         IVILLAGE INC. AND SUBSIDIARIES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Financial
  Information.............................................           F-35 - F-36

Unaudited Pro Forma Condensed Consolidated Balance Sheet
  as of June 30, 1999.....................................                  F-37

Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the year ended December 31, 1998.........                  F-38

Unaudited Pro Forma Consolidated Statement of Operations
  for the six months
  ended June 30, 1999.....................................                  F-39

Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements....................................           F-40 - F-41

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                              FINANCIAL STATEMENTS

Report of Independent Accountants.........................                  F-42

Balance Sheets at December 31, 1995 and 1996 and May
  29,1997 (unaudited).....................................                  F-43

Statements of Operations for the years ended December 31,
  1995 and 1996 and the periods ended May 29, 1996 and
  1997 (unaudited)........................................                  F-44

Statements of Stockholder's (Deficit) Equity for the years
  ended December 31, 1995 and 1996 and the period ended
  May 29, 1997 (unaudited)................................                  F-45

Statements of Cash Flows for the years ended December 31,
  1995 and 1996 and the periods ended May 29, 1996 and
  1997 (unaudited)........................................                  F-46

Notes to Financial Statements.............................           F-47 - F-50

                               KNOWLEDGEWEB, INC.
                              FINANCIAL STATEMENTS

Report of Independent Accountants.........................                  F-51

Balance Sheets at December 31, 1997 and 1998..............                  F-52

Statements of Operations for the years ended December 31,
  1997 and 1998...........................................                  F-53

Statements of Stockholders' Equity for the years ended
  December 31, 1997 and 1998..............................                  F-54

Statements of Cash Flows for the years ended December 31,
  1997 and 1998...........................................                  F-55

Notes to Financial Statements.............................           F-56 - F-61

                        LAMAZE PUBLISHING COMPANY, INC.
                              FINANCIAL STATEMENTS

Report of Independent Accountants.........................                  F-62

Balance Sheets at December 31, 1997 and 1998 and June 30,
  1999 (unaudited)........................................                  F-63

Statements of Operations for the years ended December 31,
  1997 and 1998 and the six month period ended June 30,
  1998 and 1999 (unaudited)...............................                  F-64

Statements of Changes in Stockholder's Deficit for the
  years ended December 31, 1997 and 1998 and the period
  ended June 30, 1999 (unaudited).........................                  F-65

Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and the six month period ended June 30,
  1998 and 1999 (unaudited)...............................                  F-66

Notes to Financial Statements.............................           F-67 - F-72

                      ONLINE PSYCHOLOGICAL SERVICES, INC.
                              FINANCIAL STATEMENTS

Report of Independent Accountants.........................                  F-73

Balance Sheets at December 31, 1997 and 1998 and
  March 31, 1999 (unaudited)..............................                  F-74

Statements of Operations for the years ended December 31,
  1997 and 1998 and the three months ended March 31, 1998
  and 1999 (unaudited)....................................                  F-75

Statements of Stockholders' Deficit for the years ended
  December 31, 1997 and 1998 and the period ended
  March 31, 1999 (unaudited)..............................                  F-76

Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and the three months ended March 31, 1998
  and 1999 (unaudited)....................................                  F-77

Notes to Financial Statements.............................           F-78 - F-81

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
iVillage Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of iVillage Inc. and Subsidiaries (the "Company") at December 31, 1998 and 1997, and the consolidated results of operations and cash flows for each of the three years then ended, in conformity with generally accepted accounting principles. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
February 4, 1999

                         IVILLAGE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                             DECEMBER 31,            PRO FORMA AS OF
                                                     ----------------------------      DECEMBER 31,
                                                         1997            1998             1998
                                                     ------------    ------------    ---------------
                                                                                       (UNAUDITED)
                                                                                      (SEE NOTE 2)
                                               ASSETS
Current assets:
Cash and cash equivalents.........................   $  4,334,721    $ 30,824,869     $  30,824,869
Accounts receivable, less allowance of $279,829
  and $746,349, respectively......................      2,199,520       3,147,561         3,147,561
Other current assets..............................        153,985         715,161           715,161
                                                     ------------    ------------     -------------
    Total current assets..........................      6,688,226      34,687,591        34,687,591
                                                     ------------    ------------     -------------

Fixed assets, net.................................      3,802,823       7,380,366         7,380,366
Goodwill and other intangible assets, net.........      5,598,233       4,535,148         4,535,148
Other assets......................................        146,801         187,860           187,860
                                                     ------------    ------------     -------------
    Total assets..................................   $ 16,236,083    $ 46,790,965     $  46,790,965
                                                     ------------    ------------     -------------
                                                     ------------    ------------     -------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses.............   $  3,989,945    $ 11,559,711     $  11,559,711
Capital leases payable............................        247,943         136,573           136,573
Deferred revenue..................................      1,004,199       2,909,740         2,909,740
Other current liabilities.........................        332,531         162,859           162,859
                                                     ------------    ------------     -------------
    Total current liabilities.....................      5,574,618      14,768,883        14,768,883

Capital leases payable, net of current portion....        139,346              --                --
                                                     ------------    ------------     -------------
    Total liabilities.............................      5,713,964      14,768,883        14,768,883
                                                     ------------    ------------     -------------

Commitments and contingencies

Stockholders' equity:
Series A convertible preferred stock--par value
  $.0005, 1,000,000 shares authorized, issued and
  outstanding.....................................            500             500                --
Series B and B-1 convertible preferred stock--par
  value $.0005, 5,929,846 shares authorized,
  4,777,746 issued and outstanding................          2,389           2,389                --
Series C convertible preferred stock--par value
  $.0005,
  13,528,765 shares authorized, 13,193,445 issued
  and outstanding.................................          6,597           6,597                --
Series D convertible preferred stock--par value
  $.0005,
  13,000,000 shares authorized, issued and
  outstanding.....................................             --           6,500                --
Series E convertible preferred stock--par value
  $.0005,
  18,953,616 shares authorized, 11,730,948 issued
  and outstanding.................................             --           5,865                --
Common stock, par value $.01, 35,000,000 and
  65,000,000 shares authorized, 1,819,735 and
  2,113,385 issued and outstanding at
  December 31, 1997 and 1998, respectively;
  16,898,590 issued and outstanding, pro forma
  (unaudited).....................................         18,197          21,133           168,986
Additional paid-in capital........................     43,180,649     112,848,505       112,722,503
Accumulated deficit...............................    (32,621,213)    (76,274,895)      (76,274,895)
Stockholders notes receivable.....................        (65,000)       (565,000)         (565,000)
Unearned compensation and deferred advertising....             --      (4,029,512)       (4,029,512)
                                                     ------------    ------------     -------------
    Total stockholders' equity....................     10,522,119      32,022,082        32,022,082
                                                     ------------    ------------     -------------
    Total liabilities and stockholders' equity....   $ 16,236,083    $ 46,790,965     $  46,790,965
                                                     ------------    ------------     -------------
                                                     ------------    ------------     -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         IVILLAGE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31,
                                                -------------------------------------------
                                                   1996            1997            1998
                                                -----------    ------------    ------------
Revenues:
  Sponsorship, advertising and usage.........   $   732,045    $  6,018,696    $ 12,450,620
  Commerce...................................            --              --       2,561,203
                                                -----------    ------------    ------------
    Total revenues...........................       732,045       6,018,696      15,011,823
                                                -----------    ------------    ------------
Cost of revenues.............................     3,468,374       5,530,431      12,403,247
                                                -----------    ------------    ------------
Gross margin.................................    (2,736,329)        488,265       2,608,576

Operating expenses:
  Product development and technology.........     1,053,036       2,075,924       2,117,768
  Sales and marketing........................     2,708,779       8,770,581      28,522,874
  General and administrative.................     3,103,864       7,840,588      10,612,434
  Depreciation and amortization..............       108,956       2,886,256       5,683,006
                                                -----------    ------------    ------------

    Total operating expenses.................     6,974,635      21,573,349      46,936,082
                                                -----------    ------------    ------------

Loss from operations.........................    (9,710,964)    (21,085,084)    (44,327,506)

Interest income (expense), net...............        28,282        (215,876)        591,186
Loss on sale of Web site.....................            --              --        (503,961)
Minority interest............................            --              --         586,599
                                                -----------    ------------    ------------

Net loss.....................................   $(9,682,682)   $(21,300,960)   $(43,653,682)
                                                -----------    ------------    ------------

Basic and diluted net loss per share.........   $     (8.90)   $     (13.65)   $     (21.10)
                                                -----------    ------------    ------------
                                                -----------    ------------    ------------
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share.................     1,087,353       1,560,957       2,068,473
                                                -----------    ------------    ------------
                                                -----------    ------------    ------------
Pro forma basic and diluted net loss per
  share (Note 2).............................                                  $      (2.59)
                                                                               ------------
                                                                               ------------
Shares of common stock used in computing pro
  forma basic and diluted net loss per share
  (Note 2)...................................                                    16,853,678
                                                                               ------------
                                                                               ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         IVILLAGE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  CONVERTIBLE        CONVERTIBLE        CONVERTIBLE         CONVERTIBLE         CONVERTIBLE
                                PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK
                                   SERIES A           SERIES B            SERIES C            SERIES D            SERIES E
                               -----------------  -----------------  ------------------  ------------------  ------------------
                                SHARES    AMOUNT   SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT
                               ---------  ------  ---------  ------  ----------  ------  ----------  ------  ----------  ------
Balance at January 1, 1996.... 1,000,000   $500
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock in
 connection with
 acquisition..................
Issuance of Series B and
 Series B-1 convertible
 preferred stock..............                    4,777,746  $2,389
Issuance of stock options to
 consultants and directors....
Issuance of warrants to AOL
 for channel services.........
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------
Balance at December 31,
 1996......................... 1,000,000    500   4,777,746  2,389
Issuance of common stock in
 connection with exercise of
 stock options................
Notes receivable due from
 stockholders in connection
 with exercise of options.....
Issuance of Series C
 convertible preferred
 stock........................                                       13,193,445  $6,597
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock and
 options in connection with
 business acquisitions........
Issuance of stock options to
 consultants and directors....
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------
Balance at December 31,
 1997......................... 1,000,000    500   4,777,746  2,389   13,193,445  6,597
Issuance of common stock for
 cash.........................
Issuance of Series D
 convertible preferred
 stock........................                                                           13,000,000  $6,500
Issuance of Series E
 convertible preferred
 stock........................                                                                               11,730,948  $5,865
Issuance of stock options to
 consultants and directors....
Issuance of common stock in
 connection with exercise of
 stock options................
Issuance of stock options in
 connection with business
 transactions.................
Officer loan receivable.......
Issuance of options to NBC....
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------
Balance at December 31,
 1998......................... 1,000,000   $500   4,777,746  $2,389  13,193,445  $6,597  13,000,000  $6,500  11,730,948  $5,865
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------


                                   COMMON STOCK
                                ------------------
                                 SHARES    AMOUNT
                                ---------  -------
Balance at January 1, 1996....  1,083,335  $10,833
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock in
 connection with
 acquisition..................     66,667      667
Issuance of Series B and
 Series B-1 convertible
 preferred stock..............
Issuance of stock options to
 consultants and directors....
Issuance of warrants to AOL
 for channel services.........
Net loss......................
                                ---------  -------
Balance at December 31,
 1996.........................  1,150,002   11,500
Issuance of common stock in
 connection with exercise of
 stock options................     33,333      333
Notes receivable due from
 stockholders in connection
 with exercise of options.....
Issuance of Series C
 convertible preferred
 stock........................
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock and
 options in connection with
 business acquisitions........    636,400    6,364
Issuance of stock options to
 consultants and directors....
Net loss......................
                                ---------  -------
Balance at December 31,
 1997.........................  1,819,735   18,197
Issuance of common stock for
 cash.........................    284,317    2,843
Issuance of Series D
 convertible preferred
 stock........................
Issuance of Series E
 convertible preferred
 stock........................
Issuance of stock options to
 consultants and directors....
Issuance of common stock in
 connection with exercise of
 stock options................      9,333       93
Issuance of stock options in
 connection with business
 transactions.................
Officer loan receivable.......
Issuance of options to NBC....
Net loss......................
                                ---------  -------
Balance at December 31,
 1998.........................  2,113,385  $21,133
                                ---------  -------
                                ---------  -------


                                                              UNEARNED
                                ADDITIONAL  STOCKHOLDERS    COMPENSATION
                                  PAID IN      NOTES        AND DEFERRED     ACCUMULATED
                                  CAPITAL   RECEIVABLE     ADVERTISING COST    DEFICIT        TOTAL
                                ----------- -------------  ----------------  ------------  ------------
Balance at January 1, 1996....  $   997,037                                  $ (1,637,571) $   (629,201)
Issuance of warrants in
 connection with interest on
 convertible notes............       30,101                                                      30,101
Issuance of common stock in
 connection with
 acquisition..................      499,333                                                     500,000
Issuance of Series B and
 Series B-1 convertible
 preferred stock..............   11,941,976                                                  11,944,365
Issuance of stock options to
 consultants and directors....       62,007                                                      62,007
Issuance of warrants to AOL
 for channel services.........    1,034,838                                                   1,034,838
Net loss......................                                                 (9,682,682)   (9,682,682)
                                -----------   ---------      ------------    ------------  ------------
Balance at December 31,
 1996.........................   14,565,292                                   (11,320,253)    3,259,428
Issuance of common stock in
 connection with exercise of
 stock options................       99,667                                                     100,000
Notes receivable due from
 stockholders in connection
 with exercise of options.....                $ (65,000)                                        (65,000)
Issuance of Series C
 convertible preferred
 stock........................   24,823,398                                                  24,829,995
Issuance of warrants in
 connection with interest on
 convertible notes............      334,339                                                     334,339
Issuance of common stock and
 options in connection with
 business acquisitions........    3,292,558                                                   3,298,922
Issuance of stock options to
 consultants and directors....       65,395                                                      65,395
Net loss......................                                                (21,300,960)  (21,300,960)
                                -----------   ---------      ------------    ------------  ------------
Balance at December 31,
 1997.........................   43,180,649     (65,000)                      (32,621,213)   10,522,119
Issuance of common stock for
 cash.........................    1,663,823                                                   1,666,666
Issuance of Series D
 convertible preferred
 stock........................   31,481,978                                                  31,488,478
Issuance of Series E
 convertible preferred
 stock........................   32,089,088                                                  32,094,953
Issuance of stock options to
 consultants and directors....      146,994                  $    (68,845)                       78,149
Issuance of common stock in
 connection with exercise of
 stock options................       47,507                                                      47,600
Issuance of stock options in
 connection with business
 transactions.................      277,799                                                     277,799
Officer loan receivable.......                 (500,000)                                       (500,000)
Issuance of options to NBC....    3,960,667                    (3,960,667)
Net loss......................                                                (43,653,682)  (43,653,682)
                                -----------   ---------      ------------    ------------  ------------
Balance at December 31,
 1998......................... $112,848,505   $(565,000)     $ (4,029,512)   $(76,274,895) $ 32,022,082
                                -----------   ---------      ------------    ------------  ------------
                                -----------   ---------      ------------    ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         IVILLAGE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                          -------------------------------------------
                                                                             1996            1997            1998
                                                                          -----------    ------------    ------------
Cash flows from operating activities:
  Net loss.............................................................   $(9,682,682)   $(21,300,960)   $(43,653,682)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Expense recognized in connection with issuance of warrants and
      stock options....................................................        92,108       1,434,572         255,954
    Depreciation and amortization......................................       108,956       2,886,256       5,683,006
    Bad debt expense...................................................            --         746,589         855,000
    Loss on sale of Web site...........................................            --              --         503,961
    Minority interest..................................................            --              --        (586,599)
    Changes in operating assets and liabilities:
      Accounts receivable..............................................      (528,968)     (2,410,489)     (1,878,637)
      Other current assets.............................................       (71,787)       (194,781)       (360,580)
      Accounts payable and accrued expenses............................     1,034,070       2,609,437       5,144,391
      Deferred revenue.................................................       294,998         709,201       1,905,541
      Other liabilities................................................        64,236         268,295        (169,672)
                                                                          -----------    ------------    ------------
        Net cash used in operating activities..........................    (8,689,069)    (15,251,880)    (32,301,317)
                                                                          -----------    ------------    ------------

Cash flows from investing activities:
  Purchase of fixed assets.............................................      (665,148)     (4,001,052)     (5,315,516)
  Acquisitions of Web sites............................................            --      (2,865,000)     (1,040,000)
  Proceeds from sale of Web sites......................................            --              --         600,000
                                                                          -----------    ------------    ------------
        Net cash used in investing activities..........................      (665,148)     (6,866,052)     (5,755,516)
                                                                          -----------    ------------    ------------

Cash flows from financing activities:
  Proceeds from convertible notes payable..............................     1,800,000       3,775,000              --
  Proceeds from issuance of common stock...............................            --          37,500       1,714,266
  Proceeds from issuance of convertible preferred stock, net...........     9,494,365      21,054,995      63,583,431
  Principal payments on capital leases.................................            --        (516,621)       (250,716)
  Stockholder note receivable..........................................            --              --        (500,000)
                                                                          -----------    ------------    ------------
        Net cash provided by financing activities......................    11,294,365      24,350,874      64,546,981
                                                                          -----------    ------------    ------------
Net increase in cash for the period....................................     1,940,148       2,232,942      26,490,148
Cash and cash equivalents, beginning of period.........................       161,631       2,101,779       4,334,721
                                                                          -----------    ------------    ------------
Cash and cash equivalents, end of period...............................   $ 2,101,779    $  4,334,721    $ 30,824,869
                                                                          -----------    ------------    ------------
                                                                          -----------    ------------    ------------
Cash paid during the period for interest...............................   $        --    $     66,223    $     37,392
                                                                          -----------    ------------    ------------
                                                                          -----------    ------------    ------------

Supplemental disclosure of non-cash investing and financing activities:
    During 1996 and 1997, certain convertible notes were converted into preferred stock (see Note 8).
    During December 1996, iVillage acquired ParentsPlace.com in exchange for the issuance of common stock (see
     Note 5).
    During 1997, iVillage entered in capital leases for computer equipment totaling $1,015,460.
    During 1997, iVillage acquired several Web site assets through the issuance of stock (see Note 5).
    During 1998, iVillage recorded a liability of $1,040,000 in connection with a contingent payment to be provided to the prior owners of Health ResponseAbility Systems, Inc. (see Note 5).

  The accompanying notes are an integral part of these consolidated financial statements.

                         IVILLAGE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

     iVillage Inc. was incorporated in the State of Delaware on June 8, 1995 and commenced operations on July 1, 1995. iVillage Inc. and its subsidiaries ("iVillage" or the "Company") is engaged in the development of programming material for distribution through online service providers and the Internet and is involved in the sale of products through its Web sites. The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. During 1998, the Company has received additional financing of approximately $65.3 million through the issuance of common stock and Series D and Series E convertible preferred stock. Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1999. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if such resources were not available on terms acceptable to the Company.

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

2. SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION

     To date, the Company's revenues have been derived primarily from the sale of sponsorship and advertising contracts and commerce revenues.

Sponsorship and Advertising

     Sponsorship revenues are derived principally from contracts ranging from one to three years in which the Company commits to provide sponsors promotional opportunities in addition to traditional banner advertising. Typically, sponsorship agreements provide for the delivery of impressions (on-line advertisements displayed to a user) on the Company's Web sites, exclusive relationships and the design and development of customized sites designed to enhance the promotional objective of the sponsor. The portion of sponsorship revenues related to the delivery of impressions are recognized ratably in the period in which the advertisement is displayed, provided that none of the Company's significant obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. The portion of the up-front non refundable fee specified in the contract related to the up-front customized design work is recognized in the period in which the design work is performed, typically within the first three months of the contract term.

     Advertising revenues are derived principally from short-term advertising contracts in which the Company typically guarantees a minimum number of impressions or pages to be delivered to users over

                         IVILLAGE INC. AND SUBSIDIARIES
a specified period of time for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the guaranteed impressions are achieved. Sponsorship and advertising revenues were approximately 74%, 93% and 80% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively.

     Sponsorship and advertising revenues include barter revenues, which is the exchange by the Company of advertising space on the Company's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements delivered, unless the fair value of the goods and services received is more objectively determinable, and are recognized when the advertisements are run on the Company's Web sites. Barter expenses are recognized at the value of advertisements received when the Company's advertisements are run on the reciprocal Web sites, which typically occurs in the same period as when the revenue is recognized, and are included as part of sales and marketing expenses. Barter revenues represented 1%, 10% and 20% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively.

     Usage revenues received from America Online, Inc. ("AOL"), which totaled approximately $187,000 and $390,000 for the years ended December 31, 1996 and 1997, are derived from AOL customers visiting the Company's site on the AOL online service and are recognized as they are earned (based upon visitations to the site). As discussed in Note 4, the Company signed a new agreement with AOL during 1997 which eliminated future usage revenues.

     In 1996, no one advertiser accounted for greater than 10% of total revenues. In 1997, revenues from the Company's five largest advertisers accounted for approximately 26% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. In 1998, revenues from the Company's five largest advertisers accounted for approximately 17% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. At December 31, 1996, four customers individually represented greater than 10% of the net accounts receivable balance. At December 31, 1997, one customer accounted for approximately 31% of the net accounts receivable balance. At December 31, 1998, one customer accounted for 11% of the net accounts receivable balance.

Commerce

     As discussed in Note 5, in April 1998, the Company acquired a majority interest in a subsidiary, iBaby, an on-line distributor of children's products. The Company recognizes revenue from product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured. Outbound shipping and handling charges billed to customers are included in sales. The Company provides an allowance for sales returns, which have not been significant, based on iBaby's historical experience. Total net revenues of iBaby were approximately $2.6 million for the period April 1998 (date of acquisition) through December 31, 1998.

FIXED ASSETS

     Depreciation of equipment, furniture and fixtures, and purchased computer software is provided for by the straight-line method over their estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

                         IVILLAGE INC. AND SUBSIDIARIES

GOODWILL AND INTANGIBLE ASSETS

     Goodwill and intangible assets consist of trademarks and the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Goodwill and intangible assets are amortized using the straight-line method over the period of expected benefit, generally between three and five years. The Company assesses the recoverability of its goodwill and intangible assets by determining whether the amortization of the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at the Company's incremental borrowing rate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Amortization expense for goodwill and intangible assets for the years ended December 31, 1997 and 1998 was approximately $1,100,000 and $2,996,000, respectively.

INCOME TAXES

     The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include money market accounts and all highly liquid investments purchased with original maturities of three months or less. The Company maintains its cash and cash equivalents in highly rated financial institutions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's capital lease and other equipment financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the useful lives of fixed assets and the recoverability of fixed assets, capitalized software, goodwill and deferred tax assets.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS
No. 128"). SFAS No. 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary

                         IVILLAGE INC. AND SUBSIDIARIES
earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive. The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the assumed conversion of all outstanding shares of Convertible Preferred Stock and the issuance of shares to holders of Series B Convertible Preferred Stock resulting from anti-dilution protection.

COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 in the first quarter of 1998. The Company has had no other comprehensive income items to report.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

PRO FORMA INFORMATION (UNAUDITED)

     The pro forma balance sheet as of December 31, 1998 reflects the issuance/conversion of the following equity securities into an aggregate of 14,785,205 shares of common stock:

      i. 1,000,000 shares of Series A Convertible Preferred Stock;

      ii. 4,777,746 shares of Series B and B-1 Convertible Preferred Stock;

      iii. 13,193,445 shares of Series C Convertible Preferred Stock;

      iv. 13,000,000 shares of Series D Convertible Preferred Stock;

      v. 217,825 shares of common stock to holders of Series B and B-1 Convertible Preferred Stock resulting from anti-dilution protection; and

      vi. 11,730,948 shares of Series E Convertible Preferred Stock.

     Excludes (a) such number of shares that may be issuable in connection with the acquisition of the minority interest in iBaby and (b) 4,889,030 shares of Series E Convertible Preferred Stock issuable to National Broadcasting Company, Inc. ("NBC") over the next three years pursuant to the Company's agreement with NBC, plus a warrant granted to NBC to purchase up to 1,783,882 additional shares of Series E Convertible Preferred Stock and (c) 802,125 shares issuable in connection with the acquisition of KnowledgeWeb, Inc. d/b/a/Astrology.Net and 181,208 options to purchase shares issuable in conjunction with employment agreements with certain stockholders and employees of KnowledgeWeb, Inc.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or

                         IVILLAGE INC. AND SUBSIDIARIES
obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

3. FIXED ASSETS:

     Fixed assets consist of the following:

                                                                                  DECEMBER 31,
                                                                         ------------------------------
                                                                              1997            1998
                                                                         --------------  --------------
Computer equipment.....................................................  $    2,579,083  $    6,949,815
Capitalized software...................................................       2,295,138       2,655,838
Furniture and fixtures.................................................         283,024       1,165,283
Leasehold improvements.................................................         462,262       1,113,386
                                                                         --------------  --------------
                                                                              5,619,507      11,884,322
Less, accumulated depreciation and amortization........................      (1,816,684)     (4,503,956)
                                                                         --------------  --------------
                                                                         $    3,802,823  $    7,380,366
                                                                         --------------  --------------
                                                                         --------------  --------------

Depreciation and amortization of fixed assets was approximately $109,000, $1,780,000 and $2,687,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

4. RELATED-PARTY TRANSACTIONS:

AOL

     In September 1995, the Company entered into an information provider agreement with AOL, a holder of different classes of iVillage stock, whereby AOL had agreed to carry the Company's programming material on the AOL service for a period of one year. As a result of this agreement, AOL received a percentage, as defined, of the Company's revenues and paid the Company a usage fee based upon hours of viewership of the iVillage site on the AOL network.

     In May 1996, the Company entered into an information provider agreement with AOL whereby AOL agreed to carry up to four Company channels for a period of two years. In return, the Company issued to AOL 266,666 warrants (on a post-split basis) convertible into Series B Convertible Preferred Stock at an exercise price of $7.50 per warrant. In accordance with Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company valued the warrants issued to AOL, using the Black-Scholes option pricing model, at $3.87 per share. The following assumptions were used in the option pricing model: stock price of $7.50, exercise price of $7.50, option term of 5 years, risk free rate of interest of 6.5%, 50% volatility and a dividend yield of 0%. The cost of the warrants were to be expensed over the life of each channel, however, the agreement was canceled

                         IVILLAGE INC. AND SUBSIDIARIES
in 1997; as a result, the Company expensed the unamortized value of these warrants, $1,034,838, in 1997.

     In July 1997, the Company entered into an interactive services agreement with AOL (the "AOL Agreement"), whereby the Company received anchor tenant distribution within the AOL service. This agreement superseded any prior agreements between the Company and AOL. The AOL Agreement, which was due to expire on February 28, 1999, provided both parties with the right to extend the agreement. In consideration for AOL carrying certain channels of the Company, the Company receiving guaranteed impressions and other services, the Company was obligated to pay AOL monthly payments of approximately $229,000 until September 1, 1998 and approximately $201,000 thereafter until February 28, 1999, make certain additional payments based on revenues and provide $2,334,000 of in-kind commitments to AOL which primarily consisted of the mentioning of "AOL
Keyword: iVillage" within iVillage advertisements and other promotions. These commitments were not valued as part of the obligation to AOL as no incremental costs were incurred and fair value could not be reasonably determined. At December 31, 1997, the Company owed AOL approximately $947,000 in connection with the AOL Agreement and other expenses.

     In January 1998, iVillage entered into a shopping channel promotional agreement with AOL (the "Shopping Channel Agreement"), whereby AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. The Shopping Channel Agreement provided for monthly installments of $10,417 paid to AOL through December 31, 1998.

     On December 31, 1998, the Company entered into an interactive services agreement with AOL (the "1998 AOL Agreement"), which supersedes the AOL Agreement. The 1998 AOL Agreement expires on December 31, 2000 and allows both parties to extend the term of the agreement for an additional year. The 1998 AOL Agreement provides for the Company to receive anchor tenant distribution on certain AOL channels, guaranteed impressions, and other services. In consideration for such services the Company is obligated to (i) pay AOL minimum quarterly payments of approximately $921,000 until March 31, 1999, approximately $611,000 from April 1, 1999 through December 31, 1999 and approximately $807,000 from January 1, 2000 through December 31, 2000, and (ii) provide up to $2 million of advertising to AOL, as defined in the 1998 AOL Agreement. At
December 31, 1998 no amounts were owed to AOL in connection with the 1998 AOL Agreement, however, the Company recorded a prepaid expense of approximately $201,000 as a result of an advance payment on the new agreement.

     The Company estimates that a significant portion of its traffic is derived from AOL and if the financial condition and operations of AOL were to deteriorate significantly, or if the traffic to the Company's site generated by AOL were to substantially decrease, the Company's advertising revenues could be adversely affected.

OTHER RELATED PARTIES

     In July 1997, iVillage entered into a one-year agreement with Tenet Healthcare Corporation ("Tenet"), a stockholder, whereby Tenet was a sponsor of one of iVillage's channels and developed content for use on the channel in exchange for a fee paid in quarterly installments. For the year ended
December 31, 1998, this agreement generated revenues of approximately $247,000. As of December 31, 1998, the Company was owed approximately $75,000 from this stockholder.

     During 1997 and 1998, the Company had sponsorship and advertising agreements with Intel Corp., a stockholder, which generated revenues of approximately $19,000 and $130,000, respectively. As of December 31, 1997 and 1998, the Company was owed approximately $16,000 and $120,000, respectively, from this stockholder.

                         IVILLAGE INC. AND SUBSIDIARIES

     In November 1998, iVillage entered into a one-year content distribution agreement with Cox Interactive Media ("Cox"), a stockholder, whereby iVillage agreed to provide content for Cox's Web sites in return for displaying the iVillage logo on the Cox Web sites and establishing links on the Cox Web sites to iVillage's network.

OFFICER LOAN RECEIVABLE

     In June 1998, the Company accepted a non-recourse promissory note in the principal amount of $500,000 (the "Note") from its chief executive officer ("CEO"). The Note is collateralized by 166,666 shares of the Company's common stock which is held by the Company. Interest is payable annually on December 31 of each year, commencing December 31, 1998, at the rate of 5.58%. The outstanding principal balance on the Note is payable on June 5, 2001. As of December 31, 1998, the CEO has borrowed $500,000 under the note, which is recorded as a stockholder note receivable and classified as a reduction of equity.

5. BUSINESS ACQUISITIONS AND DISPOSITIONS:

PARENTSPLACE.COM

     On December 9, 1996, the Company acquired all of the outstanding stock of ParentsPlace.com, an Internet content provider, in exchange for 66,666 shares of the Company's common stock. The cost of the acquisition was allocated to the assets and liabilities assumed based upon their estimated fair values as follows:

Working capital..................................................................  $   (77,323)
Equipment........................................................................       19,726
Goodwill.........................................................................      557,597
                                                                                   -----------
                                                                                   $   500,000
                                                                                   -----------
                                                                                   -----------

HRS

     In May 1997, the Company completed the acquisition of Health ResponseAbility Systems, Inc. ("HRS"), an Internet content provider, in exchange for $2,600,000 in cash, 433,400 shares of the Company's common stock valued at $2,210,340 or $5.10 per share, and additional cash amounts contingent on future performance levels of HRS and the Company. In addition, the Company issued to AOL 203,000 shares of common stock in exchange for the release of all equity rights in HRS held by AOL valued at $1,035,300.

     The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:

Working capital................................................................  $    (159,991)
Equipment......................................................................         50,300
Goodwill.......................................................................      5,955,331
                                                                                 -------------
                                                                                 $   5,845,640
                                                                                 -------------
                                                                                 -------------

     In January 1998, the Company agreed to pay $1,560,000 to the prior owners of HRS in a final settlement of the cash amounts contingent upon future performance levels, as stipulated in the agreement for the acquisition of HRS. This amount was recorded as additional goodwill and is being amortized over the remaining period of expected benefit.

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of HRS had been consummated on January 1, 1996. The acquisitions of ParentsPlace.com and StudentCenter would not have had a significant impact on the pro forma

                         IVILLAGE INC. AND SUBSIDIARIES
information. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

                                                                         1996              1997
                                                                     ------------      ------------
Revenues..........................................................   $  1,674,226      $  6,381,437
Net loss..........................................................   $(12,092,617)     $(22,910,945)

STUDENTCENTER

     In September 1997, the Company acquired substantially all of the assets of StudentCenter LLC ("StudentCenter"), an Internet content provider, for $125,000 and the issuance of options to purchase 41,666 shares of common stock of the Company at $5.10 per share. These options were valued at approximately $53,000 using the Black-Scholes option pricing model. The following assumptions were used in the option pricing model: stock price of $5.10, exercise price of $7.50, term of 3 years, risk free rate of interest of 6%, 50% volatility and a dividend yield of 0%. In addition, the Company was required to make revenue-based and other bonus payments, of which $30,000 was recorded as of December 31, 1997, based on the amount of StudentCenter revenues, page views and other criteria. The $208,000 purchase price was allocated to goodwill and intangible assets and is being amortized over three years.

     In May 1998, the Company sold the assets of StudentCenter as part of the sale of About Work.

ABOUT WORK

     In May 1998, the Company sold About Work, one of the Company's channels, as well as the assets of StudentCenter, to TMP Worldwide Inc. ("TMP") in exchange for net proceeds of $600,000. In connection with the sale of About Work, the Company paid the former owners of StudentCenter $520,000 and issued options to purchase 33,333 shares at $5.10 per share as settlement of all revenue-based and other bonus payments. The options were valued at approximately $100,000 using the Black-Scholes option pricing model using the following assumptions: stock price of $6.00, exercise price of $6.00, term of 5 years, risk free rate of interest of 5.44%, 50% volatility and a dividend yield of 0%. In addition, the Company accrued a cost of $340,000 in connection with AOL carriage fees to be paid on behalf of TMP for About Work. The Company recorded a loss of approximately $504,000 on this sale due to the bonus payment, the options issued to StudentCenter, the write off of approximately $195,000 of remaining goodwill and the accrual for AOL carriage fees.

     An additional $575,000 was received in exchange for production, sponsorship and consulting services provided to TMP during 1998. The agreement also calls for a $600,000 reimbursement payment to be made to the Company for maintaining the About Work tenancy on AOL for a one year period beginning May 1, 1999. In the event that the About Work site is not carried on AOL after April 1999 through iVillage's distribution agreement, this reimbursement payment will not be made.

IBABY

     In April 1998, the Company entered into a joint venture agreement (the "iBaby Agreement") with Ourbaby, LLC, a California limited liability company, to form iBaby, Inc., a Delaware corporation ("iBaby"). The Company has purchased 1,000,000 shares of iBaby (of the total 1,666,666 shares outstanding) for $1,350,000 and for the delivery of certain promotional rights, including impressions on the iVillage web site. In connection with the acquisition, the Company recorded approximately $500,000 of goodwill to be amortized over a period of three years. The Company's equity ownership in iBaby may be altered due to various provisions included in the joint venture agreement including: (i) conversion of any convertible notes issued in connection with any bridge loan financing provided to iBaby by the Company, (ii) the issuance of iBaby shares upon exercise of stock options and grants of restricted stock, (iii) the Company's failure to meet certain promotional obligations or (iv) the occurrence of an

                         IVILLAGE INC. AND SUBSIDIARIES
initial public offering of the Company's stock or a merger, consolidation or sale transaction ("call event" or "put event").

     Since the formation of iBaby in April 1998, the accounts of iBaby have been consolidated into the Company's financial statements, as the Company holds a majority interest and has control of iBaby.

     In connection with the formation of iBaby, iBaby entered into an inventory and services agreement with Kids Warehouse, the minority interest holder of iBaby. The agreement, dated April 8, 1998, has a one-year term and provides for Kids Warehouse to make available to iBaby at least $2,000,000 of inventory at wholesale value, as defined, for iBaby to sell to customers. In addition, Kids Warehouse is to stock and provide storage of iBaby inventory. In consideration for such services, iBaby is to pay Kids Warehouse an inventory fee, as defined, based on the cost of items sold by iBaby. This agreement is terminable at the sole option of iBaby.

     In connection with the joint venture agreement, the Company also entered into a rights agreement with the minority stockholders which provides for various rights including:

     o The right and option by the Company, exercisable upon the occurrence of a call or put event, to purchase all of the shares held by the minority stockholders ("call option"); and

     o The right and option by the minority stockholders, exercisable upon the occurrence of a put event, to require iVillage to purchase the shares held by the minority stockholders ("put option").

     In December 1998, the board of directors of iVillage opted to exercise the call option to acquire the minority interest in iBaby.

6. STOCK OPTION PLANS:

  1995 Amended And Restated Employee Stock Option Plan

     In 1995, iVillage's Board of Directors and stockholders adopted the Company's 1995 Amended and Restated Employee Stock Option Plan (the "ESOP"), which was amended in May 1997. The ESOP provides for the granting, at the discretion of the Stock Option Committee of the board of directors (the "SOC"), of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of common stock for which options may be granted under the ESOP is 1,798,548.

     The exercise price of all stock options granted under the ESOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ESOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

     The exercise price of all of the options under the ESOP which range from $3.00-$9.45, were determined based upon the fair market value of iVillage's common stock on the date of grant. In September 1997, the SOC adjusted the exercise price of all ESOP shares priced above $5.10 to $5.10 per share based upon the then determined current fair market value of the Company's common stock. Generally, the options vest equally over a period of four years and expire 5-10 years from the date of grant.

     As of December 31, 1998, there were no shares available for future grants under the ESOP.

                         IVILLAGE INC. AND SUBSIDIARIES

     Changes in options outstanding under the ESOP, the fair value per option and weighted average exercise price of stock option activity for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                                                    WEIGHTED          WEIGHTED
                                                                                    AVERAGE FAIR      AVERAGE
                                                                                    VALUE PER        EXERCISE PRICE
                                                                        OPTIONS      OPTION          PER SHARE
                                                                       ---------    -------------    --------------
Outstanding, January 1, 1996........................................     108,666        $ .78            $ 3.15
Granted.............................................................     254,048         2.10              4.56
                                                                       ---------        -----            ------
Outstanding, December 31, 1996......................................     362,714         1.71              3.96
Granted.............................................................     687,833         1.41              5.10
Exercised...........................................................     (33,333)        1.05              3.00
Canceled............................................................    (215,750)        1.62              3.84
                                                                       ---------        -----            ------
Outstanding, December 31, 1997......................................     801,464         1.50              5.04
Granted.............................................................   1,256,750         1.92              6.90
Exercised...........................................................      (9,333)        2.49              5.10
Canceled............................................................    (250,333)        1.38              5.25
                                                                       ---------        -----            ------
Outstanding, December 31, 1998......................................   1,798,548        $1.80            $ 6.30
                                                                       ---------        -----            ------
                                                                       ---------        -----            ------
Options exercisable at December 31, 1996............................      35,500        $1.08            $ 3.63
Options exercisable at December 31, 1997............................     103,333        $1.71            $ 4.92
Options exercisable at December 31, 1998............................     287,057        $1.77            $ 5.28

     At December 31, 1998, the weighted average remaining contractual life of the options outstanding, under the ESOP, was approximately 6.3 years.

  1997 Amended and Restated Acquisition Stock Option Plan

     In May 1997, the Company's Board of Directors and stockholders adopted the Company's 1997 Amended and Restated Acquisition Stock Option Plan (the "ASOP"). The ASOP provides for the granting, at the discretion of the SOC of:
(i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, as amended, to directors who are employees of the Company or any of its subsidiaries, or as part of one or more of such acquisitions and (ii) options not intended to so qualify to employees, officers, consultants and directors of the Company, or as part of one or more of such acquisitions. The total number of shares of common stock for which options may be granted under the ASOP is 360,726.

     The exercise price of all stock options granted under the ASOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ASOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

     Generally, the options vest equally over a period of four years and expire 7-10 years from the date of grant. The exercise price of all of the options under the ASOP is $5.10, which was determined based upon the fair market value of the Company's common stock on the date of grant.

     In September 1997, the SOC adjusted the exercise price of all outstanding options of the ASOP from the original exercise price of $7.50 a share to $5.10 a share, based on the then determined current fair market value of the Company's common stock.

     As of December 31, 1998, no shares were available for future grants under the ASOP.

                         IVILLAGE INC. AND SUBSIDIARIES

     Changes in options outstanding under the ASOP, the fair value per option and weighted average exercise price of stock option activity for the years ended December 31, 1997 and 1998 are as follows:

                                                                            WEIGHTED      WEIGHTED
                                                                            AVERAGE       AVERAGE
                                                                            FAIR VALUE   EXERCISE PRICE
                                                                 OPTIONS    PER OPTION   PER SHARE
                                                                 --------   ----------   --------------
Outstanding, January 1, 1997...................................        --     $   --         $   --
Granted........................................................   393,393       1.44           5.10
                                                                 --------     ------         ------
Outstanding, December 31, 1997.................................   393,393       1.44           5.10
Granted........................................................   258,393       3.00           5.10
Canceled.......................................................  (291,060)      1.35           5.10
                                                                 --------     ------         ------
Outstanding, December 31, 1998.................................   360,726     $ 2.64         $ 5.10
                                                                 --------     ------         ------
                                                                 --------     ------         ------
Options exercisable at December 31, 1997.......................    10,833     $ 1.98         $ 5.10
Options exercisable at December 31, 1998.......................   305,226     $ 2.79         $ 5.10

     At December 31, 1998, the weighted average remaining contractual life of the options outstanding, under the ASOP, was approximately 6.4 years.

STOCK-BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock options issued at the fair value of the Company's stock been determined based on the fair value of the stock options at the grant date for awards in 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                         DECEMBER 31,
                                                       ------------------------------------------------
                                                            1996            1997             1998
                                                       --------------  ---------------  ---------------
Net loss as reported.................................  $   (9,682,682) $   (21,300,960) $   (43,653,682)
Net loss pro forma...................................  $   (9,767,127) $   (21,693,415) $   (44,213,487)

     The fair value of each option grant is estimated using the minimum value method of the Black-Scholes option pricing model which assumes no volatility. The weighted average assumptions used for grants made in 1996, 1997 and 1998 are as follows:

                                                                  OPTIONS GRANTED DURING THE
                                                                   YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------
                                                            1996             1997             1998
                                                          --------         --------         --------
Risk-free interest rate................................    6.10%            6.22%            5.44%
Expected option life...................................   5 years          5 years          5 years
Dividend yield.........................................     0.0%             0.0%             0.0%

     In 1997, in connection with the exercise of options by former employees, the Company accepted two promissory notes, with recourse, from the former employees to cover the costs to exercise the options.

IBABY, INC. 1998 STOCK OPTION PLAN

     In 1998, the Board of Directors and stockholders of iBaby adopted the iBaby, Inc. 1998 Stock Option Plan ("iBaby SOP"). The iBaby SOP provides for the granting, at the discretion of the iBaby Stock Option Committee ("iBaby SOC") of: (i) options that are intended to qualify as incentive stock options, within the meaning of the Code, to employees and (ii) options not intended to so qualify to

                         IVILLAGE INC. AND SUBSIDIARIES
employees, officers, consultants and directors. The total number of shares of iBaby common stock for which options may be granted under the iBaby SOP is 294,118.

     The exercise price of all stock options granted under the iBaby SOP is determined by the iBaby SOC at the time of grant. The maximum term of each option granted under the iBaby SOP is seven years from the date of grant. Options shall become exercisable at such time and in such installments as the iBaby SOC shall provide in the terms of each individual option.

     Under the iBaby SOP, options to purchase 110,059 shares of iBaby common stock were granted during the year ended December 31, 1998, with a weighted average exercise price per share of $2.68 and a weighted average remaining contractual life of 6.4 years. As of December 31, 1998, 184,059 shares remain available for future grants.

7. COMMITMENTS AND CONTINGENCIES:

LEASES:

     The Company leases office space, under non-cancelable operating leases expiring at various dates through April 2001. The following is a schedule of future minimum lease payments under non-cancelable operating leases as of December 31, 1998:

Year ending December 31:                                                              1998
---------------------------------------------------------------------------------  -----------
1999.............................................................................  $   669,684
2000.............................................................................      279,540
2001.............................................................................       12,280
                                                                                   -----------
                                                                                   $   961,504
                                                                                   -----------
                                                                                   -----------

     Rent expense was approximately $149,000, $486,000 and $714,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     At December 31, 1998, minimum future lease payments due under capital leases for computer equipment are as follows:

Year ending December 31:                                                              1998
---------------------------------------------------------------------------------  -----------
1999.............................................................................  $   144,203
Less: amount representing interest...............................................        7,630
                                                                                   -----------
Net minimum lease payments.......................................................  $   136,573
                                                                                   -----------
                                                                                   -----------

     Accumulated amortization on assets accounted for as capital leases amounted to approximately $301,000 and $553,000 as of December 31, 1997 and 1998, respectively.

LITIGATION

     The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business, including a claim by a former employee. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company's results of operations.

8. CONVERTIBLE NOTES

     In August 1995, the Company entered into a promissory note agreement with AOL whereby the Company received $500,000. This note was converted into shares of Series A Convertible Preferred Stock ("Series A") in September 1995.

                         IVILLAGE INC. AND SUBSIDIARIES

     In September 1995, the Company entered into a promissory note agreement with AOL whereby the Company received $650,000 in 1995 and an additional $1,100,000 in 1996. In connection with this note, the Company issued warrants to purchase 17,366 shares (on a post-split basis) of Series B Convertible Preferred Stock ("Series B") at $7.50 a share which resulted in interest expense of $6,745 in 1995 and $30,101 in 1996.

     In 1996, the Company entered into promissory note agreements with AOL and certain other investors whereby the Company received $1,800,000 inclusive of the $1,000,000 received from AOL as described above. These notes, as well as the $650,000 discussed above that was received in 1995, were converted into 980,000 shares of Series B.

     In 1997, the Company entered into promissory note agreements with AOL and certain other investors whereby the Company received $3,775,000. In connection with these notes, the Company issued warrants to purchase 111,771 shares of common stock for $5.86 per share, which resulted in an interest charge of $334,339 in 1997. The Company valued these options using the Black-Scholes option pricing model at $3.00 per share. The following assumptions were used in determining the value of the option: stock price of $5.86, exercise price of $5.86, term of 5 years, risk free rate of interest 6%, 50% volatility and a dividend yield of 0%. In 1997, these notes were converted into approximately
1.93 million shares of Series C Convertible Preferred Stock ("Series C").

9. CAPITAL STOCK

COMMON STOCK

     At December 31, 1998, the authorized capital stock of the Company consists of 65,000,000 shares of common stock, $0.01 par value per share and 25,000,000 shares of preferred stock, $0.0005 par value per share. The Board of Directors (the "Board") of the Company has the authority to issue preferred stock in series with rights and privileges determined by the Board. Upon formation of the Company, 1,083,335 shares of $0.01 par value common stock were issued to the founders.

     In February 1998, the Company issued 284,317 shares of common stock in exchange for net proceeds of approximately $1,700,000.

CONVERTIBLE PREFERRED STOCK

     In September 1995, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock ("Series A"), through a private placement, in consideration for net proceeds of approximately $1,000,000, inclusive of the conversion of a $500,000 convertible note payable.

     In May 1996, the Company issued 4,777,746 shares of Series B and
Series B-1 Convertible Preferred Stock ("Series B-1") through a private placement in exchange for net proceeds of approximately $11,944,000, inclusive of the conversion of convertible notes payable in the amount of $2,450,000. The holder of Series B-1 has the same rights as the Series B holders, however, the Series B-1 holder does not have voting rights.

     In May 1997, the Company issued 11,003,067 shares of Series C Convertible Preferred Stock ("Series C") through a private placement in exchange for net proceeds of approximately $20,550,000, inclusive of the conversion of convertible notes payable in the amount of approximately $2,975,000. In connection with the issuance of Series C, the Company will issue additional shares of common stock to Series B holders that had anti-dilution provisions, upon the conversion to common stock. The Company also issued 30,194 warrants to purchase shares of common stock at $.03 a share to the Company's placement agent in consideration for services provided in connection with the private placement.

                         IVILLAGE INC. AND SUBSIDIARIES

     In December 1997, the Company issued an additional 2,190,378 shares of Series C through a private placement in exchange for net proceeds of approximately $4,280,000, inclusive of the conversion of an $800,000 convertible note payable.

     In February 1998, the Company issued 13,000,000 shares of Series D Convertible Preferred Stock ("Series D") in exchange for net proceeds of approximately $31,500,000.

     In December 1998, the Company issued 11,730,948 shares of Series E Convertible Preferred Stock ("Series E") through a private placement in exchange for net proceeds of approximately $32,100,000. Holders of Series E have participating preferred rights.

     The holders of convertible preferred stock are entitled to receive noncumulative dividends when and if declared by the Board. These dividends are in preference to any declaration or payment of any dividend on the common stock of the Company.

In the event of liquidation, the holders of convertible preferred stock have a liquidation preference over the holders of common stock with holders of Series C, D and E having preference to Series A and B holders. Such preference is equal to the original cost of the respective class of convertible preferred stock, plus any declared or unpaid dividends.

     All classes of convertible preferred stock are convertible into common stock at prices and at times, subject to the provisions set forth in the Company's restated Certificate of Incorporation, on a one for one basis. In the event of a public offering of the Company's shares with gross proceeds and an offering price as defined, the convertible preferred stock will be automatically converted into common stock on a one for one basis (on a pre-split basis). The holders of Series B and B-1 shares will receive an additional 217,825 shares of common stock as a result of the anti-dilution provisions contained in the Series B and Series B-1 agreements. Convertible preferred stockholders maintain voting rights equivalent to the number of shares of common stock on an as if converted basis.

     As discussed in Notes 4, 8 and above, as of December 31, 1998, the Company has 425,998 warrants outstanding with a weighted average exercise price of $6.54 per share.

INITIAL PUBLIC OFFERING

     In December 1998, the Board of Directors and stockholders of the Company, authorized the Company's management to file a registration statement for an initial public offering (the "IPO") of the Company's common stock.

10. ADVERTISING AND PROMOTIONAL AGREEMENTS:

NBC

     On November 11, 1998, the Company entered into an agreement with NBC pursuant to which NBC will promote the Company's Web site, iVillage.com, on television primarily during prime time programs, as well as through its web sites. The terms of the NBC agreement provide for the following:

     i. NBC to provide the Company with the use of advertising spots having an aggregate value of $3.5 million per annum over a three-year period. For each $3.5 million of advertising spots, the Company will issue 1,228,070 shares of Series E (or 409,356 shares of the Company's common stock after the IPO).

     ii. NBC will have the option, exercisable at its sole discretion, to provide the Company with additional spots having an aggregate value of $5 million for each of the three years. Upon exercise of NBC's option, iVillage will issue shares of series E (or shares of iVillage's common stock after the IPO), subject to anti-dilution protection, equal to the aggregate value of additional

                         IVILLAGE INC. AND SUBSIDIARIES
          spots divided by $4.15 in the first year, $5.15 in the second year and $6.15 in the third year ($12.45, $15.45 and $18.45 if converted to common stock).

     iii. NBC may terminate the agreement in the event that a change of control of iVillage, as defined in the agreement, occurs involving a television broadcast network entity or its affiliate that directly competes with NBC.

     The Company will account for the NBC agreement in accordance with Emerging Issues Task Force Abstract No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

     In addition, iVillage has valued the option provided to NBC using the Black-Scholes option pricing model. The $3,960,667 value has been recorded in the equity section as deferred compensation, and will be adjusted at each balance sheet date to market value. If and when NBC exercises their option by delivering advertising, then any amounts previously deferred in the equity section related to those shares will be reversed into the statement of operations along with any additional amounts necessary to bring the total charge up to the then current market value.

     On March 9, 1999, the Company and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC. See Note 13-Subsequent Events.

SNAP

     In November 1998, iVillage entered into a two-year agreement with Snap! LLC ("Snap") which provided for Snap assisting iVillage in promoting its network of Web sites and related services. Under the agreement, Snap is to deliver guaranteed impressions as well as certain exclusivity rights in connection with limitations on the percentage of content that can be provided by iVillage's competitors. In exchange for the impressions and exclusivity provided by Snap, iVillage is required to make payments of: (i) $1 million in the first year and $2.26 million in the second year, (ii) an amount equal to 20% of all gross margin earned by iVillage from all sales made through the Company's iBaby Web site arising from customers directed by Snap and (iii) a standard monthly fee based on the daily average number of successful search results page on the Snap Web site that is served by Snap in response to a search inquiry.

     iVillage will record all of the payments required under the agreement as sales and marketing expense and will be recognized ratably over the term of the contract as services are provided.

AT&T

     In October 1998, iVillage entered into a two-year agreement with AT&T under which (subject to meeting certain quarterly performance measures) iVillage will promote and market certain AT&T telecommunication services in exchange for minimum payments, subject to adjustments based upon delivered impressions, as defined in the agreement. In return, AT&T will display a text line for iVillage.com on the AT&T WorldNet service and promote and market iVillage.com through AT&T television, mass media marketing or other mass media.

                         IVILLAGE INC. AND SUBSIDIARIES

11. INCOME TAXES:

     The components of the net deferred tax asset as of December 31, 1997 and 1998 consists of the following:

                                                                            1997             1998
                                                                       ---------------  ---------------
Operating loss carryforward..........................................  $    13,940,842       31,321,682
Depreciation and amortization........................................          (50,508)        (166,554)
Bad debt allowance and reserves......................................               --          674,864
Benefits related costs...............................................               --          230,701
                                                                       ---------------  ---------------
            Net deferred tax asset...................................       13,890,334       32,060,693
Less, valuation allowance............................................      (13,890,334)     (32,060,693)
                                                                       ---------------  ---------------
            Deferred tax asset.......................................  $            --               --
                                                                       ---------------  ---------------
                                                                       ---------------  ---------------

     The difference between the Company's U.S. federal statutory rate of 35%, as well as its state and local rate, net of a federal benefit, of 10%, when compared to the effective rate is principally comprised of the valuation allowance.

     As of December 31, 1998, the Company has a net operating loss carryforward for federal income tax purposes of approximately $69,990,000 which begin to expire in 2010. The net deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.

12. SEGMENT INFORMATION:

     In June 1997, FASB issued Statement of Financial Accounting Standards
No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which established standards for reporting information about operating segments in annual financial statements. The Company's business is comprised of the development of programming material by iVillage for distribution through online service providers and the Internet ("New Media") and the sale of products by iBaby through its Web sites ("Commerce"). The Company's management reviews corporate assets and overhead expenses combined with the New Media segment. The summarized segment information, as of and for the year ended December 31, 1998, is as follows:

                                                        NEW MEDIA       COMMERCE         TOTAL
                                                      -------------   ------------   -------------
Revenues............................................  $  12,450,620   $  2,561,203   $  15,011,823
Cost of revenues and product development and
  technology........................................     11,741,776      2,779,239      14,521,015
Sales and marketing.................................     28,176,407        346,467      28,522,874
General and administrative..........................      9,546,082      1,066,352      10,612,434
Depreciation and amortization.......................      5,628,322         54,684       5,683,006
Loss from operations................................    (42,641,967)    (1,685,539)    (44,327,506)
Interest income, net................................        570,704         20,482         591,186
Total assets........................................     45,944,997        845,968      46,790,965

     Information for the years ended December 31, 1996 and 1997 has not been provided since during those years the Company operated only in the New Media segment.

                         IVILLAGE INC. AND SUBSIDIARIES

13. SUBSEQUENT EVENTS (UNAUDITED):

  Acquisition of Minority Interest of iBaby

     On February 10, 1999, the Company entered into an agreement to purchase all of the outstanding shares of iBaby held by the minority stockholders (the "Minority Interest") for $11.0 million (the "Purchase Price") (the "iBaby Purchase Agreement"). The Purchase Price is comprised of $8 million in cash and common stock having an aggregate value of $3.0 million. The Company paid $1.5 million on February 12, 1999, with the remaining $6.5 million being payable within two business days of the closing of the IPO and receipt, by the Company, of at least $6.5 million of IPO proceeds. The number of shares to be issued will be dependent upon the IPO price per share, less the underwriters' discount.

     If an IPO does not occur, the iBaby Purchase Agreement also provides for the right by the Company to purchase the Minority Interest for an aggregate
$9.3 million in cash until May 31, 1999 (the "Additional Purchase Period") provided that (i) written notice is given by April 15, 1999 and a non-refundable payment of $1 million is made to the minority stockholders (the "Deposit") as a credit toward the remaining $9.3 million. In the event that the Minority Interest is not purchased in accordance with the terms of the iBaby Purchase Agreement, the Deposit will be forfeited by the Company and the terms of the iBaby Agreement shall continue in full force except that the parties will have 10 business days to agree to a fair value per share or select a mutually acceptable investment bank to issue a valuation within 15 business days.

     The iBaby Purchase Agreement also provides for certain other provisions, the most significant of which include the extension of the management, and inventory and services agreements until April 8, 2000 and certain piggyback registration rights to the minority stockholders.

  Acquisition of Astrology.Net

     On February 18, 1999, the Company acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a/ Astrology.Net ("Astrology.Net"), an Internet content provider, in exchange for 802,125 shares of iVillage's common stock and $1 million in cash. The Astrology.Net Agreement also provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

     The terms of the agreement are such that 326,331 of the shares of common stock are issued up-front and the remaining 475,794 will be placed into escrow to be released to the stockholders of Astrology.Net within a period of five years. The release from escrow will be accelerated dependent on Astrology.Net meeting revenue targets. In the event there is no acceleration of the release of these shares by the end of the five-year term, all remaining shares in escrow will be released to Astrology.Net's stockholders. In addition, all outstanding options to purchase Astrology.Net common stock were converted into non-qualified options to purchase an aggregate of 31,208 shares of iVillage common stock.

     In addition to the shares issued, the Company has issued the founding stockholders of Astrology.Net, who will continue as employees of Astrology.Net, options to purchase 150,000 shares of iVillage common stock at an exercise price equal to the IPO price. These options vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets. The Company also granted to the founding stockholders of Astrology.Net, subject to its existing agreements with respect to registration rights, piggyback registration rights in connection with the shares of the Company's common stock to be issued pursuant to the agreement.

     The acquisition will be accounted for as a purchase with an estimated purchase price of approximately $21.0 million, based on a value of the Company's common stock of $24.00 per share and an estimate for the value of the Astrology.Net options assumed by iVillage. The difference between the

                         IVILLAGE INC. AND SUBSIDIARIES
purchase price and the fair value of the acquired net assets of Astrology.Net will be recorded as goodwill and amortized over the period of expected benefit.

  Reverse Stock Split

     On March 11, 1999, the Board effected a one-for-three reverse common stock split. The Board also approved the adjustment of the common stock par value to $.01 per share. The share information in the accompanying consolidated financial statements has been retroactively restated to reflect the effect of this reverse stock split.

  NBC

     On March 9, 1999, the Company and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC as follows:

       i. The Company has agreed to purchase, for cash, $8.5 million of advertising and promotional spots per annum, over the next three years.

       ii. Upon signing the amended agreement, the Company will issue, subject to certain anti-dilution protection, 4,889,030 shares of Series E Convertible Preferred Stock and a warrant to purchase 970,873 shares of Series E Convertible Preferred Stock at $5.15 per share during 2000 and 813,008 shares of Series E Convertible Preferred Stock at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million at 5% interest per annum. The principal amount of the note and interest is payable in twelve equal installments of approximately $1.4 million, payable each quarter beginning April 1, 1999.

      iii. The Company has also agreed to pay $1,100,000 during 1999 for prominent placement on the NBC.com Web site.

     Under the revised agreement and in accordance with EITF D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature," the $23.6 million difference between the purchase price of the Series E Convertible Preferred Stock and the fair market value on the date of issuance will be accounted for as a deemed dividend and amortized using the effective interest method from the date of issuance through the date the securities are first convertible. The Company expects this to occur in March 1999 with the effectiveness of its anticipated initial public offering. In addition, the fair value of the warrant of approximately $8.4 million, will be recorded in stockholders' equity as deferred advertising costs and amortized to advertising expense--non cash over the three year advertising agreement. The fair value of the warrant was determined using the Black-Scholes option pricing model in accordance with SFAS No. 123.

                                                                     SCHEDULE II

                         IVILLAGE INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                                 COLUMN A      COLUMN B     COLUMN C      COLUMN D       COLUMN E
                                                ----------    ----------    --------     ----------     ----------
                                                                    ADDITIONS
                                                BALANCE AT    CHARGED TO    CHARGED                     BALANCE AT
                                                BEGINNING     COSTS AND     TO OTHER                       END
                                                OF PERIOD     EXPENSES      ACCOUNTS     DEDUCTIONS     OF PERIOD
                                                ----------    ----------    --------     ----------     ----------
For the year ended December 31, 1996:
  Provision for doubtful accounts............    $     --      $     --     $    --       $     --       $     --
                                                 --------      --------     --------      --------       --------
                                                 --------      --------     --------      --------       --------
For the year ended December 31, 1997:
  Provision for doubtful accounts............    $     --      $746,589     $100,000(1)   $566,760(2)    $279,829
                                                 --------      --------     --------      --------       --------
                                                 --------      --------     --------      --------       --------
For the year ended December 31, 1998:
  Provision for doubtful accounts............    $279,829      $855,000     $125,000(2)   $513,480       $746,349
                                                 --------      --------     --------      --------       --------
                                                 --------      --------     --------      --------       --------

------------------
(1) Doubtful accounts written off against revenue

(2) Doubtful accounts written off, net of cash recovered

                         IVILLAGE INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   UNAUDITED

                                                                                       DECEMBER 31,    JUNE 30,
                                                                                          1998           1999
                                                                                       ------------    ---------
                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................     $ 30,825      $  85,279
  Accounts receivable, net..........................................................        2,078          2,843
  Other current assets..............................................................          715          1,162
                                                                                         --------      ---------
          Total current assets......................................................       33,618         89,284

Fixed assets, net...................................................................        7,380          6,968
Goodwill and intangible assets, net.................................................        4,535         61,631
Other assets........................................................................          188            189
                                                                                         --------      ---------
          Total assets..............................................................     $ 45,721      $ 158,072
                                                                                         --------      ---------
                                                                                         --------      ---------
                       LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued expenses.............................................     $ 11,561      $  10,398
  Capital leases payable............................................................          137             73
  Deferred revenue..................................................................        1,838          2,117
  Other current liabilities.........................................................          163            192
                                                                                         --------      ---------
          Total liabilities.........................................................       13,699         12,780

Commitments and contingencies

Stockholders' equity:
  Series A, convertible preferred stock--par value $.0005, 1,000,000 and 0 shares authorized, issued and outstanding as of December 31, 1998 and June 30, 1999,
     respectively...................................................................            1             --
  Series B and B-1, convertible preferred stock--par value $.0005, 5,929,846 and 0 shares authorized, 4,777,746 and 0 issued and outstanding as of December 31,
     1998 and June 30, 1999, respectively...........................................            2             --
  Series C, convertible preferred stock--par value $.0005, 13,528,765 and 0 shares authorized, 13,193,445 and 0 issued and outstanding as of December 31, 1998 and
     June 30, 1999, respectively....................................................            7             --
  Series D, convertible preferred stock--par value $.0005, 13,000,000 and 0 shares authorized, issued and outstanding as of December 31, 1998 and June 30, 1999,
     respectively...................................................................            6             --
  Series E, convertible preferred stock--par value $.0005, 12,280,702 and 0 shares authorized, 11,730,948 and 0 issued and outstanding as of December 31, 1998 and
     June 30, 1999, respectively....................................................            6             --
  Common stock, par value $.01, 35,000,000 and 65,000,000 shares authorized,
     2,113,385 and 24,324,218 issued and outstanding at December 31, 1998 and
     June 30, 1999, respectively....................................................           21            243
Additional paid-in capital..........................................................      112,849        302,430
Accumulated deficit.................................................................      (76,275)      (134,549)
Stockholders' notes receivable......................................................         (565)       (14,681)
Unearned compensation...............................................................       (4,030)        (8,151)
                                                                                         --------      ---------
          Total stockholders' equity................................................       32,022        145,292
                                                                                         --------      ---------
          Total liabilities and stockholders' equity................................     $ 45,721      $ 158,072
                                                                                         --------      ---------
                                                                                         --------      ---------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         IVILLAGE INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   UNAUDITED

                                                              THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                   JUNE 30,                  JUNE 30,
                                                             ---------------------     ---------------------
                                                               1998         1999         1998         1999
                                                             --------     --------     --------     --------
Revenues:
  Sponsorship, advertising and other.....................    $  2,118     $  5,994     $  4,318     $ 10,684
  Commerce...............................................         520        2,114          520        3,888
                                                             --------     --------     --------     --------
     Total revenues......................................       2,638        8,108        4,838       14,572
Cost of revenues.........................................       3,262        4,210        5,437        9,112
  Operating margin.......................................        (624)       3,898         (599)       5,460
                                                             --------     --------     --------     --------
Operating expenses:
  Product development and technology.....................         504        1,353          986        3,038
  Sales and marketing....................................       7,184        7,852       12,054       15,634
  Sales and marketing--NBC expenses......................          --        4,466           --        7,572
  General and administrative.............................       2,202        3,847        4,206        7,872
  Depreciation and amortization..........................       1,397        4,665        2,658        7,519
                                                             --------     --------     --------     --------
     Total operating expenses............................      11,287       22,183       19,904       41,635
                                                             --------     --------     --------     --------
     Loss from operations................................     (11,911)     (18,285)     (20,503)     (36,175)
Interest income, net.....................................         161        1,182          237        1,513
                                                             --------     --------     --------     --------
  Net loss...............................................     (11,750)     (17,103)     (20,266)     (34,662)
                                                             --------     --------     --------     --------
Preferred stock deemed dividend..........................          --           --           --      (23,612)
Net loss attributable to common stockholders.............    $(11,750)    $(17,103)    $(20,266)    $(58,274)
                                                             --------     --------     --------     --------
                                                             --------     --------     --------     --------
Basic and diluted net loss per share attributable to
  common shareholders....................................    $  (1.85)    $  (0.72)    $  (3.28)    $  (3.98)
                                                             --------     --------     --------     --------
                                                             --------     --------     --------     --------
Weighted average shares of common stock outstanding used
  in computing basic and diluted net loss per share......       6,337       23,728        6,179       14,656
                                                             --------     --------     --------     --------
                                                             --------     --------     --------     --------
Pro forma basic and diluted net loss per share...........                                           $  (2.77)
                                                                                                    --------
                                                                                                    --------
Shares of common stock used in computing pro forma basic
  and diluted net loss per share.........................                                             21,027
                                                                                                    --------
                                                                                                    --------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         IVILLAGE INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   UNAUDITED

                                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                         JUNE 30,                 JUNE 30,
                                                                   ---------------------    --------------------
                                                                     1998        1999         1998        1999
                                                                   --------    ---------    --------    --------
Cash flows from operating activities:
  Net loss......................................................   $(11,750)   $ (17,103)   $(20,266)   $(34,662)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
       Expense recognized in connection with issuance of
         warrants and stock options.............................        186        1,102         186       2,979
       Depreciation and amortization............................      1,397        4,665       2,658       7,519
       Bad debt expense.........................................        255           --         255         500
       Loss on sale.............................................        165           --         165          --
       Minority interest........................................       (138)          --        (138)         --
         Changes in assets and liabilities: Accounts
           receivable...........................................     (1,559)      (1,136)     (1,175)     (1,265)
         Prepaid expenses and other assets......................        253          678        (339)       (455)
         Accounts payable and accrued expenses..................      1,735       (1,760)        146      (1,168)
         Deferred revenue.......................................        416         (521)      1,583         278
         Other liabilities......................................        (77)          --         (77)         36
                                                                   --------    ---------    --------    --------
       Net cash used in operating activities....................     (9,117)     (14,075)    (17,002)    (26,238)
                                                                   --------    ---------    --------    --------
Cash flows from investing activities:
  Purchase of fixed assets......................................     (2,119)        (958)     (2,828)     (1,693)
  Acquisitions of Web sites.....................................         --       (1,609)       (520)    (10,831)
  Sale of Web sites.............................................        600           --         600          --
                                                                   --------    ---------    --------    --------
       Net cash used in investing activities....................     (1,519)      (2,567)     (2,748)    (12,524)
                                                                   --------    ---------    --------    --------
Cash flows from financing activities:
  Exercise of stock options.....................................         --          241          --         505
  Stockholder note receivable...................................       (250)       1,382        (250)      1,382
  Issuance of common stock, net of fees.........................      1,667         (226)      1,667      91,392
  Issuance of preferred stock, net of fees paid.................       (630)          --      31,488          --
  Principal payments on capitalized leases......................        (86)          --        (124)        (63)
                                                                   --------    ---------    --------    --------
Net cash provided by financing activities.......................        701        1,397      32,781      93,216
                                                                   --------    ---------    --------    --------
Net increase (decrease) in cash for the period..................     (9,935)     (15,245)     13,031      54,454
Cash and cash equivalents, beginning of period..................     27,301      100,524       4,335      30,825
                                                                   --------    ---------    --------    --------
Cash and cash equivalents, end of period........................   $ 17,366    $  85,279    $ 17,366    $ 85,279
                                                                   --------    ---------    --------    --------
                                                                   --------    ---------    --------    --------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         IVILLAGE INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

BASIS OF PRESENTATION

     iVillage Inc. was incorporated in the State of Delaware on June 8, 1995 and commenced operations on July 1, 1995. iVillage Inc. and its subsidiaries ("iVillage" or the "Company") are engaged in the development of programming material for distribution through online service providers and the Internet and are involved in the sale of products through the Company's Web sites.

     In March 1999, the Company completed its initial public offering ("IPO") of 4,197,500 shares of the Company's common stock resulting in net proceeds of approximately $91.4 million. Upon the closing of the IPO, all classes of outstanding convertible preferred stock converted into common stock on a three for one ratio.

     These financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company's Form S-1 registration statement, as amended, filed with the Securities and Exchange Commission ("SEC") in connection with the Company's IPO.

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited interim consolidated financial statements of the Company for the three and six months ended June 30, 1998 and June 30, 1999 included herein have been prepared in accordance with the instructions for Form 10-Q under the Securities Exchange Act of 1934, as amended, and Article 10 of Regulation S-X under the Securities Act of 1933, as amended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

     In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1999, and the results of its operations and its cash flows for the three and six months ended June 30, 1998 and June 30, 1999. The results for the three and six months ended June 30, 1999 are not necessarily indicative of the expected results for the full fiscal year or any future period. Certain prior period balances have been reclassified to conform to the current period presentation.

NET LOSS PER SHARE

     Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalents outstanding during the period. Common stock equivalent shares have been excluded from the computation as their effect is anti-dilutive.

     The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the assumed conversion, as of January 1, 1999, of all outstanding shares of convertible preferred stock and the issuance of shares to holders of Series B Convertible Preferred Stock resulting from anti-dilution protection.

                         IVILLAGE INC. AND SUBSIDIARIES

2. RELATED-PARTY TRANSACTIONS

NBC

     On March 9, 1999, iVillage and NBC amended the November 11, 1998 advertising and promotional agreement and entered into a stock purchase agreement whereby iVillage issued 4,889,030 shares of Series E Convertible Preferred Stock ("Series E") and warrants to purchase 970,874 shares of Series E at $5.15 per share and 813,003 shares of Series E at $6.15 per share during 2000 and 2001, respectively, in exchange for a promissory note of approximately $15.5 million. The note, which bears interest at the rate of 5% per annum, is payable quarterly in twelve equal installments of approximately $1.4 million beginning April 1, 1999. In connection with the IPO and the reverse stock split, the shares of Series E were converted into 1,629,676 shares of common stock and the Series E warrants were converted into warrants to purchase 323,625 shares of common stock at $15.45 per share and 271,003 shares of common stock at $18.45 per share. In addition, iVillage has agreed to purchase from NBC, for cash, $13.5 million, $8.5 million and $8.5 million of advertising and promotional spots during 1999, 2000 and 2001, respectively. iVillage has also agreed to pay NBC $1.1 million during 1999 for prominent placement on the NBC.com Web site.

     Under the revised NBC advertising and promotional agreement and in accordance with EITF D-60, "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Non-detachable Conversion Feature," the $23.6 million difference between the purchase price of the Series E and the fair market value on the date of issuance was accounted for as a deemed dividend and amortized using the effective interest method from the date of issuance through the date the Company completed its IPO (the date of conversion into common stock). In addition, the fair value of the warrants of approximately
$8.4 million was recorded in stockholders' equity as deferred advertising costs and is being amortized over the three-year advertising agreement. The fair value of the warrants was determined using the Black-Scholes option pricing model in accordance with SFAS No. 123.

3. ACQUISITIONS

IBABY

     As a result of the IPO, the Company purchased all of the outstanding shares of iBaby held by the minority stockholders pursuant to the Rights Agreement dated as of April 8, 1998 among the Company, OurBaby LLC, JBM Ventures, Inc. and iBaby, Inc., as subsequently amended on February 10, 1999. The aggregate purchase price of $10.8 million consisted of (i) $8.0 million in cash, of which $1.5 million was paid on February 12, 1999 and $6.5 million was paid on March 25, 1999 and (ii) 125,448 shares of the Company's common stock. The difference between the purchase price and the fair value of the acquired minority interest in iBaby was recorded as goodwill and will be amortized over the period of expected benefit, which is estimated at three years.

     The cost of acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:

Working Capital...........................................   $  (452,752)
Fixed assets..............................................       399,181
Goodwill..................................................    11,064,324
                                                             -----------
                                                             $11,010,753
                                                             -----------
                                                             -----------

                         IVILLAGE INC. AND SUBSIDIARIES

ASTROLOGY.NET

     On February 18, 1999, iVillage acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a Astrology.Net, an Internet content provider, in exchange for 802,125 shares of iVillage common stock and approximately
$1.2 million in cash. The acquisition was accounted for as a purchase with a purchase price of approximately $21 million based on the $24.00 initial public offering price of iVillage's common stock and an estimate for the value of Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net was recorded as goodwill and is being amortized over the period of expected benefit, which is estimated at three years.

     Of the 802,125 shares of common stock, (i) 326,331 shares were issued at the closing, (ii) 75,000 shares were issued into escrow for 18 months to cover possible indemnification claims and (iii) the remaining 400,794 shares were issued subject to earnout restrictions over five years.

     The first 75,000 shares to be released under the earnout will be placed into the indemnification escrow. The earnout shares will be released as Astrology.Net meets certain revenue targets during the three years following closing. Any earnout shares not released during the first three years will be released five years from closing. In addition, all outstanding options to purchase Astrology.Net common stock were converted into options to purchase 31,208 shares of iVillage common stock. The Agreement provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

     iVillage also issued to the founding stockholders of Astrology.Net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to $24.00 per share. These options are contingent on continued employment with Astrology.Net and vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets.

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of Astrology.Net had been consummated on January 1, 1998. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

                                                                          1998        1999
                                                                         -------    --------
                                                                           (IN THOUSANDS,
                                                                          EXCEPT PER SHARE
                                                                                DATA)
Revenues..............................................................   $ 2,345    $  6,660
Net loss..............................................................    (8,607)    (17,543)
Net loss per share, excluding deemed dividend.........................     (3.15)      (2.96)

ONLINE PSYCH AND CODE STONE

     On June 30, 1999, iVillage acquired OnLine Psychological Services, Inc. ("OnLine Psych") and Code Stone Technologies, Inc. ("Code Stone"). As a result of the acquisition, OnLine Psych and Code Stone became wholly-owned subsidiaries of iVillage. OnLine Psych operates a Web site focusing on mental health issues while Code Stone provides much of the interactive technology used on Online Psych's Web site.

     The aggregate purchase price paid to acquire OnLine Psych and Code Stone consisted of $1.5 million cash and approximately 577,000 shares of iVillage common stock, valued under the purchase method of accounting at approximately $30.0 million in the aggregate. The difference between the purchase price and the fair value of the acquired net assets of OnLine Psych and Code

                         IVILLAGE INC. AND SUBSIDIARIES

Stone have been recorded as goodwill and are being amortized over the period of expected benefit, which is estimated to be three years.

     iVillage also issued to certain employees of Online Psych options to purchase shares of iVillage common stock. The options, which are contingent upon continued employment with Online Psych, vest over a period of seven years, with accelerated vesting dependent on Online Psych meeting certain revenue and other performance targets. iVillage also granted to the founding stockholders of Online Psych, subject to its existing registration rights agreements, piggyback registration rights in connection with the shares.

4. SEGMENT INFORMATION

     The Company's business is comprised of the development of programming material by iVillage for distribution through online service providers and the Internet and the sale of products by iBaby, iMaternity and Astrology.Net through their Web sites. The Company's management reviews corporate assets and overhead expenses within its media segment.

     The summarized segment information, as of and for the three months ended June 30, 1999, is as follows:

                                                                                  E-
                                                                    MEDIA      COMMERCE     TOTAL
                                                                   --------    --------    --------
                                                                        (DOLLARS IN THOUSANDS)
Revenues........................................................   $  5,994    $ 2,114     $  8,108
Cost of revenues................................................      2,572      1,638        4,210
Product development and technology..............................        957        396        1,353
Sales and marketing.............................................     11,428        890       12,318
General and administrative......................................      3,283        564        3,847
Depreciation and amortization...................................      1,460      3,205        4,665
Loss from operations............................................    (13,705)    (4,580)     (18,285)
Total assets....................................................    156,326      1,746      158,072
                                                                   --------    --------    --------
                                                                   --------    --------    --------

     The summarized segment information, as of and for the six months ended June 30, 1999, is as follows:

                                                               MEDIA       E-COMMERCE      TOTAL
                                                              --------     ----------     --------
                                                                     (DOLLARS IN THOUSANDS)
Revenues..................................................    $ 10,684      $  3,888      $ 14,572
Cost of revenues..........................................       6,081         3,031         9,112
Product development and technology........................       2,274           764         3,038
Sales and marketing.......................................      21,704         1,502        23,206
General and administrative................................       6,851         1,021         7,872
Depreciation and amortization.............................       3,099         4,420         7,519
Loss from operations......................................     (29,324)       (6,851)      (36,175)
Total assets..............................................     156,326         1,746       158,072
                                                              --------      --------      --------
                                                              --------      --------      --------

                         IVILLAGE INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



5. SUBSEQUENT EVENTS


     On July 13, 1999, iVillage entered into an agreement to acquire all of the outstanding stock of Lamaze Publishing Company, Inc. ("Lamaze Publishing"), a multimedia provider of education information to expectant and new mothers. The total purchase price, valued at approximately $100.0 million under the purchase method of accounting, consists of approximately 1.7 million shares of iVillage common stock, subject to certain adjustments, and approximately $5.0 million of assumed debt. The closing of the transaction is subject to customary closing conditions and the filing of a registration statement with the Securities and Exchange Commission covering the resale of the issued shares. Lamaze Publishing is the exclusive licensee of the LAMAZE mark for use in connection with consumer publications and other communications, which include print, audio, visual and other consumer oriented media, that are commercial in nature. Lamaze Publishing is also the exclusive marketing agent for Lamaze Publishing International, Inc., the owner of the Lamaze Publishing family of marks.

     On August 4, 1999, iVillage acquired the domain name Astrology.com from Boulevards New Media, Inc.

     On August 6, 1999, iVillage entered into a three-year employment agreement with Harriet Rubin, an author and publisher on the subjects of business and money/life issues, to develop content for the iVillage Work channel. On
August 6, 1999, iVillage also entered into an agreement with Ms. Rubin to license certain assets, including the domain name The Soloist.com, for one year, with an option to purchase such assets at the end of the one-year term.

                         IVILLAGE INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The pro forma financial information gives effect to the following transactions.

ACQUISITION OF MINORITY INTEREST OF IBABY, INC.

     On February 10, 1999, iVillage Inc. entered into an agreement to purchase all of the outstanding shares of iBaby, Inc. held by the minority stockholders in exchange for approximately $11.0 million. The purchase price is comprised of $8 million in cash and common stock having an aggregate value of $3.0 million. iVillage paid $1.5 million on February 12, 1999, with the remaining
$6.5 million being payable within two business days of the closing of iVillage's initial public offering of common stock ("IPO") and receipt by iVillage, of at least $6.5 million of IPO proceeds. The number of shares to be issued were dependent upon the IPO price per share, less underwriters' discount.

     The acquisition of the minority interest of iBaby has been accounted for as a purchase. As iVillage has held a majority interest and control of iBaby since April 1998, the results of operations have already been reflected in iVillage's consolidated financial statements.

ACQUISITION OF ASTROLOGY.NET

     On February 18, 1999, the Company acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a/ Astrology.Net ("Astrology.Net"), an Internet content provider, in exchange for 802,125 shares of iVillage's common stock and $1 million in cash. The Astrology.Net Agreement also provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

     The terms of the agreement are such that 326,331 of the shares of common stock were issued up-front and the remaining 475,794 will be placed into escrow to be released to the stockholders of Astrology.Net within a period of five years. The release from escrow will be accelerated dependent on Astrology.Net meeting revenue targets. In the event there is no acceleration of the release of these shares by the end of the five-year term, all remaining shares in escrow will be released to Astrology.Net's stockholders. In addition, all outstanding options to purchase Astrology.Net common stock were converted into non-qualified options to purchase an aggregate of 31,208 shares of iVillage common stock.

     In addition to the shares issued, the Company has issued the founding stockholders of Astrology.Net who will continue as employees of Astrology.Net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to the IPO price. These options vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets, however, they are contingent on continued employment with iVillage.

     The acquisition has been accounted for as a purchase with an estimated purchase price of approximately $21.0 million, based on a value of the Company's common stock of $24.00 a share and an estimate for the value of the Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net has been recorded as goodwill and amortized over the period of expected benefit.

NBC AGREEMENT

     On March 9, 1999, the Company and National Broadcasting Company, Inc. ("NBC") entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotion agreement with NBC which included, among other things, the issuance of 4,889,030 shares of Series E Convertible Preferred Stock.

ONLINE PSYCH

     On June 30, 1999, iVillage acquired Online Psychological Services, Inc. and Code Stone Technologies, Inc. Online Psych operates a Web site focusing on mental health issues, while Code Stone provides much of the interactive technology used on Online Psych's Web site. The aggregate purchase price paid to acquire Online Psych and Code Stone consisted of $1.5 million cash and approximately 577,000 shares of iVillage common stock valued at approximately $28.5 million under the purchase method of accounting. The difference between the purchase price and the fair value of the acquired net assets of Online Psych will be recorded as goodwill and amortized over the period of expected benefit which is estimated at three years. For purposes of the following unaudited pro forma condensed consolidated financial statements, Online Psych and Code Stone are collectively referred to as "Online Psych".

LAMAZE PUBLISHING

     On July 13, 1999, iVillage entered into an agreement to acquire all of the outstanding stock of Lamaze Publishing Company, Inc. ("Lamaze Publishing"), a multimedia provider of education information to expectant and new mothers. The total purchase price consisted of 1,748,791 shares of iVillage common stock, subject to certain adjustments, and approximately $5 million to repay debt. The difference between the purchase price of $101.3 million as calculated according to generally accepted accounting principles and the fair value of the acquired net assets of Lamaze Publishing will be recorded as goodwill and amortized over the period of expected benefit which is estimated at ten years.

     The accompanying unaudited pro forma condensed consolidated financial statements illustrate the effect of all of the events discussed above as if they had occurred on January 1, 1998 for the unaudited pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of Lamaze Publishing as if it had occurred on June 30, 1999.

     The unaudited pro forma condensed consolidated financial statements have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or financial position that would have been obtained if the transactions had been effected on the date indicated or which may be obtained in the future.

     The accompanying unaudited pro forma condensed consolidated financial statements should be read in connection with the audited and unaudited historical financial statements of iVillage which are contained elsewhere in this prospectus.

                         IVILLAGE INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999

                                           IVILLAGE INC.                                   PRO FORMA
                                           AND SUBSIDIARIES     LAMAZE PUBLISHING          ADJUSTMENTS      PRO FORMA
                                           -----------------    -----------------          -----------      ---------
                 ASSETS
Current assets:
  Cash and cash equivalents.............       $  85,279             $    85         1(a)   $  (4,720)      $  80,644
  Accounts receivable, net..............           2,843               2,191                       --           5,034
  Prepaid expenses and other current
    assets..............................           1,162               2,646                       --           3,808
                                               ---------             -------                ---------       ---------
        Total current assets............          89,284               4,922                   (4,720)         89,486
  Fixed assets, net.....................           6,968               2,216                       --           9,184
  Other assets..........................             189                                                          189
  Prepaid distribution costs............              --                  65                       --              65
  Goodwill and intangible assets, net...          61,631                 402         1(b)     101,279         163,312
                                               ---------             -------                ---------       ---------
        Total assets....................       $ 158,072             $ 7,605                $  96,559       $ 262,236
                                               ---------             -------                ---------       ---------
                                               ---------             -------                ---------       ---------

 LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable and accrued
    expenses............................       $  10,398             $ 2,708         1(f)   $     350       $  13,456
  Capital leases payable................              73                  --                       --              73
  Deferred revenue......................           2,117               4,345         1(g)          --           6,462
  Other current liabilities.............             192               2,552         1(c)      (2,552)            192
                                               ---------             -------                ---------       ---------
        Total current liabilities.......          12,780               9,605                   (2,202)         20,183
  Long term debt and Shareholders'
    loans...............................              --               2,168         1(c)      (2,168)             --
                                               ---------             -------                ---------       ---------
        Total liabilities...............          12,780              11,773                   (4,370)         20,183
                                               ---------             -------                ---------       ---------
Commitments and Contingencies
Stockholder's equity:
  Common stock                                       243                 534         1(d)        (534)            260
                                                                                     1(e)          17
  Additional paid-in capital............         302,430                  --         1(e)      96,744         399,174
  Accumulated deficit...................        (134,549)             (4,702)        1(d)       4,702        (134,549)
  Stockholders' notes receivable........         (14,681)                 --                       --         (14,681)
  Unearned compensation and deferred
    advertising.........................          (8,151)                 --                       --          (8,151)
                                               ---------             -------                ---------       ---------
        Total stockholder's equity......         145,292              (4,168)                 100,929         242,053
                                               ---------             -------                ---------       ---------
        Total liabilities and
           stockholders' equity.........       $ 158,072             $ 7,605                $  96,559       $ 262,236
                                               ---------             -------                ---------       ---------
                                               ---------             -------                ---------       ---------

                         IVILLAGE INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  IVILLAGE INC.                           LAMAZE        ONLINE            PRO FORMA
                                  AND SUBSIDIARIES   ASTROLOGY.NET(4)   PUBLISHING(4)   PSYCH(4)          ADJUSTMENTS   PRO FORMA
                                  ----------------   ----------------   -------------   --------          -----------   ---------
Revenues........................      $ 15,012            $  848           $11,212       $  221            $      --    $  27,293
Cost of revenues................        12,403               204             5,488          155                            18,250
                                      --------            ------           -------       ------            ---------    ---------
    Gross margin................         2,609               644             5,724           66                   --        9,043
                                      --------            ------           -------       ------            ---------    ---------
Operating expenses:
  Product development and
    technology..................         2,118                --                --           --                   --        2,118
  Sales and marketing...........        28,523               127             2,666            4                   --       31,320
  General and administrative....        10,612               537             2,812          323                   --       14,284
  Depreciation and
    amortization................         5,683                91               830            4     2(a)      10,112       37,603
                                      --------            ------           -------       ------                         ---------
                                                                                                    2(a)       3,670
                                                                                                    2(a)       6,970
                                                                                                    2(a)      10,243
                                                                                                           ---------
    Total operating
      expenses..................        46,936               755             6,308          331               30,995       85,325
                                      --------            ------           -------       ------            ---------    ---------
    Loss from operations........       (44,327)             (111)             (584)        (265)             (30,995)     (76,282)
Interest income (expense),
  net...........................           591                --              (299)          (3)    2(b)         299          588
Loss on sale of Web site........          (504)               --                --           --                   --         (504)
Minority interest...............           587                --                --           --     2(c)        (587)          --
                                      --------            ------           -------       ------            ---------    ---------
  Net loss......................      $(43,653)           $ (111)          $  (883)      $ (268)           $ (31,283)   $ (76,198)
                                      --------            ------           -------       ------            ---------    ---------
                                      --------            ------           -------       ------            ---------    ---------
Basic and diluted net loss per
  share attributable to common
  stockholders..................      $  (2.59)                                                                         $   (3.51)
                                      --------                                                                          ---------
                                      --------                                                                          ---------
Weighted average shares
  of common stock                                                                                   2(d)         577
  outstanding used                                                                                  2(d)       1,630
  in computing basic and                                                                            2(d)         125
  diluted net loss                                                                                  2(d)         802
  per share.....................        16,854                                                      2(d)       1,750       21,738
                                      --------                                                             ---------    ---------
                                      --------                                                             ---------    ---------

                         IVILLAGE INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  IVILLAGE INC.                           LAMAZE        ONLINE            PRO FORMA
                                  AND SUBSIDIARIES   ASTROLOGY.NET(5)   PUBLISHING(5)   PSYCH(5)          ADJUSTMENTS   PRO FORMA
                                  ----------------   ----------------   -------------   --------          -----------   ---------
Revenues........................      $ 14,572            $  190           $ 6,403       $  171                   --    $  21,336
Cost of revenues................         9,112               124             3,393           56                   --       12,685
                                      --------            ------           -------       ------            ---------    ---------
  Gross margin..................         5,460                66             3,010          115                   --        8,651
                                      --------            ------           -------       ------            ---------    ---------
Operating expenses:
  Product development and
    technology..................         3,038                --                --                                --        3,038
  Sales and marketing...........        23,206                29             1,327            8                   --       24,570
  General and administrative....         7,872                64             1,461           92                   --        9,489
  Depreciation and
    amortization................         7,519                 9               435            2     3(a)       5,056       19,473
                                      --------            ------           -------       ------                         ---------
                                                                                                    3(a)         871
                                                                                                    3(a)         459
                                                                                                    3(a)       5,122
                                                                                                           ---------
    Total operating expenses....        41,635               102             3,223          102               11,508       56,570
                                      --------            ------           -------       ------            ---------    ---------
    Loss from operations........       (36,175)              (36)             (213)          13              (11,508)     (47,919)
Interest income (expense), net..         1,513                (3)             (180)          --     3(b)         180        1,510
                                      --------            ------           -------       ------            ---------    ---------
    Net loss....................      $(34,662)           $  (39)          $  (393)      $   13            $ (11,328)   $ (46,409)
                                      --------            ------           -------       ------            ---------    ---------
                                      --------            ------           -------       ------            ---------    ---------
Preferred stock deemed
  dividend......................       (23,612)               --                --           --                   --      (23,612)
Net loss attributable to common
  stockholders..................      $(58,274)           $  (39)          $  (393)      $   13            $ (11,328)   $ (70,021)
                                      --------            ------           -------       ------            ---------    ---------
                                      --------            ------           -------       ------            ---------    ---------
Basic and diluted net loss per
  share attributable to common
  stockholders..................      $  (2.77)                                                                         $   (2.89)
                                      --------                                                                          ---------
                                      --------                                                                          ---------
Weighted average shares
  of common stock                                                                                                577
  outstanding used in                                                                                            214
  computing basic and                                                                                             29
  diluted net loss                                                                                               625
  per share.....................        21,027                                                      3(c)       1,749       24,221
                                      --------            ------           -------       ------            ---------    ---------
                                      --------            ------           -------       ------            ---------    ---------

                         IVILLAGE INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet as of June 30, 1999 are as follows:

          a) Adjustment to cash, for the cash portion of the acquisition price, of approximately $4,720 for Lamaze Publishing.

          b) Adjustment to goodwill and intangible assets to reflect the excess of the purchase price over the fair value of net assets acquired of Lamaze Publishing, calculated as follows:

                                                                                     LAMAZE
                                                                                    --------
Cash portion of purchase price...................................................   $  4,720
Value of stock and option portion of purchase price..............................     96,761
Acquisition costs................................................................        350
                                                                                    --------
Purchase price...................................................................    101,831
Fair value of net assets to be acquired..........................................        552
                                                                                    --------
Goodwill and intangible assets...................................................   $101,279
                                                                                    --------
                                                                                    --------

------------------

        * The value of the common stock to be issued in connection with the acquisition of Lamaze Publishing was estimated as $55.24, the average value of the iVillage common stock surrounding the date the terms of the acquisition were agreed to.

          The allocation of the purchase price to the assets and liabilities acquired are preliminary. Final allocations will be based on appraisal and other analyses of fair values. The final allocation may differ from the amounts reflected above.

          c) Adjustment to remove the short-term and long-term notes payable of Lamaze Publishing that are to be paid off by iVillage on the date of acquisition.

          d) Adjustment to reflect the elimination of all of the stockholders' equity balances of Lamaze Publishing.

          e) Adjustment to reflect the issuance of 1,748,791 shares of iVillage common stock for the acquisition of Lamaze Publishing.

          f) Adjustment to record the estimated acquisition expenses incurred by iVillage of approximately $350.

2. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 are as follows:

          a) Adjustment to depreciation and amortization of goodwill of $10,112, $3,670, $6,970 and $10,243 resulting from the acquisitions of Lamaze Publishing, iBaby, Astrology.Net and Online Psych, respectively, over the expected period of benefit (three years for iBaby, Astrology.Net and Online Psych and ten years for Lamaze Publishing).

          b) Adjustment to remove Lamaze Publishing interest expense of $299, assuming all notes were paid off by iVillage on January 1, 1998.

          c) Adjustment to minority interest of $587 to add back the net loss previously attributed to the minority stockholders of iBaby.

          d) Adjustment to weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of approximately 802,000, 125,500, 1,750,000 and 577,000 shares of common stock, in connection with the acquisitions of

     Astrology.Net, iBaby, Lamaze Publishing and Online Psych, respectively, and the 1,629,676 shares issued to NBC in connection with the advertising and promotion agreement as of January 1, 1998.

3. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1999 are as follows:

          a) Adjustment to reflect the amortization of goodwill of $5,056, $459, $871 and $5,122 resulting from the acquisitions of Lamaze Publishing, iBaby, Astrology.Net and Online Psych, respectively, over the expected period of benefit (three years for iBaby, Astrology.Net and Online Psych and ten years for Lamaze Publishing).

          b) Adjustment to remove Lamaze Publishing interest expense of $180, assuming all notes were paid off by iVillage on January 1, 1998.

          c) Adjustment to reflect weighted average shares of common stock outstanding used and computing basic and diluted net loss per share. This adjustment reflects the issuance of approximately 802,000, 125,500, 1,750,000 and 577,000 shares of common stock, in connection with the acquisitions of Astrology.Net, iBaby, Lamaze Publishing and Online Psych, respectively, and the issuance of 1,629,676 shares to NBC in connection with the NBC agreement.

4. Represents the historical results of operations of Astrology.Net, Lamaze Publishing and Online Psych for the year ended December 31, 1998.

5. Represents the historical results of operations of Astrology.Net, Lamaze Publishing and Online Psych for the periods ended February 18, 1999, June 30, 1999 and June 30, 1999, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of iVillage Inc. and Subsidiaries:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholder's (deficit) equity and cash flows present fairly, in all material respects, the financial position of Health ResponseAbility Systems, Inc. (the "Company") at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
December 23, 1998

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                                 DECEMBER 31,          MAY 29,
                                                                             --------------------    -----------
                                                                               1995        1996         1997
                                                                             --------    --------    -----------
                                                                                                     (UNAUDITED)
                                  ASSETS
Current assets:
  Cash....................................................................   $ 91,265    $188,696     $ 205,641
  Certificates of deposit.................................................    100,000     108,621            --
  Accounts receivable.....................................................         --     119,854         9,299
  Other current assets....................................................         --       1,467            --
                                                                             --------    --------     ---------
Total current assets......................................................    191,265     418,638       214,940
Fixed assets, net.........................................................     35,092      22,806        48,044
Stockholder notes receivable..............................................     20,000          --            --
Other assets..............................................................      2,256       2,256         2,256
                                                                             --------    --------     ---------
Total assets..............................................................   $248,613    $443,700     $ 265,240
                                                                             --------    --------     ---------
                                                                             --------    --------     ---------

              LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................................   $ 50,626    $ 74,863     $  61,269
  Employee retirement plan payable........................................         --      71,000            --
  Deferred revenue........................................................     33,333          --            --
  Accrued interest........................................................     15,146      35,396        43,662
  Note payable, less unamortized discount of $67,902, $13,580 and $0
     (unaudited) in 1995, 1996 and 1997, respectively.....................    202,098     256,420       270,000
                                                                             --------    --------     ---------
Total current liabilities.................................................    301,203     437,679       374,931
                                                                             --------    --------     ---------

Commitments
Stockholder's (deficit) equity:
Common stock, par value $.01, 10,000 shares authorized, 1,000 shares
  issued and outstanding..................................................         10          10            10
Additional paid-in capital................................................    108,643     108,643       108,643
Accumulated deficit.......................................................    (89,243)    (30,632)     (146,344)
Stockholder notes receivable..............................................    (72,000)    (72,000)      (72,000)
                                                                             --------    --------     ---------
Total stockholder's (deficit) equity......................................    (52,590)      6,021      (109,691)
                                                                             --------    --------     ---------
Total liabilities and stockholder's (deficit) equity......................   $248,613    $443,700     $ 265,240
                                                                             --------    --------     ---------
                                                                             --------    --------     ---------

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------
                                                              1995                       1996
                                                        -----------------------    -----------------------
Revenues.............................................          $ 439,756                  $ 942,181
                                                               ---------                  ---------
Operating expenses:
  Production and content.............................             93,700                    457,449
  Sales and marketing................................              5,581                     48,589
  General and administrative.........................            388,382                    322,255
                                                               ---------                  ---------
     Total operating expenses........................            487,663                    828,293
                                                               ---------                  ---------
(Loss) income from operations........................            (47,907)                   113,888
Interest expense, net................................            (52,205)                   (55,277)
                                                               ---------                  ---------
     Net (loss) income...............................          $(100,112)                 $  58,611
                                                               ---------                  ---------
                                                               ---------                  ---------

                                                                PERIOD ENDED MAY 29,
                                                       -------------------------------------
                                                              1996               1997
                                                       ------------------    ---------------
                                                           (UNAUDITED)
Revenues.............................................
                                                             $362,769          $  362,741
Operating expenses:                                          --------          ----------
  Production and content.............................
  Sales and marketing................................         148,116             220,574
  General and administrative.........................          10,681               7,955
                                                               87,269             234,519
     Total operating expenses........................        --------          ----------
                                                              246,066             463,048
(Loss) income from operations........................        --------          ----------
Interest expense, net................................         116,703            (100,307)
                                                              (17,492)            (15,405)
     Net (loss) income...............................        --------          ----------
                                                             $ 99,211          $ (115,712)
                                                             --------          ----------
                                                             --------          ----------

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY

                                         COMMON STOCK      ADDITIONAL                   STOCKHOLDER
                                       ----------------     PAID IN      ACCUMULATED      NOTES
                                       SHARES    AMOUNT     CAPITAL       DEFICIT       RECEIVABLE       TOTAL
                                       ------    ------    ----------    -----------    -----------    ---------
Balance at January 1, 1995..........   1,000      $ 10      $     --      $  10,869      $      --     $  10,879
Issuance of warrants to AOL in
  connection with note..............                         108,643                                     108,643
Stockholder notes receivable .......                                                       (72,000)      (72,000)
Net loss............................                                       (100,112)                    (100,112)
                                       ------     ----      --------      ---------      ---------     ---------
Balance at December 31, 1995 .......   1,000        10       108,643        (89,243)       (72,000)      (52,590)
Net income..........................                                         58,611                       58,611
                                       ------     ----      --------      ---------      ---------     ---------
Balance at December 31, 1996 .......   1,000        10       108,643        (30,632)       (72,000)        6,021
Net loss (unaudited)................                                       (115,712)                    (115,712)
                                       ------     ----      --------      ---------      ---------     ---------
Balance at May 29, 1997
  (unaudited) ......................   1,000      $ 10      $108,643      $(146,344)     $ (72,000)    $(109,691)
                                       ------     ----      --------      ---------      ---------     ---------
                                       ------     ----      --------      ---------      ---------     ---------

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,         PERIOD ENDED MAY 29,
                                                                ---------------------    --------------------
                                                                  1995         1996       1996        1997
                                                                ---------    --------    -------    ---------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income..........................................   $(100,112)   $ 58,611    $99,211    $(115,712)
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
       Depreciation..........................................      22,702      22,590      8,770       24,427
       Non-cash interest on note payable.....................      55,887      74,572     30,900       21,846
       Changes in operating assets and liabilities:
          Accounts receivable................................          --    (119,854)   (50,002)     110,555
          Other assets.......................................      (1,339)     (1,467)    (7,459)       1,467
          Stockholder notes receivable.......................     (20,000)     20,000         --           --
          Deferred revenue...................................      33,333     (33,333)   (33,333)          --
          Accounts payable and accrued expenses..............      50,626      24,237    (35,234)     (13,594)
          Employee retirement plan payable...................          --      71,000         --      (71,000)
                                                                ---------    --------    -------    ---------
            Net cash provided by (used in) operating
               activities....................................      41,097     116,356     12,853      (42,011)
                                                                ---------    --------    -------    ---------
Cash flows from investing activities:
  Certificates of deposit....................................    (100,000)     (8,621)    (5,586)     108,621
  Purchase of fixed assets...................................     (57,794)    (10,304)    (3,296)     (49,665)
                                                                ---------    --------    -------    ---------
            Net cash (used in) provided by investing
               activities....................................    (157,794)    (18,925)    (8,882)      58,956
                                                                ---------    --------    -------    ---------
Cash flows from financing activities:
  Proceeds from note payable.................................     270,000          --         --           --
  Stockholder notes receivable...............................     (72,000)         --         --           --
                                                                ---------    --------    -------    ---------
            Net cash provided by financing activities .......     198,000          --         --           --
                                                                ---------    --------    -------    ---------
Net increase in cash for the period..........................      81,303      97,431      3,971       16,945
Cash, beginning of period....................................       9,962      91,265     91,265      188,696
                                                                ---------    --------    -------    ---------
Cash, end of period..........................................   $  91,265    $188,696    $95,236    $ 205,641
                                                                ---------    --------    -------    ---------
                                                                ---------    --------    -------    ---------

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     Health ResponseAbility Systems, Inc. (the "Company") was incorporated in the State of Virginia on August 22, 1994 and commenced operations on January 1, 1995. The Company is engaged in the development of health-related programming material for distribution through online service providers and the Internet.

     As discussed in Note 8, all of the outstanding shares of the Company were acquired by iVillage Inc. ("iVillage") on May 29, 1997. These financial statements do not include any adjustments in connection with the sale.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company's revenues have been derived primarily from America Online, Inc. ("AOL") customers visiting the Company's site on the AOL online service and are recognized as they are earned (based upon visitations to the site) and reported to the Company by AOL. Usage revenues received from AOL totaled approximately $343,822 and $618,644 for the years ended December 31, 1995 and 1996, respectively. In addition, the Company has derived revenues from the design of customer web sites. Revenues from such design work is recognized over the term of service of each contract.

FIXED ASSETS

     Depreciation of computer equipment and software and furniture and fixtures is provided for by the straight-line method over their estimated useful lives ranging from three to five years. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. Depreciation expense has been included in general and administrative expense.

INCOME TAXES

     The Company has elected to be treated as an "S" corporation for both Federal and State of Virginia tax purposes. Accordingly, corporate income or loss is included in the stockholder's individual tax return based upon her ownership interest.

CASH

     Cash includes money market accounts and all highly liquid investments purchased with original maturities of three months or less. Certificates of deposit with maturities greater than three months are classified as such on the balance sheet. The Company maintains its cash balances in a highly rated financial institution.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high-credit, quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars.

     AOL accounted for approximately 78% and 66% of revenue for the years ended December 31, 1995 and 1996, respectively, and approximately 63% of accounts receivable at December 31, 1996.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash, certificates of deposit, accounts receivable, accounts payable and accrued liabilities and note payable, approximate fair value because of their short maturities.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the valuation of the warrant issued and the useful lives and recoverability of fixed assets.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The financial statements as of May 29, 1997 and for the periods ended
May 29, 1996 and 1997 are unaudited but have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements which do not include all disclosures required by GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

COMPREHENSIVE INCOME

     The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current period presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS
No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosure prescribed by SFAS No. 131 is effective for the year ending December 31, 1998. The Company has determined that it does not have any separately reportable business segments as of May 29, 1997.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

3. FIXED ASSETS

     Fixed assets consist of the following:

                                                                     DECEMBER 31,
                                                                 ----------------------     MAY 29,
                                                                   1995         1996          1997
                                                                 ---------    ---------    -----------
                                                                                           (UNAUDITED)
Computer equipment and software...............................   $  45,195    $  54,775     $  70,992
Furniture and fixtures........................................      12,682       13,406        45,454
                                                                 ---------    ---------     ---------
                                                                    57,877       68,181       116,446
Less, accumulated depreciation................................     (22,785)     (45,375)      (68,402)
                                                                 ---------    ---------     ---------
                                                                 $  35,092    $  22,806     $  48,044
                                                                 ---------    ---------     ---------
                                                                 ---------    ---------     ---------

Depreciation of fixed assets was approximately $22,702 and $22,590 for the years ended December 31, 1995 and 1996, respectively.

4. RELATED PARTY TRANSACTIONS

     In January 1995, the Company loaned $29,700 to its sole stockholder who also serves as an officer to the Company (the "Stockholder"). Interest is payable annually at the rate of 7.92% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

     In February 1995, the Company loaned $20,000 to the Stockholder. Interest is payable annually at the rate of 7.96% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

     In May 1995, the Company loaned $10,000 to the Stockholder. Interest is payable annually at the rate of 7.12% per annum. The principal balance and interest due on this note was repaid in full in July 1996.

     In June 1995, the Company loaned $10,000 to the Stockholder. Interest is payable annually at the rate of 6.83% per annum. The principal balance and interest due on this note was repaid in full in July 1996.

     In December 1995, the Company loaned $22,300 to the Stockholder. Interest is payable annually at the rate of 5.91% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

     In 1995, the Company entered into a consultant agreement with the spouse of the Stockholder, in which the Company paid the consultant $80,000 during the year. In 1996, this consultant became an officer of the Company.

5. AOL NOTE PAYABLE

     In April 1995, the Company entered into a promissory note agreement with AOL whereby the Company received cash of $270,000 ("AOL Note"). Interest, at a rate of 7.5% per annum, and principal, are payable on the earlier of demand or April 2005. If payment is demanded, then such payment will be payable in 24 equal monthly installments of principal and interest beginning on the fifth day following such demand.

     In connection with the AOL Note, the Company issued a warrant (the "AOL Warrant") to purchase a certain amount of shares of the Company's preferred stock at a certain exercise price, both of which are based on a formula in the warrant agreement. The Company recorded an unamortized discount of $108,643 which has been amortized as interest expense using the interest method. The AOL Warrant

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

was valued using the Black-Scholes option pricing model. As discussed in
Note 8, the AOL Note and the AOL Warrant were cancelled as part of the sale of the Company in May 1997.

     Interest expense, including amortized discount related to the issuance of the AOL Warrant, charged to operations for the year ended December 31, 1995 and 1996 was $55,887 and $74,572, respectively.

6. COMMITMENTS

LEASES

     The Company leases office space in Herndon, Virginia, under a non-cancelable operating lease expiring in June 1998. The following is a schedule of future minimum lease payments under the lease as of December 31, 1996:

YEAR ENDING DECEMBER 31:
--------------------------------------------------------------
         1997.................................................   $53,920
         1998.................................................    27,769
                                                                 -------
                                                                 $81,689
                                                                 -------
                                                                 -------

Rent expense was approximately $9,898 and $16,073 for the years ended December 31, 1995 and 1996, respectively.

7. CAPITAL STOCK

     At December 31, 1996, the authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value per share. Upon formation of the Company, 1,000 shares of common stock were issued to the founder.

8. SUBSEQUENT EVENT

     On May 29, 1997, all of the outstanding shares of the Company were acquired by iVillage in exchange for $2,600,000 in cash, 1,300,200 shares of iVillage common stock on a pre-split basis, and cash amounts contingent on future performance levels of the Company and iVillage, which was determined to be $1,560,000 in January 1998. In addition, iVillage issued 609,000 shares of common stock on a pre-split basis, to AOL in exchange for the release of the AOL Note and the cancellation of the AOL Warrant.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of KnowledgeWeb, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders equity and cash flows present fairly, in all material respects, the financial position of KnowledgeWeb, Inc. at December 31, 1998 and 1997, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

January 29, 1999
New York, New York

                               KNOWLEDGEWEB, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                                             1998        1997
                                                                                           --------    --------
                                         ASSETS
Current Assets
  Cash and cash equivalents.............................................................   $103,852    $  9,718
  Accounts receivable, net of allowance of $12,538 and $0 as of December 31, 1998 and
     1997, respectively.................................................................    113,855      19,139
  Prepaid expenses......................................................................      1,126         956
                                                                                           --------    --------
     Total current assets...............................................................    218,833      29,813
                                                                                           --------    --------
  Property and equipment, net...........................................................     65,057      64,139
  Internal use software, net............................................................     71,954      44,110
  Other assets..........................................................................      5,429       4,027
     Total assets.......................................................................   $361,273    $142,089
                                                                                           --------    --------
                                                                                           --------    --------
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable......................................................................   $ 84,156    $ 12,962
  Due to stockholder....................................................................    121,971     148,184
  Current portion of capital lease obligations (Note 5).................................     17,248      11,947
  Accrued expenses and other current liabilities........................................     66,017       2,032
                                                                                           --------    --------
     Total current liabilities..........................................................    289,392     175,125
     Capital lease obligations, net of current obligations (Note 5).....................     22,936      23,478
                                                                                           --------    --------
     Total liabilities..................................................................    312,328     198,603
Commitments and contingencies (Note 5)
Stockholders' Equity
  Convertible preferred stock, par value $0.0001 per share; 5,000,000 shares authorized,
     421,880 shares issued and outstanding..............................................         42          --
  Common stock, par value $0.0001 per share, 25,000,000 shares authorized, 5,111,111 and
     4,973,000 shares issued and outstanding as of December 31, 1998 and 1997,
     respectively.......................................................................        511         497
  Additional paid-in capital............................................................    313,552      64,502
  Unearned compensation.................................................................    (32,268)         --
  Accumulated deficit...................................................................   (232,892)   (121,513)
                                                                                           --------    --------
     Total stockholders' equity/(deficit)...............................................     48,945     (56,514)
                                                                                           --------    --------
       Total liabilities and stockholders' equity.......................................   $361,273    $142,089
                                                                                           --------    --------
                                                                                           --------    --------

   The accompanying notes are an integral part of these financial statements.

                               KNOWLEDGEWEB, INC.

                            STATEMENTS OF OPERATIONS
                           DECEMBER 31, 1998 AND 1997

                                                                                        1998           1997
                                                                                     -----------    -----------
Revenues..........................................................................   $   847,517    $   403,670
Costs and expenses:
  Cost of revenues................................................................       204,004         35,856
  General and administrative expenses.............................................       754,792        374,023
  Interest expense, net...........................................................           100             78
                                                                                     -----------    -----------
Net loss..........................................................................      (111,379)        (6,287)
                                                                                     -----------    -----------
                                                                                     -----------    -----------
Basic and diluted net loss per share..............................................   $     (0.02)   $     (0.00)
                                                                                     -----------    -----------
                                                                                     -----------    -----------
Weighted average shares of common stock outstanding used in computing basic and
  diluted net loss per share......................................................     5,075,543      4,892,268
                                                                                     -----------    -----------
                                                                                     -----------    -----------

   The accompanying notes are an integral part of these financial statements.

                               KNOWLEDGEWEB, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                           DECEMBER 31, 1998 AND 1997

                              CONVERTIBLE
                            PREFERRED STOCK       COMMON STOCK      ADDITIONAL
                           ------------------  -------------------   PAID-IN     UNEARNED     ACCUMULATED
                            SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL    COMPENSATION   DEFICIT       TOTAL
                           --------  --------  ---------  --------  ----------  ------------  -----------  ---------
Balance at December 31,
  1996....................       --  $     --  4,600,000  $    460   $ 39,540    $       --    $(115,226)  $ (75,226)
Issuance of common
  stock...................       --        --    373,000        37     24,962            --           --      24,999
Net loss..................       --        --         --        --         --            --       (6,287)     (6,287)
                           --------  --------  ---------  --------   --------    ----------    ---------   ---------
Balance at December 31,
  1997....................       --        --  4,973,000       497     64,502            --     (121,513)    (56,514)
Issuance of common
  stock...................       --        --    138,111        14     16,653            --           --      16,667
Issuance of Series A
  convertible preferred
  stock at $0.49 per
  share...................  421,880        42         --        --    177,658            --           --     177,700
Compensation expense on
  option grants
  (Note 7)................       --        --         --        --     54,739       (32,268)                  22,471
Net loss..................       --        --         --        --         --            --     (111,379)   (111,379)
                           --------  --------  ---------  --------   --------    ----------    ---------   ---------
Balance at December 31,
  1998....................  421,880  $     42  5,111,111  $    511   $313,552    $  (32,268)   $(232,892)  $  48,945
                           --------  --------  ---------  --------   --------    ----------    ---------   ---------
                           --------  --------  ---------  --------   --------    ----------    ---------   ---------

   The accompanying notes are an integral part of these financial statements.

                               KNOWLEDGEWEB, INC.

                            STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 1998 AND 1997

                                                                                           1998         1997
                                                                                         ---------    ---------
Cash flows from operating activities:
  Net loss............................................................................   $(111,379)   $  (6,287)
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization....................................................      91,061       66,490
     Bad debt expenses................................................................      12,538           --
     Compensation expense on stock option grants......................................      22,471           --
     Changes in operating assets and liabilities:
       Accounts receivable, net.......................................................    (107,254)     (18,269)
       Prepaid expenses and other assets..............................................      (1,572)      (4,689)
       Accounts payable...............................................................     135,179       12,932
                                                                                         ---------    ---------
  Net cash provided by operating activities...........................................      41,044       50,177
                                                                                         ---------    ---------
Cash flows from investing activities:
  Purchase of fixed assets............................................................     (15,628)      (9,174)
  Increase in capitalized software....................................................     (84,757)     (46,351)
                                                                                         ---------    ---------
  Net cash used by investing activities...............................................    (100,385)     (55,525)
                                                                                         ---------    ---------
Cash flow from financing activities:
  Repayment of stockholder loan.......................................................     (32,038)     (23,087)
  Interest accretion on stockholder loans.............................................       5,825        6,918
  Advances by stockholder.............................................................          --       11,398
  Repayment of capital lease obligations..............................................     (14,665)      (8,241)
  Proceeds from issuance of common stock..............................................      16,653       25,000
  Proceeds from issuance of convertible preferred stock...............................     177,700           --
                                                                                         ---------    ---------
  Net cash provided by financing activities...........................................     153,475       11,988
                                                                                         ---------    ---------
Net increase in cash for the period...................................................      94,134        6,640
Cash and cash equivalents, beginning of year..........................................       9,718        3,078
                                                                                         ---------    ---------
Cash and cash equivalents, end of year................................................   $ 103,852    $   9,718
                                                                                         ---------    ---------
                                                                                         ---------    ---------
  Cash paid for:
     Interest.........................................................................   $  12,381    $   6,910
                                                                                         ---------    ---------
                                                                                         ---------    ---------
     Income taxes.....................................................................   $      --    $      --
                                                                                         ---------    ---------
                                                                                         ---------    ---------

   The accompanying notes are an integral part of these financial statements.

                               KNOWLEDGEWEB, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     KnowledgeWeb, Inc. (the "Company") is a California corporation organized on January 4, 1995. The Company owns and operates the internet web site, Astrology.net. Astrology.net is a web site where users can receive information on astrology, and obtain astrology charts and reports. The Company conducts its business primarily in the United States within one industry segment.

     The Company's future prospects are subject to the risks and uncertainties frequently encountered by the companies in the new and evolving markets of the Internet product and services industry. These risks include the failure to develop and extend the Company's online services, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully overcome these risks, certain assets may not be recovered.

REVENUE RECOGNITION

     The Company generates several types of revenue including the following:

  Chart sales

     The Company's web site enables users to generate personalized astrology reports based on the user's particulars. These charts are delivered online to the customer immediately upon request. Revenue is recognized upon delivery of the charts and when the collection of the receivables are reasonably assured.

  Advertising

     Advertising revenues are derived from the sale of banner advertisements on the Company's web site. The Company recognizes income from these advertisements over the period in which the advertisements are displayed.

  Custom licensing

     The Company also generates revenues through the licensing of astrological reports and editorials to other web sites and publications. Revenues from licensing are recognized in the period when the editorial is sold.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method for software and the declining balance method for all other property and equipment over the estimated useful lives of the assets, generally three to five years.

INTERNAL USE SOFTWARE

     The Company capitalizes internally developed software in accordance with Statement of Position 98-1. These capitalized costs primarily include payroll and benefits relating to employees engaged in developing the software plus direct outside costs incurred during the application development stage being achieved. Internally developed software is amortized on a straight-line basis over three years, beginning in the year in which the software is placed in service.

                               KNOWLEDGEWEB, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND 1997--(CONTINUED)

STATEMENT OF CASH FLOWS

     The Company considers cash equivalents to be short term investments with original maturities of three months or less.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. Substantially all of the Company's excess cash has been invested in highly liquid investments.

     The Company performs ongoing credit evaluations of its advertising customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. At December 31, 1998 three customers accounted for a total of 78% of the accounts receivable balance. At December 31, 1997 one customer represented 75% of the total accounts receivable balance. The same customer represented 13% and 30% of total revenues for the years ended December 31, 1998 and 1997, respectively.

INCOME TAXES

     The Company calculates its income tax provision in accordance with Financial Accounting Standards Board (FASB) Statement No. 109. Deferred taxes are provided on temporary differences between the tax basis of assets or liabilities and amounts reported in the financial statements.

BASIC AND DILUTED NET LOSS PER SHARE

     Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the common shares issuable upon conversion of the convertible preferred stock and shares issuable upon the exercise of stock options. These common equivalent shares could potentially dilute basic EPS in the future, however, they were not included in the current computation of diluted EPS because to do so would have been anti-dilutive.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SUPPLIER CONCENTRATION

     The Company depends on one unrelated supplier for the software that generates astrology reports and charts. The Company believes that, if necessary, this supplier could be replaced and that the quality and price of the new software would be similar.

                               KNOWLEDGEWEB, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND 1997--(CONTINUED)

2. PROPERTY AND EQUIPMENT

                                                                                   DECEMBER 31,   DECEMBER 31,
                                                                                      1998           1997
                                                                                   -----------    -----------
Computer equipment and software.................................................    $ 155,901      $ 120,835
Furniture and fixtures..........................................................        7,487          7,487
Motor vehicle...................................................................       12,848         12,848
                                                                                    ---------      ---------
                                                                                      176,236        141,170
Less accumulated depreciation...................................................     (111,179)       (77,031)
                                                                                    ---------      ---------
                                                                                    $  65,057      $  64,139
                                                                                    ---------      ---------
                                                                                    ---------      ---------

     Depreciation expense for the years ended December 31, 1998 and 1997 totaled $34,148 and $38,148, respectively.

3. DUE TO STOCKHOLDER

     One of the stockholders periodically transfers cash and other property to the Company in exchange for demand notes. In addition, this stockholder periodically makes payments on behalf of the Company in exchange for demand notes. These notes are unsecured, and carry a compounded interest rate of 5 percent.

     The balance of loans, including accrued interest, at December 31, 1998 and 1997 was $121,971 and $148,184, respectively.

4. INTERNAL USE SOFTWARE

                                                                                   DECEMBER 31,   DECEMBER 31,
                                                                                      1998           1997
                                                                                   -----------    -----------
Internal use software...........................................................    $ 180,781      $  96,024
Less accumulated amortization...................................................     (108,827)       (51,914)
                                                                                    ---------      ---------
                                                                                    $  71,954      $  44,110
                                                                                    ---------      ---------
                                                                                    ---------      ---------

     Amortization expense for the years ended December 31, 1998 and 1997 totaled $56,913 and $32,008, respectively.

5. COMMITMENTS AND CONTIGENCIES

LEASE COMMITMENTS

     As of December 31, 1998, the Company leases office space under a cancelable operating lease. Rent expense was $38,624 and $16,761 for the years ended December 31, 1998 and 1997, respectively.

                               KNOWLEDGEWEB, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND 1997--(CONTINUED)

     As of December 31, 1998, the Company leased certain computer equipment under noncancelable capital leases. Future minimum lease payments required under the capital leases are as follows:

1999..................................................................................................   $26,153
2000..................................................................................................    23,451
2001..................................................................................................     5,029
2002..................................................................................................        --
2003 and thereafter...................................................................................        --
                                                                                                         -------
     Total minimum lease payments.....................................................................   $54,633
Less amount representing interest.....................................................................    14,449
                                                                                                         -------
Present value of net minimum lease payments...........................................................    40,184
Less current portion..................................................................................    17,248
                                                                                                         -------
                                                                                                         $22,936
                                                                                                         -------
                                                                                                         -------

     The cost of equipment under capital lease included in property and equipment was $64,656 and $45,218 at December 31, 1998 and 1997, respectively.

  Employee Benefits

     The Company does not provide postretirement benefits to its employees, nor does the Company offer company-sponsored savings or pension plans.

6. INCOME TAXES

     No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 1998. The following table sets forth the primary components of deferred tax assets:

                                                                                    DECEMBER       DECEMBER
                                                                                      31,            31,
                                                                                      1998           1997
                                                                                   -----------    -----------
Net operating loss and credit carryforwards.....................................    $  86,270      $  46,495
Nondeductible expenses and reserves.............................................       15,404          5,838
                                                                                    ---------      ---------
Gross deferred tax assets.......................................................      101,674         52,333
Valuation allowance.............................................................     (101,674)       (52,333)
                                                                                    ---------      ---------
                                                                                    $      --      $      --
                                                                                    ---------      ---------
                                                                                    ---------      ---------

     At December 31, 1998 and 1997, the Company fully reserved its deferred tax assets. The Company believes uncertainty exists regarding the ultimate realizability of the deferred tax assets such that a full valuation allowance is required. If the Company achieves profitability, these net deferred tax assets would be available to offset future income taxes. Deferred tax assets and related valuation allowances of approximately $9,000 relate to operating loss carryforwards resulting from the issuance of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

     At December 31, 1998, the Company had approximately $230,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards will expire beginning in 2010.

                               KNOWLEDGEWEB, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND 1997--(CONTINUED)

7. STOCKHOLDERS' EQUITY

     On August 18, 1998, the Company's Board of Directors approved an Amended and Restated Articles of Incorporation, for the purpose of (i) effecting a 100 for one stock split, (ii) the authorization of the Corporation to issue up to 25,000,000 shares of Common Stock and 5,000,000 of Preferred Stock, and
(iii) the creation of a class of Series A Preferred Stock. It was also determined that the par value of the Preferred Stock and the Common Stock would be $0.0001 per share.

STOCK SPLIT

     In August 1998, the Company's Board of Directors approved a 100 for one Common Stock split whereby stockholders of record on September 17, 1998 received 100 shares of Common Stock in exchange for each common share held on that date. All references to the number of shares of Common Stock, weighted average common shares, and per share amounts have been retroactively restated in the accompanying financial statements to reflect the 100 for one split.

PREFERRED STOCK

     At December 31, 1998, the Company has authorized 5,000,000 shares of Preferred Stock, of which 1,300,000 has been designated Series A Convertible Preferred Stock ("Series A"). The remaining shares of Preferred Stock may be issued from time to time in one or more series. At December 31, 1998, the Company has 421,880 Series A shares issued and outstanding.

     Holders of Series A were entitled to receive noncumulative, preferential dividends of $0.0392 per annum, when and if declared by the Board of Directors. No such dividends were declared. In the event of liquidation, sale of the Company or corporate reorganization in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving Company, Series A shareholders were entitled to a per share distribution in preference to common shareholders equal to the original issue price per share of $0.49, plus any declared but unpaid dividends on each such share.

STOCK OPTION PLAN

     In August 1998, the Board of Directors adopted the 1998 Stock Incentive Plan (the "Plan") which provided for the grant of up to 1,000,000 incentive stock options and non-qualified stock options. Notwithstanding the foregoing, at any given time the number of shares issuable upon exercise of all outstanding stock options shall not exceed a number of shares which is equal to 30% of the then outstanding shares of the Company.

     Under the Plan, incentive stock options may be granted to employees, officers and directors of the Company and non-qualified stock options may be granted to consultants, employees, directors, and officers of the Company. Options granted under the Plan must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. The Plan requires that all options be exercised at a rate of not less than 20% per year, over five years, from the date of grant. Incentive options granted under the Plan shall vest over a four year period at a rate of 1/16th of the total shares subject to the option on the first day of each calendar quarter from the various vesting start dates. All non-qualified stock options were issued fully vested on the date of grant with the exception of 59,549 shares for which vesting is contingent upon a future event. Options to purchase 93,629 shares were exercisable at December 31, 1998.

                               KNOWLEDGEWEB, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND 1997--(CONTINUED)

     A summary of the Plan's activity is as follows:

                                                                                                         WEIGHTED
                                                                                                         AVERAGE
                                                                                                          PRICE
                                                                             AVAILABLE     OPTIONS         PER
                                                                             FOR GRANT    OUTSTANDING     SHARE
                                                                             ---------    -----------    --------
Balance at December 31, 1997..............................................          --           --       $   --
Shares reserved...........................................................   1,000,000           --           --
Options granted...........................................................    (228,079)      93,629         0.25
Options exercised.........................................................          --           --           --
                                                                             ---------      -------       ------
Balance at December 31, 1998..............................................     771,921       93,629       $ 0.25
                                                                             ---------      -------       ------
                                                                             ---------      -------       ------

     In November 1998, the Company granted options to purchase an aggregate of 228,079 shares of Common Stock at an exercise price of $0.25 per share. Based on an estimated market price of the stock, $0.49, at grant date, $54,739 of compensation expense relating to these options is to be recognized, of which $22,471 was recognized in 1998. The balance of the compensation expense is to be recognized over the remaining vesting period of the options.

STOCK COMPENSATION

     The Company accounts for stock-based compensation in accordance with the provisions of APB 25. Had compensation expense been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net loss would have been $114,188 and basic and diluted loss per share would have been $0.02 for the year ended December 31, 1998. The fair value of each option grant was determined on the date of grant using the minimum value method. The following assumptions were used to estimate the fair value of stock options granted to employees: expected life of 30 months; risk free interest rate of 4.55%; and no dividend yield. The weighted average fair value of options granted to employees at December 31, 1998 is $0.49. For pro forma purposes, the estimated fair value of the Company's stock options to employees is amortized over the options vesting period. Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

8. SUBSEQUENT EVENTS

     On February 18, 1999, the Company sold 100% of the outstanding stock of the Company to iVillage Inc. in exchange for 802,125 shares of iVillage Inc. common stock and approximately $1 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Lamaze Publishing Company, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Lamaze Publishing Company, Inc. (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
June 14, 1999
except for note 10,
as to which the date
is July 13, 1999

                        LAMAZE PUBLISHING COMPANY, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                  DECEMBER 31,
                                                                              --------------------     JUNE 30,
                                                                                1997        1998         1999
                                                                              --------    --------    -----------
                                                                                                      (UNAUDITED)
Assets:
  Current assets:
     Cash and cash equivalents.............................................   $    187    $    164     $      85
     Accounts receivable, less allowance of $30,000 and $55,000 and $80,000
       (unaudited) in 1997, 1998 and 1999, respectively....................      1,175       2,000         2,191
     Other current assets..................................................      1,024       1,538         2,646
                                                                              --------    --------     ---------
       Total current assets................................................      2,386       3,702         4,922
                                                                              --------    --------     ---------
  Fixed assets, net........................................................      1,674       1,997         2,216
  Goodwill, net............................................................        636         483           402
  Other assets.............................................................         12          55            65
                                                                              --------    --------     ---------
       Total assets........................................................   $  4,708    $  6,237     $   7,605
                                                                              --------    --------     ---------
                                                                              --------    --------     ---------
Liabilities and Stockholders' Deficit:
  Current liabilities:
     Accounts payable and accrued expenses.................................   $  2,862    $  2,996     $   2,708
     Deferred revenue......................................................      2,566       3,288         4,345
     Current maturities or long-term debt..................................         --         234           312
     Bank credit line......................................................        950       1,300         2,240
                                                                              --------    --------     ---------
       Total current liabilities...........................................      6,378       7,818         9,605
                                                                              --------    --------     ---------
  Long term debt, less current maturities..................................         --       1,016           938
  Stockholders' notes payable, including accrued interest..................      1,188       1,178         1,230
                                                                              --------    --------     ---------
       Total liabilities...................................................      7,566      10,012        11,773
                                                                              --------    --------     ---------
Commitments and contingencies
Stockholders' deficit:
  Common stock, 40,000 shares authorized, no par value, 36,478 shares
     issued and outstanding................................................        534         534           534
  Accumulated deficit......................................................     (3,392)     (4,309)       (4,702)
                                                                              --------    --------     ---------
       Total stockholders' deficit.........................................     (2,858)     (3,775)       (4,168)
                                                                              --------    --------     ---------
       Total liabilities and stockholders' deficit.........................   $  4,708    $  6,237     $   7,605
                                                                              --------    --------     ---------
                                                                              --------    --------     ---------

   The accompanying notes are an integral part of these financial statements.

                        LAMAZE PUBLISHING COMPANY, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                  SIX MONTH
                                                                              YEAR ENDED         PERIOD ENDED
                                                                             DECEMBER 31,          JUNE 30,
                                                                           ----------------    ----------------
                                                                            1997      1998      1998      1999
                                                                           ------    ------    ------    ------
                                                                                                 (UNAUDITED)
Revenues:
  Publishing............................................................   $3,800    $4,325    $1,895    $2,712
  Satellite broadcasting................................................    2,793     3,750     1,624     1,807
  Video.................................................................    1,376     1,605       765       954
  Sampling/Coupons......................................................      683       995       470       627
  Other.................................................................      247       537       168       303
                                                                           ------    ------    ------    ------
     Total revenue......................................................    8,899    11,212     4,922     6,403
                                                                           ------    ------    ------    ------
Cost of revenues........................................................    4,144     5,488     2,257     3,393
                                                                           ------    ------    ------    ------
     Gross profit.......................................................    4,755     5,724     2,665     3,010
                                                                           ------    ------    ------    ------
Operating expenses:
  Sales and marketing...................................................    2,145     2,666     1,158     1,327
  General and administrative............................................    2,526     2,812     1,357     1,461
  Depreciation and amortization.........................................      549       830       401       435
                                                                           ------    ------    ------    ------
     Total operating expenses...........................................    5,220     6,308     2,916     3,223
                                                                           ------    ------    ------    ------
     Loss from operations...............................................     (465)     (584)     (251)     (213)
                                                                           ------    ------    ------    ------
Interest expense........................................................     (152)     (299)     (119)     (180)
                                                                           ------    ------    ------    ------
     Net loss...........................................................   $ (617)   $ (883)   $ (370)   $ (393)
                                                                           ------    ------    ------    ------
                                                                           ------    ------    ------    ------

   The accompanying notes are an integral part of these financial statements.

                        LAMAZE PUBLISHING COMPANY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                 AND THE PERIOD ENDED JUNE 30, 1999 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                COMMON STOCK                        TOTAL
                                                             ------------------    ACCUMULATED    STOCKHOLDERS'
                                                             SHARES     AMOUNT      DEFICIT        DEFICIT
                                                             -------    -------    -----------    -------------
     Balance at January 1, 1997...........................   $31,002    $   450      $(2,475)        $(2,025)
Issuance of common stock..................................       604         80           --              80
Issuance of common stock in connection with business
  acquisition.............................................     4,872          4           --               4
Distributions.............................................        --                    (300)           (300)
Net loss..................................................        --         --         (617)           (617)
                                                             -------    -------      -------         -------
     Balance at December 31, 1997.........................    36,478        534       (3,392)         (2,858)
Distributions.............................................        --         --          (34)            (34)
Net loss..................................................        --         --         (883)           (883)
                                                             -------    -------      -------         -------
     Balance at December 31, 1998.........................    36,478        534       (4,309)         (3,775)
Net loss (unaudited)......................................        --         --         (393)           (393)
                                                             -------    -------      -------         -------
     Balance at June 30, 1999 (unaudited).................    36,478    $   534      $(4,702)        $(4,168)
                                                             -------    -------      -------         -------
                                                             -------    -------      -------         -------

   The accompanying notes are an integral part of these financial statements.

                        LAMAZE PUBLISHING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  SIX MONTH
                                                                            YEAR ENDED           PERIOD ENDED
                                                                           DECEMBER 31,            JUNE 30,
                                                                        ------------------    ------------------
                                                                         1997       1998       1998       1999
                                                                        -------    -------    -------    -------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................................   $  (617)   $  (883)   $  (370)   $  (393)
  Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
     Depreciation and amortization...................................       549        830        401        435
     Bad debt expense................................................        30         25         --         --
     Changes in operating assets and liabilities:
       Accounts receivable...........................................      (531)      (850)      (239)      (191)
       Other current assets..........................................        (2)      (514)      (513)    (1,108)
       Accounts payable and accrued expenses.........................     1,639        124     (1,293)      (239)
       Deferred revenue..............................................        (2)       722        855      1,057
                                                                        -------    -------    -------    -------
       Net cash provided by (used in) operating activities...........     1,066       (546)    (1,159)      (439)
                                                                        -------    -------    -------    -------
Cash flows from investing activities:
  Purchase of fixed assets...........................................    (1,152)      (991)      (376)      (565)
  Acquisition of a business..........................................      (730)        --         --         --
                                                                        -------    -------    -------    -------
       Net cash used in investing activities.........................    (1,882)      (991)      (376)      (565)
                                                                        -------    -------    -------    -------
Cash flows from financing activities:
  Proceeds from bank term loan.......................................        --      1,250      1,250         --
  Borrowings (repayments) under revolving credit facilities..........       950        350        150        940
  Payment for debt issuance cost.....................................        --        (52)       (52)       (15)
  Distributions paid to stockholders.................................      (300)       (34)        --         --
  Stockholders' notes payable........................................       200         --         --         --
  Proceeds from issuance of common stock.............................        80         --         --         --
                                                                        -------    -------    -------    -------
       Net cash provided by financing activities.....................       930      1,514      1,348        925
                                                                        -------    -------    -------    -------
       Net increase (decrease) in cash and cash equivalents..........       114        (23)      (187)       (79)
Cash and cash equivalents, beginning of period.......................        73        187        187        164
                                                                        -------    -------    -------    -------
Cash and cash equivalents, end of period.............................   $   187    $   164    $    --    $    85
                                                                        -------    -------    -------    -------
                                                                        -------    -------    -------    -------

   The accompanying notes are an integral part of these financial statements.

                        LAMAZE PUBLISHING COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY:

ORGANIZATION AND BUSINESS

     Lamaze Publishing Company, Inc. (the "Company"), publishes magazines regarding pre- and post-natal educational material which are distributed to over
3.0 million new and expecting parents annually. These are distributed in childbirth education classes, as well as in hospitals, at no cost. The Company produces an educational video tape "You and Your Baby" which is distributed to childbirth educators and reaches 1.8 million expectant parents. The Company Newborn Channel has exclusive rights to broadcast on closed-circuit television in approximately 700 hospitals, providing infant care programming to new mothers. In 1998, the Company launched Lamaze Family Magazine which is expected to be mailed to 750,000 homes in 1999, targeting families with pre-school children.

2. SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES:

REVENUE RECOGNITION

     Revenues are principally derived from advertising inserts and are recorded as follows:

     Publishing and Sampling/Coupons--Publications are mailed to Certified Child Birth Educators for distribution to expecting parents. Revenue is recognized upon the distribution to expecting parents, which approximates the straight-line method. The publications are issued twice a year as a Spring/Summer issue and a Fall/Winter issue.

     Satellite Broadcasting--Advertising revenue is recognized monthly based on the actual number of births per month divided by the number of births specified in the contract period and multiplied by the contract amount.

     Video--Revenue is recognized upon the distribution to expecting parents by the Certified Child Birth Educators, which approximates the straight-line method. Videos are shipped in March of each year.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include money market accounts and all highly liquid investments purchased with original maturities of three months or less. The Company maintains its cash and cash equivalents in highly rated financial institutions.

FIXED ASSETS

     Depreciation of equipment, furniture and fixtures, and purchased computer software is provided for by the straight-line method over their estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

GOODWILL

     Goodwill consists of the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Goodwill is amortized using the straight-line method over the period of expected benefit, five years. The Company assesses the recoverability of its goodwill by determining whether the amortization of the unamortized balance of its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at the Company's incremental borrowing rate. Cash flow forecasts are based on trends of historical performance and management's estimate of future

                        LAMAZE PUBLISHING COMPANY, INC.

performance, giving consideration to existing and anticipated competitive and economic conditions. Amortization expense for goodwill for the years ended December 31, 1997 and 1998 was approximately $127,000 and $153,000, respectively.

INCOME TAXES

     The Company has elected to be taxed as an S Corporation as provided for by the Internal Revenue Code. Under "S" Corporation status, the Company's net income or loss is taxed to its stockholders.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's bank financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of fixed assets and the recoverability of fixed assets, goodwill and deferred tax assets.

CONCENTRATION OF CREDIT RISK AND OTHER

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company's accounts receivable is derived from revenue earned from customers, principally advertisers, without requiring collateral. The Company maintains an allowance for potential bad debt based upon the expected collectibility of all accounts receivable; historically, such losses have not been significant.

     The Company is dependent on a limited number of customers for a significant part of its revenues. The Company had two customers which accounted for approximately 18% and 12% of net accounts receivable at December 31, 1997. The Company had one customer which accounted for 10% of net accounts receivable at December 31, 1998. The Company had two different customers which individually accounted for 14% of revenues as of December 31, 1997. The Company had a different customer which accounted for 18% of revenues as of December 31, 1998. Additionally, revenues from the Company's ten largest advertisers accounted for approximately 66% and 63% of total revenues for the year ended December 31, 1997 and 1998, respectively.

RISKS AND UNCERTAINTIES

     The Company's operations are subject to certain risks and uncertainties including actual or prospective competition by entities with greater financial resources, experience and market presence than the Company, in addition to risks associated with growth, technology and regulatory matters.

COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of operations. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15,

                        LAMAZE PUBLISHING COMPANY, INC.

1997. The Company adopted SFAS No. 130 in the first quarter of 1998. The Company has had no other comprehensive income items to report.

SEGMENT REPORTING

     During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for management. Under this definition, the Company operated as a single segment for all years presented. The adoption of SFAS 131 did not have a material impact on the Company's financial position or results of operations.

START-UP COSTS

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard did not have a significant impact on the Company's results of operations, financial position or cash flow for the six months ended June 30, 1999.

SOFTWARE COSTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The financial statements as of June 30, 1999 and for the periods ended June 30, 1998 and 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements which do not include all disclosures required by GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

                        LAMAZE PUBLISHING COMPANY, INC.

3. FIXED ASSETS:

     Fixed assets consist of the following:

     ($ in 000's)

                                                                              DECEMBER 31,
                                                                            ----------------
                                                                             1997      1998
                                                                            ------    ------
Hospital equipment.......................................................   $2,321    $3,111
Office and computer equipment............................................      121       223
Capitalized software.....................................................       56        92
Furniture and fixtures...................................................      102       118
Leasehold improvements...................................................       56       103
                                                                            ------    ------
                                                                             2,656     3,647
  Less, accumulated depreciation and amortization........................     (982)   (1,650)
                                                                            ------    ------
                                                                            $1,674    $1,997
                                                                            ------    ------
                                                                            ------    ------

Depreciation and amortization of fixed assets was approximately $422,000 and $668,000 for the years ended December 31, 1997 and 1998, respectively.

4. BUSINESS ACQUISITION:

THE NEWBORN CHANNEL, L.P.

     On February 28, 1997, the Company acquired all of the outstanding stock of the Newborn Channel, L.P. ("TNCLP") a closed-circuit television channel which provides information regarding various baby care issues, in exchange for 4,872 shares of the Company's common stock. The cost of the TNCLP acquisition was allocated to the assets and liabilities assumed based upon their estimated fair values as follows:

     ($ in 000's)

Working capital..................................................   $(841)
Equipment........................................................     808
Goodwill.........................................................     763
                                                                    -----
                                                                    $ 730
                                                                    -----
                                                                    -----

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of TNCLP had been consummated on January 1, 1996. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

     ($ in 000's)

                                                                             1996      1997
                                                                            ------    ------
Revenues.................................................................   $9,208    $9,455
Net income (loss)........................................................   $1,047    $ (769)

5. RELATED PARTY TRANSACTIONS:

NOTES PAYABLE TO STOCKHOLDERS

     The Company has received loans from its stockholders payable on demand. As of December 31, 1998, total principal of $1,099,086 was due to stockholders. Interest on the amounts advanced accrue at the rate of one percent above the prime interest rate. Accrued interest at December 31, 1997 and

                        LAMAZE PUBLISHING COMPANY, INC.

1998 was $88,504 and $78,871, respectively. Interest expense for 1997 and 1998 was $88,504 and $107,714, respectively. The stockholders' loans are subordinate to senior bank debt. The stockholders have informed the Company that they do not intend to make a demand within the next twelve months, and are committed to support the operations through 1999.

FEES PAID TO STOCKHOLDERS

     The Company has entered into an informal consulting agreement with a principal stockholder of the Company's common stock. During 1997, approximately $258,000 was paid in consulting fees related to video production, management and marketing. During 1998, approximately $108,000 was paid in video production consulting fees.

6. BANK LOANS PAYABLE:

     The Company had the following bank loans outstanding as of December 31:

     ($ in 000's)

                                                                              1997     1998
                                                                              ----    ------
Term loan..................................................................   $ --    $1,250
Secured line of credit.....................................................   $950    $1,300
                                                                              ----    ------
                                                                              $950    $2,550
                                                                              ----    ------
                                                                              ----    ------

     The Company has entered into loan agreements with the Bank of New York (the "Bank"), providing for a $2.75 million credit facility. The Term Loan Agreement, dated March 9, 1998, provides for a long-term credit facility of $1.25 million. The Secured Line of Credit, entered into on February 9, 1998 and renewed on June 12, 1998, provides for a revolving credit facility of $1.5 million.

     The long-term facility includes a $1.25 million term loan (the "Term Loan") which is payable in 48 equal consecutive monthly installments in the amount of $26,042 each, the first of which shall be due and payable on April 1, 1999. Interest accrues at the Bank's prime rate or Eurodollar rate plus a margin of between 1.5% to 2%, depending on attaining certain bank covenants. On
January 21, 1999, the agreement was amended making the first installment payable on July 1, 1999 and extending the Term Loan to July 2003.

     The credit facility is collateralized by receivables, inventories, equipment and certain real property. Under the terms of the Agreement, the Company is required to maintain certain financial ratios and other financial conditions. The Agreement also prohibits the Company from incurring certain additional indebtedness, limits certain investments, advances or loans and restricts substantial asset sales, capital expenditures and cash dividends.

     The revolving credit facility requires payment of interest at the Bank's prime rate which was 7.50% at December 31, 1998 or Eurodollar rate plus a margin of between 1.5% to 2%, depending on attaining certain bank covenants. The total amount of unused revolving credit available to the Company at December 31, 1998 was $200,000. Either party may cancel the line of credit at any time. Unless cancelled earlier the line of credit shall be available until May 31, 1999. On January 21, 1999 the credit facility was increased to $2.5 million and extended until December 31, 1999.

7. STOCK APPRECIATION PLAN:

     Under the Company's key employee stock bonus plan, stock appreciation units ("SAU's") were granted to three key employees under terms and conditions as stated in their respective employment letter. Each employee was granted three SAU's, one of which shall vest on each of the first three anniversaries provided they remain employed by the Company as of each anniversary. All SAU's

                        LAMAZE PUBLISHING COMPANY, INC.

granted shall vest in full as a result of a merger, consolidation, sale, transfer or acquisition. The redemption price shall be determined based on a multiple of earnings before interest and taxes of the Company for the period of four consecutive fiscal quarters of the Company immediately proceedings redemption of such SAU and the number of shares outstanding at several points in time. The effects of changes in redemption price during the vesting period are recognized as compensation cost over the vesting period in accordance with the method illustrated in SFAS 123, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans". Changes in the amount of the liability due to stock price changes after the vesting period are compensation cost of the period in which the changes occur. Due to negative earnings before interest and taxes in 1998 and 1997, no compensation expense for fiscal 1998 and 1997 was recorded. During 1997 one employee elected to redeem their SAU's. As a result, the value of the employee's equity position of $240,000 was paid out, half in January 1998 while the other half will be paid in January 1999 plus accrued interest.

8. COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases office space, under non-cancelable operating lease expiring in June 2000. The following is a schedule of future minimum lease payments under the non-cancelable operating lease as of December 31, 1998:

YEAR ENDED DECEMBER 31:                                                                  1988
--------------------------------------------------------------------------------------   ----
($ in 000's)

1999..................................................................................   $158
2000..................................................................................   $ 79
                                                                                         ----
                                                                                         $237
                                                                                         ----
                                                                                         ----

     Rent expense was approximately $142,000 and $179,000 for the years ended December 31, 1997 and 1998, respectively.

LITIGATION

     The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business, including a claim by a former employee. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company's results of operations, financial position or cash flows.

9. CAPITAL STOCK:

COMMON STOCK

     In October 1997, the Company issued 604 shares of common stock in exchange for net proceeds of approximately $80,000.

10. SUBSEQUENT EVENT (UNAUDITED):

     On July 13, 1999, the Company entered into a definitive agreement to be acquired by iVillage Inc., which runs a network of web sites for women, in exchange for 1.75 million shares of iVillage Common Stock and approximately
$5 million in cash to retire certain indebtedness. iVillage Inc. has agreed that in the event the Company should request financial assistance to fund its operations, it will provide the necessary funds needed to meet the Company's minimum working capital requirements for the twelve month period beginning from the date of the transaction closing. The closing of the transaction is subject to certain customary closing conditions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Online Psychological Services, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Online Psychological Services, Inc. (the "Company"), at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
July 16, 1999

                      ONLINE PSYCHOLOGICAL SERVICES, INC.

                                 BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                           ----------------------    MARCH 31,
                                                                             1998         1997          1999
                                                                           ---------    ---------    -----------
                                                                                                     (UNAUDITED)
                                 ASSETS
Current assets:
  Cash..................................................................   $   8,603    $  22,643     $  13,093
  Accounts receivable...................................................      29,574       19,204        44,439
  Due from stockholders.................................................       6,771           --         6,771
                                                                           ---------    ---------     ---------
     Total current assets...............................................      44,948       41,847        64,303
                                                                           ---------    ---------     ---------
Equipment...............................................................      22,797       19,622        22,797
  Less: accumulated depreciation........................................      (8,475)      (4,703)       (9,536)
                                                                           ---------    ---------     ---------
                                                                              14,322       14,919        13,261
                                                                           ---------    ---------     ---------
     Total assets.......................................................   $  59,270    $  56,766     $  77,564
                                                                           ---------    ---------     ---------
                                                                           ---------    ---------     ---------

                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.................................   $  28,088    $   8,820     $  30,930
  Deferred compensation.................................................     130,000      130,000       130,000
  Line of credit........................................................      17,066       15,098        15,569
  Deferred revenue......................................................       7,667        2,165         7,912
  Stockholder loan......................................................      12,260           --         8,001
                                                                           ---------    ---------     ---------
     Total current liabilities..........................................     195,081      156,083       192,412
                                                                           ---------    ---------     ---------
Commitments (Note 5)

Stockholders' deficit:
  Common stock, no par value, 1,500 shares authorized, issued and
     outstanding........................................................     244,598       13,323       245,170
  Accumulated deficit...................................................    (380,409)    (112,640)     (360,018)
                                                                           ---------    ---------     ---------
     Total stockholders' deficit........................................    (135,811)     (99,317)     (114,848)
                                                                           ---------    ---------     ---------
     Total liabilities and stockholders' deficit........................   $  59,270    $  56,766     $  77,564
                                                                           ---------    ---------     ---------
                                                                           ---------    ---------     ---------

   The accompanying notes are an integral part of these financial statements.

                      ONLINE PSYCHOLOGICAL SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                                               FOR THE YEARS ENDED        FOR THE THREE MONTHS
                                                                  DECEMBER 31,              ENDED MARCH 31,
                                                              ---------------------    --------------------------
                                                                1998         1997        1999            1998
                                                              ---------    --------    -----------    -----------
                                                                                       (UNAUDITED)    (UNAUDITED)
Revenue:
  License revenue..........................................   $ 112,772    $235,652      $33,440       $  31,046
  Advertising revenue......................................      56,964      17,310       35,070           4,670
  Subscription and merchandising revenue...................      50,893          --       15,097           5,768
                                                              ---------    --------      -------       ---------
     Total revenue.........................................     220,629     252,962       83,607          41,484
                                                              ---------    --------      -------       ---------
Operating expenses:
  Production, content and product costs....................      65,812      33,456        9,359          14,040
  Salary expense...........................................     387,861     181,392       38,396          43,541
  Sales and marketing......................................       4,208       5,809        6,477           5,111
  General and administrative...............................      23,874      35,118        7,783           6,990
  Depreciation.............................................       3,772       3,507        1,061             903
                                                              ---------    --------      -------       ---------
     Total operating expenses..............................     485,527     259,282       63,076          70,585
                                                              ---------    --------      -------       ---------
Income (loss) from operations..............................    (264,898)     (6,320)      20,531         (29,101)
  Interest expense, net....................................       2,871       2,623          140             263
                                                              ---------    --------      -------       ---------
Net income (loss)..........................................   $(267,769)   $ (8,943)     $20,391       $ (29,364)
                                                              ---------    --------      -------       ---------
                                                              ---------    --------      -------       ---------

   The accompanying notes are an integral part of these financial statements.

                      ONLINE PSYCHOLOGICAL SERVICES, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                    COMMON STOCK
                                                                 ------------------    ACCUMULATED
                                                                 SHARES     AMOUNT      DEFICIT         TOTAL
                                                                 ------    --------    -----------    ---------
Balance, December 31, 1996....................................   1,500     $  7,055     $(103,697)    $ (96,642)

  Transfer of common stock from stockholder...................      --        4,540            --         4,540
  Imputed rent expense contribution...........................      --        1,728            --         1,728
  Net loss....................................................      --           --        (8,943)       (8,943)
                                                                 ------    --------     ---------     ---------

Balance, December 31, 1997....................................   1,500     $ 13,323     $(112,640)    $ (99,317)

  Transfer of common stock from stockholder...................      --      229,118            --       229,118
  Imputed rent expense contribution...........................      --        1,728            --         1,728
  Imputed interest on stockholder loan........................      --          429            --           429
  Net loss....................................................      --           --      (267,769)     (267,769)
                                                                 ------    --------     ---------     ---------

Balance, December 31, 1998....................................   1,500     $244,598     $(380,409)    $(135,811)

  Imputed rent expense contribution (unaudited)...............      --          432            --           432
  Imputed interest on stockholder loan (unaudited)............      --          140            --           140
  Net income (unaudited)......................................      --           --        20,391        20,391
                                                                 ------    --------     ---------     ---------

Balance, March 31, 1999 (unaudited)...........................   1,500     $245,170     $(360,018)    $(114,848)
                                                                 ------    --------     ---------     ---------
                                                                 ------    --------     ---------     ---------

   The accompanying notes are an integral part of these financial statements.

                      ONLINE PSYCHOLOGICAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE YEARS ENDED        FOR THE THREE MONTHS
                                                                  DECEMBER 31,              ENDED MARCH 31,
                                                              ---------------------    --------------------------
                                                                1998         1997         1999           1998
                                                              ---------    --------    -----------    -----------
                                                                                       (UNAUDITED)    (UNAUDITED)
                                                                                       -----------    -----------
Cash flows from operating activities:......................
  Net income (loss)........................................   $(267,769)   $ (8,943)    $  20,391      $ (29,364)
Adjustments to reconcile net income (loss) to net cash
  (used in) provided by operating activities:
  Depreciation.............................................       3,772       3,507         1,061            903
  Compensation expense satisfied by issuance of common
     stock.................................................     229,118       4,540            --             --
  Imputed interest                                                  429          --           140            263
  Imputed rent.............................................       1,728       1,728           432            432
  Change in operating assets and liabilities:
     (Increase) decrease in accounts receivable............     (10,370)      2,506       (14,865)        (2,441)
     Increase (decrease) in accounts payable and accrued
       expenses............................................      19,268       6,142         2,842         (1,276)
     Increase in deferred compensation.....................          --      10,000            --             --
     Increase in deferred revenue..........................       5,502       1,884           245          5,838
                                                              ---------    --------     ---------      ---------
            Net cash (used in) provided by operating
               activities..................................     (18,322)     21,364        10,246        (25,645)
                                                              ---------    --------     ---------      ---------
Cash flows from investing activities:
  Equipment purchases......................................      (3,175)     (6,830)           --             --
  Due from stockholders....................................      (6,771)         --            --           (347)
                                                              ---------    --------     ---------      ---------
            Net cash used in investing activities..........      (9,946)     (6,830)           --           (347)
                                                              ---------    --------     ---------      ---------
Cash flows from financing activities:
  Proceeds from stockholder loan...........................      24,430      20,426            --         15,026
  Payments on stockholder loan.............................     (12,170)    (25,026)       (4,259)            --
  Net borrowings on line of credit.........................       1,968       2,644        (1,497)         3,174
                                                              ---------    --------     ---------      ---------
            Net cash provided by (used in) investing
               activities..................................      14,228      (1,956)       (5,756)        18,200
                                                              ---------    --------     ---------      ---------
            Net (decrease) increase in cash................     (14,040)     12,578         4,490         (7,792)
Cash, beginning of period..................................      22,643      10,065         8,603         22,643
                                                              ---------    --------     ---------      ---------
Cash, end of period........................................   $   8,603    $ 22,643     $  13,093      $  14,851
                                                              ---------    --------     ---------      ---------
                                                              ---------    --------     ---------      ---------
Supplemental disclosure of cash flow information: Cash paid
  during the period for interest...........................   $   2,435    $  2,567     $      --      $      --
                                                              ---------    --------     ---------      ---------
                                                              ---------    --------     ---------      ---------

     The accompanying notes are an integral part of these financial statements.

                      ONLINE PSYCHOLOGICAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     Online Psychological Services, Inc., (the "Company") is an interactive media company specializing in the online development of content related to mental health issues. The Company was incorporated in the state of Delaware on January 29, 1996 to develop programming material for distribution through online service providers and the Internet and is involved in the sale of products through Internet commerce.

     The Company and its stockholders entered into a definitive agreement with iVillage Inc. ("iVillage") pursuant to which the Company was acquired by iVillage effective June 30, 1999 (the "Acquisition"). All outstanding shares of the Company were exchanged for cash and stock. These financial statements and footnotes are those of the Company prior to the Acquisition and do not reflect any purchase accounting adjustments or other transactions related to the Acquisition (see Note 6).

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors or advertisers, and the inability of the Company to maintain and increase the levels of traffic on its online services. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash

     The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash and cash equivalents. The Company has no cash equivalents at December 31, 1998 or 1997.

  Equipment

     Equipment, which consists of office computers and peripherals, is stated at cost. The cost of additions and improvements are capitalized, while maintenance and repairs are charged to expense when incurred. Depreciation is computed using the straight-line method based on the estimated useful life of three years. Upon retirement or sale, the carrying amount of assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the related period of operations. Long-lived assets held and utilized by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of such assets may not be recoverable.

  Income Taxes

     The Company has elected to be treated as an S Corporation for federal and state income tax purposes and accordingly, any liabilities for income taxes are the direct responsibility of the stockholders.

  Stock Based Compensation

     The Company accounts for stock based compensation in accordance with the provisions of Accounting Principals Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, for non employee compensation. Under SFAS No. 123, compensation cost for an award of equity instruments to an employee shall be recognized over

                      ONLINE PSYCHOLOGICAL SERVICES, INC.

the period(s) in which the related employee services were rendered and if the award is for past services, the related compensation cost shall be recognized in the period in which the equity instrument is granted.

  Revenue Recognition

     The Company's revenues are derived principally from licenses for the use, marketing and distribution of its web site content; the sale of banner advertisements; subscriptions and merchandise sales. Revenue from traffic-based license fees is recognized upon notification from the third party of web site traffic related to the Company's content. Revenue from fixed license fees is recognized ratably over the term of the contracts. Advertising revenue is recognized based on the placement of advertisements by a third party placement agent. Such revenue is recognized once the advertisement has been placed and as reported by the third-party placement agent. The Company recognizes the net revenue received with respect to such content licenses and advertising activities. Subscription revenue is recognized ratably over the term of the contracts, which generally range from one month to a year. Revenue generated from merchandise sales, net of any discounts, is generally recognized upon shipment. Cash received in advance of revenues earned for subscription and advertising contracts is recorded as deferred revenue.

  Fair Value

     The carrying amounts of cash, accounts receivable, accounts payable and amounts included in other current assets and current liabilities that meet the definition of a financial instrument, approximate fair value because of the short-term nature of these amounts.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

     The Company has a license agreement with an Internet service provider, which generated revenue approximating 52% and 93% of total revenue for the years ended December 31, 1998 and 1997, respectively. Primarily all the Company's receivables at December 31, 1998 and 1997 are from well-established companies. Substantially all subscribers pay for services with major credit cards for which the Company receives timely remittances from the credit card carriers. The Company has not experienced any losses in connection with the collectibility of its accounts receivable, and accordingly, has made no provision for doubtful accounts in its financial statements.

  Use of Estimates

     The financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The most significant estimate relates to the valuation of the Company's stock performed by an independent appraiser. Actual results could differ from those estimates.

                      ONLINE PSYCHOLOGICAL SERVICES, INC.

  Recent Pronouncements

     Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") replaces the industry segment approach under previously issued pronouncements with the management approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. Currently, the Company has only one reportable segment; the adoption of SFAS 131 is not expected to significantly impact financial statement disclosure of the Company.

     In March 1998, the American Institute of Certified Public Accountants issues Statement of Position 98-1 (SOP 98-1) entitled "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that both internal and external costs incurred to develop internal-use software during the application development stage be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and is not expected to have a material effect on the Company's financial statements.

  Interim Financial Information (unaudited)

     Interim financial information for the three months ended March 31, 1999 and 1998 included herein is unaudited. However, the Company believes the interim information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for interim periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

3. REVOLVING LINE OF CREDIT AGREEMENT

     Amounts outstanding under a revolving line of credit were $17,066 and $15,098 at December 31, 1998 and 1997, respectively. The Company may borrow up to $20,000 under this line of credit, which will expire October 26, 1999. Advances on the credit line are payable upon demand and bear interest at prime plus 6.9%. The line of credit is guaranteed by the Company's Chief Executive Officer and stockholder. Interest expense for the years ending December 31, 1998 and 1997, was $2,442 and $2,623, respectively. There are no fees on the unused line.

4. STOCKHOLDERS' EQUITY

     During 1997, the Company's founder and Chief Executive Officer transferred 30 shares of his holdings in the Company's Common Stock to an employee at the estimated fair value of the shares, as determined based upon an independent valuation, in consideration for services rendered to the Company by the employee. In connection with the issuance of the 30 shares of Common Stock, the Company recorded compensation expense of $4,540 for the year ended December 31, 1997.

     During 1998, the Company's founder and Chief Executive Officer transferred 757 shares of his holdings in the Company's Common Stock to two employees of the Company. This transfer was recorded by the Company at the estimated fair value of the shares, as determined based upon an independent valuation, in consideration for services rendered to the Company by the employees. In connection with the transfer of the 757 shares of Common Stock, the Company recorded compensation expense of $229,118 for the year ended December 31, 1998. At December 31, 1998, in connection with this transaction, $6,771 is due from the stockholders as reimbursement for related payroll taxes paid by the Company on their behalf. Such amount was repaid by the stockholders subsequent to December 31, 1998.

                      ONLINE PSYCHOLOGICAL SERVICES, INC.

5. RELATED PARTY TRANSACTIONS

     The Company leases web server space from a company that is wholly-owned by one of its stockholders. This lease expires March 31, 2000. Lease expense was $32,363 and $22,215 for the years ended December 31, 1998 and 1997, respectively.

     The Chief Executive Officer and stockholder provides corporate office space to the Company for which he is not reimbursed. Rental expense was imputed, based on the fair market value of the occupied property. Rental expense for the years ended December 31, 1998 and 1997 was $1,728 and $1,728, respectively.

     During 1998 and 1997, in the form of a note, the Company received cash advances of $24,430 and $20,426, respectively, from its Chief Executive Officer and stockholder for purposes of funding operations. The note is non-interest bearing for which interest is imputed at 7% per annum, and is payable upon demand. At December 31, 1998 and 1997, the Company's obligation under this note was $12,260 and $0, respectively, and interest of $429 and $0, was charged to expense during the years then ended.

6. SUBSEQUENT EVENT

     Effective June 30, 1999, in accordance with the terms of a definitive agreement (the "Acquisition Agreement"), the Company was acquired by iVillage Inc. ("iVillage") for $24.8 million. All outstanding shares of the Company were exchanged for $1.5 million in cash and a number of shares of iVillage common stock equal to $23.3 million, as defined by the Acquisition Agreement. Concurrent with the acquisition, the Company's tax status will change from an S-Corporation to a C-Corporation.

     In connection with the closing, the current stockholders of the Company entered into a Release Agreement with iVillage waiving the payment of $130,000 of deferred compensation and $8,001 representing a stockholder loan.

     No effect has been given to these financial statements for adjustments that have or will take place as a result of the iVillage purchase of the Company.

                      [This page intentionally left blank]

                                  UNDERWRITING


     iVillage and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Hambrecht & Quist LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the Underwriters.



                                                                                                        Number
                                           Underwriters                                               of shares
---------------------------------------------------------------------------------------------------   ----------
Goldman, Sachs & Co................................................................................    1,034,370
Credit Suisse First Boston Corporation.............................................................      418,500
Hambrecht & Quist LLC..............................................................................      418,500
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...........................................................................      418,500
BancBoston Robertson Stephens Inc..................................................................       73,170
First Union Securities, Inc........................................................................       73,170
PaineWebber Incorporated...........................................................................       73,170
Allen & Company Incorporated.......................................................................       73,170
Muriel Siebert & Co., Inc..........................................................................       39,150
U.S. Bancorp Piper Jaffray Inc.....................................................................       39,150
Wit Capital Corporation............................................................................       39,150
                                                                                                      ----------

  Total............................................................................................    2,700,000
                                                                                                      ----------
                                                                                                      ----------



     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 405,000 shares from iVillage to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by iVillage. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.



                                Paid by iVillage
                          ----------------------------
                          No Exercise    Full Exercise
                          -----------    -------------
Per Share..............   $      1.54     $      1.54
Total..................   $ 4,158,000     $ 4,781,700



     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.90 per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.



     iVillage, its directors and officers and certain stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. Please see "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.



     At the request of iVillage, the underwriters have reserved at the public offering price up to approximately 107,000 shares of common stock for sale to America Online, Inc. There can be no assurance that any of the reserved shares will be purchased. The number of shares available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.


     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     As permitted by Rule 103 under the Exchange Act, certain underwriters (and selling group members, if any) that are market makers (passive market makers) in the common stock may make bids for or purchases of common stock in the Nasdaq National Market until a stabilizing bid has been made. Rule 103 generally provides:

     o a passive market maker's net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months, or any 60 consecutive days ending within the 10 days, immediately preceding the filing date of the registration statement of which this prospectus forms a part,

     o a passive market maker may not effect transactions or display bids for the common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers, and

     o bids made by passive market makers must be identified as such.

     iVillage estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $700,000.


     iVillage has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                      [This page intentionally left blank]

                      [This page intentionally left blank]

     The back cover contains the following:

          Two graphic wheels:

             A graphic wheel entitled "Customer Offering: Highly Integrated Problem Solving" with "problem solving" written in the center of the wheel and arrows moving clockwise around the wheel listing the following categories: "Information," "Experts," "Personalized Services," "Community," "Integrated Sponsors" and "Transactions."

             The same graphic wheel applied to iVillage's MoneyLife Channel including examples for each of the above categories.

            ------------------------------------------------------
            ------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                         ------------------------------

                               TABLE OF CONTENTS


                                                 Page
                                                 ----
Prospectus Summary............................      1
The Offering..................................      3
Risk Factors..................................      6
Forward-Looking Statements....................     15
Use of Proceeds...............................     16
Dividend Policy...............................     16
Price Range of Common Stock...................     17
Capitalization................................     17
Dilution......................................     18
Selected Consolidated Financial Data..........     19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................     21
Business......................................     33
Management....................................     49
Certain Transactions..........................     57
Principal Stockholders........................     59
Description of Capital Stock..................     62
Shares Eligible for Future Sale...............     64
Legal Matters.................................     65
Experts.......................................     65
Available Information.........................     65
Index to Financial Statements.................    F-1
Underwriting..................................    U-1



                                2,700,000 Shares

                                 IVILLAGE INC.

                                  Common Stock

                         ------------------------------

                         ------------------------------



                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                               HAMBRECHT & QUIST

                              MERRILL LYNCH & CO.

                      Representatives of the Underwriters

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee.........................................   $ 32,370
NASD Filing Fee..............................................     12,230
Nasdaq National Market Listing Fee...........................     17,500
Printing Costs...............................................    250,000
Legal Fees and Expenses......................................    200,000
Accounting Fees and Expenses.................................    150,000
Blue Sky Fees and Expenses...................................      3,000
Transfer Agent and Registrar Fees............................      3,000
Miscellaneous................................................     31,900
                                                                --------
     Total...................................................   $700,000
                                                                --------
                                                                --------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article XII of the Registrant's Amended and Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

     The Registrant has obtained obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

     The Registrant has entered into indemnification agreements with each director and officer which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     1. In December 1996, in connection with an Agreement and Plan of Reorganization, the Registrant issued 33,333 shares of common stock (on a post-split basis) each to Jacqueline B. Needelman and David L. Cohen in consideration for 1,500 shares of jointly owned common stock of ParentsPlace.com, Inc.

     2. In January 1997, Beth Polish exercised an option and received 8,333 shares of common stock at a price per share of $3.00 (on a post-split basis).

     3. In January 1997, Elaine Rubin exercised an option and received 12,500 shares of common stock at a price per share of $3.00 (on a post-split basis).

     4. In January 1997, Tina Neederlander exercised an option and received 12,500 shares of common stock at a price per share of $3.00 (on a post-split basis).

     5. In February 1997, the Registrant issued and sold stock subscription warrants to purchase an aggregate of 111,771 shares of common stock at a price per share of $5.86 (on a post-split basis) to AOL, Tribune, Kleiner and KPCB Information in consideration for the cancellation of a note and cash.

     6. In May 1997, the Registrant issued and sold an aggregate of 11,003,068 shares of Series C Preferred Stock at a price per share of $1.954 to the following entities: AOL, Philip E Berney, CIBC Wood Gundy Ventures, Inc. ("CIBC"), Cox Interactive Media, Inc. ("Cox"), Convergence Ventures I, L.P. ("Convergence"), Stephen Friedman, Charles A. Davis, Growth Shares Ltd., Juergen Habermeier, Kleiner, KPCB Information, Ralph Mack, Stephen M. Parish, Rho Management Trust I ("Rho"), Sonem Partners ("Sonem"), Tenet Healthcare Corporation ("Tenet"), Transatlantic Venture Partners C.V., Tribune, The Trustees of the General Electric Pension Trust, Norman Tulchin, Stanley Tulchin and one other corporate investor.

     7. In May 1997, the Registrant issued warrants to Bear, Stearns & Co. Inc. to purchase 30,194 shares of the Registrant's common stock at an exercise price of $0.03 per share (on a post-split basis) in consideration for services rendered.

     8. In May 1997, in connection with a Plan of Reorganization and Merger, among the Registrant, Health responsibility Systems, Inc. and other signatories thereto, the Registrant issued 433,400 shares of common stock to Elin Silveous and 203,000 shares of common stock to AOL (on a post-split basis).

     9. In December 1997, the Registrant issued and sold an aggregate of 2,190,377 shares of Series C Convertible Preferred Stock at a price per share of $1.954 per share to the following entities: AOL, Convergence, Convergence Entrepreneurs Fund I ("Convergence Entrepreneurs"), Rho, Sonem and O'Sullivan Graev & Karabell, L.L.P., Profit Sharing Plan F/B/O Martin H. Levenglick ("Levenglick").

     10. In February 1998, the Registrant issued and sold an aggregate of 284,317 shares of common stock to Tenet at a price per share of $5.86 (on a post-split basis).

     11. In February 1998, the Registrant issued a certificate for an aggregate of 76,800 shares of Series B Convertible Preferred Stock to Kleiner in exchange for a certificate representing 76,800 shares of Series B Convertible Preferred Stock issued to KPCB VII.

     12. In February 1998, the Registrant issued and sold an aggregate of 1,333,334 shares of Series D Convertible Preferred Stock to Tenet at a price per share of $2.50.

     13. In March 1998, the Registrant issued and sold an aggregate of 4,480,000 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: Convergence, Nexus Capital Partners I, L.P. ("Nexus"), NIG-Village Ltd. ("NIG"), Porcelain Partners L.P., Rho, TCV II V.O.F., Technology Crossover Ventures II, L.P., TCV Strategic Partners, L.P., Technology Crossover Partners II, C.V. and TCV II (Q), L.P.

     14. In April 1998, the Registrant issued and sold an aggregate of 6,434,000 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: AOL, CIBC, Transatlantic Venture Partners, C.V. ("Transatlantic"), Leavitt Family Trust, Boston Millennia Partners Limited, Boston Millennia Associates I Partnership, FIMA Finance Management, Inc., Josef
H. von Rickenbach, David Mahoney, Chestnut Investment Associates 1998, Chestnut Partners, Inc., Allyn C. Woodward, Moore Global Investments, Ltd. ("Moore"), Remington Investment Strategies, L.P. ("Remington"), Ralph Mack, Cox and one other corporate investor.

     15. In May 1998, the Registrant issued and sold an aggregate of 352,666 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: Merrill Roth, Gannett International Communications, Inc. and Pasquale Lavecchia.

     16. In June 1998, the Registrant issued and sold an aggregate of 400,000 shares of Series D Convertible Preferred Stock to a corporate investor at a price per share of $2.50.

     17. In June 1998, Stephen Chao, Inc. exercised an option and received 8,333 shares of common stock at a price per share of $5.10 (on a post-split basis).

     18. In December 1998, the Registrant issued and sold an aggregate of 11,730,948 shares of Series E Convertible Preferred Stock at a price per share of $2.85 to the following entities: AOL, Boston Millennia Associates, Boston Millennia Partners Limited, Lawrence Berk, CIBC, Convergence, Convergence Entrepreneurs, Cox, Gannett, Leavitt, Steven Parish, Merrill Roth, Moore, Nexus, NIG, Levenglick, Ralph Mack, Remington, Rho, Sonem, TCI, TCI Ventures Group, LLC, TCV II (Q), L.P., TCV II V.O.F., TCV Strategic Partners, L.P., Technology Crossover Ventures II, C.V., Technology Crossover Ventures II, L.P., Tenet, Transatlantic, Tribune, William James Bell 1993 Trust, Seligman Communications & Information Fund, Vantage Point Communications Partners, LP, Vantage Point Venture Partners 1996, LP, Applewood Associates, Fred F. Nazem, Admirals, L.P., Fred Tanzer, and Van Wagoner Capital Management.

     19. In December 1998, John Kiefer exercised an option and received 833 shares of common stock at a price per share of $5.10 (on a post-split basis).

     20. In December 1998, Eileen O'Reilly exercised an option and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

     21. In December 1998, Laurie Peterson Wardell exercised an option and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

     22. In January 1999, Warren Cook exercised an option and received 1,000 shares of common stock at a price per share of $5.10 (on a post-split basis).

     23. In January 1999, Maura Curtin exercised an option and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

     24. In January 1999, Lisa Gansky exercised an option and received 4,000 shares of common stock at a price per share of $7.50 (on a post-split basis).

     25. In January 1999, Dermott McCormack exercised an option and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

     26. In January 1999, Christine Ohly exercised options and received 250 and 2,416 shares of common stock at prices per share of $3.00 and $5.10, respectively (on a post-split basis).

     27. In January 1999, Sarah Cabot Rockwell exercised options and received 833 shares of common stock at a price per share of $5.10 (on a post-split basis).

     28. In January 1999, Deanna Vincent exercised options and received 6,250 shares of common stock at a price per share of $5.10 (on a post-split basis).

     29. In January 1999, Philip Vo exercised options and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

     30. In February 1999, in connection with the acquisition of KnowledgeWeb, Inc. d/b/a Astrology.Net, the Registrant issued 802,125 shares of common stock to Astrology.Net (on a post-split basis).

     31. In February 1999, Ramsey Bierne exercised an option and received 8,882 shares of common stock at a price per share of $5.10 (on a post-split basis).

     32. In March 1999, employees exercised options and received an aggregate 1,500 shares of common stock at a price per share of $5.10 (on a post-split basis).

     33. In March 1999, Michael Levy exercised options and received 16,666 shares of common stock at a price of $7.50 (on a post-split basis).

     34. In March 1999, in connection with the NBC agreement, the Registrant issued 4,889,030 shares of Series E Convertible Preferred Stock to NBC.

     35. In April 1999, employees exercised options and received (i) an aggregate 1,167 shares of common stock at a price per share of $5.10 and
(ii) an aggregate 334 shares of common stock at a price per share of $6.00.

     36. In May 1999, employees exercised options and received an aggregate 39,750 shares of common stock at a price per share of $5.10.

     37. In June 1999, employees exercised options and received an aggregate 2,121 shares of common stock at a price per share of $6.00.

     38. In June 1999, in connection with the acquisitions of Online Psychological Services, Inc. and Code Stone Technologies, the Registrant issued 571,709 shares of common stock.

     39. In July 1999, employees exercised options and received (i) an aggregate 2,121 shares of common stock at a price per share of $1.76, (ii) an aggregate 334 shares of common stock at a price per share of $5.10, (iii) an aggregate 2,000 shares of common stock at a price per share of $6.00, (iv) an aggregate 2,500 shares of common stock at a price per share of $8.96 and (v) an aggregate 167 shares of common stock at a price per share of $9.45.

     40. In August 1999, employees exercised options and received (i) an aggregate 142 shares of common stock at a price per share of $1.76, (ii) an aggregate 834 shares of common stock at a price per share of $5.10, (iii) an aggregate 834 shares of common stock at a price per share of $6.00 and (iv) an aggregate 1,250 shares of common stock at a price per share of $7.50.

     41. In August 1999, in connection with the acquisition of Lamaze Publishing Company, Inc., the Registrant issued 1,748,693 shares of common stock.

     42. In August 1999, in connection with the acquisition of the domain name Astrology.com, the Registrant issued 17,500 shares of common stock.

     43. In August 1999, in connection with the acquisition of Family Point, Inc., the Registrant issued 511,378 shares of common stock.

     Exemption from registration for the transactions described above was claimed pursuant to Section 4(2) of the Securities Act of 1933, as amended, regarding transactions by the issuer not involving a public offering, in that these transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate these investments and who represented to the Registrant that the shares were being acquired for investment.

     ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS


 EXHIBIT
  NUMBER     EXHIBIT
----------   ------------------------------------------------------------------------------------------------------
    1.1      Form of Underwriting Agreement.**
    2.1      Agreement and Plan of Reorganization and Merger dated as of January 31, 1997, as amended on March 31,
             1997, as further amended as of May 15, 1997, as further amended as of May 16, 1997 and as further amended as of May 23, 1997 among the Registrant, Health ResponseAbility Systems, Inc., and other signatories thereto (incorporated by reference from the same exhibit number to Registration Statement
             File No. 333-68749).
    2.2      Letter of Intent dated January 4, 1999 between the Registrant and KnowledgeWeb, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
    2.3      Agreement and Plan of Reorganization dated as of December 10, 1996 among the Registrant, PP
             Acquisition Corporation, ParentsPlace.com, Inc. and the stockholders of ParentsPlace.com, Inc.
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
    2.4      Letter Agreement dated February 10, 1999 by and among the Registrant and Kid's Warehouse, Inc., iBaby,
             Inc., Our Baby, LLC, JBM Ventures, Inc. and Gavin Mandelbaum (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
    2.5      Agreement and Plan of Reorganization dated as of February 12, 1999 among the Registrant and
             KnowledgeWeb Acquisition Corporation and KnowledgeWeb, Inc. and the Shareholders of KnowledgeWeb, Inc.
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
    2.6      Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among the Registrant, Online
             Psych Acquisition Corporation, Online Psychological Services, Inc. and the stockholders of Online
             Psychological Services, Inc. (incorporated by reference from Exhibit 2.1 to the Registrant's Form 8-K
             Current Report dated as of June 30, 1999, File No. 000-25469).
    2.7      Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among the Registrant, Code
             Stone Acquisition Corporation, Code Stone Technologies, Inc. and the sole stockholder of Code Stone
             Technologies, Inc. (incorporated by reference from Exhibit 2.2 to the Registrant's Form 8-K Current
             Report dated as of June 30, 1999, File No. 000-25469).
    2.8      Agreement and Plan of Reorganization, dated as of July 13, 1999, by and among the Registrant, LPC
             Acquisition Corporation, Lamaze Publishing Company, Inc. and the Shareholders and Stock Appreciation
             Unit Holders of Lamaze Publishing Company, Inc. (incorporated by reference from Exhibit 2.3 to the
             Registrant's Form 10-Q Quarterly Report for the period ended June 30, 1999, File No. 000-25469).
    3.1      Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
    3.2      Bylaws of the Registrant (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-85437)
    4.1      Form of Registrant's common stock certificate (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
    5.1      Opinion of Orrick, Herrington & Sutcliffe LLP.

 EXHIBIT
  NUMBER     EXHIBIT
----------   ------------------------------------------------------------------------------------------------------
    9.1      Voting Trust Agreement dated as of September 19, 1995 between Candice Carpenter, Nancy Evans and certain owners of common stock of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.2      1995 Amended and Restated Employee Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.3      1997 Amended and Restated Acquisition Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.4      1999 Employee Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.5      1999 Director Option Plan of the Registrant (incorporated by reference from the same exhibit number to
             Registration Statement File No. 333-85437).
   10.6      1999 Employee Stock Purchase Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.7      1999 Acquisition Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.8      Interactive Services Agreement dated December 31, 1998, between the Registrant and America Online,
             Inc. ("AOL") (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.9      Confidential Bankcard Marketing Agreement dated June 4, 1998, between the Registrant and First Credit
             Card Services USA L.L.C. (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-68749).+
   10.10     Promotion Distribution and License Agreement dated October 21, 1998 between AT&T Corp. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).+
   10.11     Exclusive Sponsorship Agreement dated February 28, 1998 between Amazon.com, Inc. and the Registrant
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).+
   10.12     Promotion Agreement dated November 6, 1998 between Snap LLC and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+
   10.13     Online Services Agreement dated December 19, 1997 between Charles Schwab & Co., Inc. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).+
   10.14     Letter Agreement dated November 11, 1998 between the National Broadcasting Company, Inc. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.15     Joint Activities Agreement dated September 1997 between Intuit Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+
   10.16     Sponsorship Agreement dated as of December 18, 1998 by and between Ford Motor Media, a division of J.
             Walter Thompson and the Registrant (incorporated by reference from the same exhibit number to
             Registration Statement File No. 333-68749).

 EXHIBIT
  NUMBER     EXHIBIT
----------   ------------------------------------------------------------------------------------------------------
   10.17     Sponsorship Agreement dated as of October 30, 1998 between Ralston Purina Company and the Registrant
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.18     Form of Non-Competition, Non-Disclosure and Assignment of Inventions Agreement dated September 9,
             1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter and Nancy
             Evans (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.19     Employment Letter dated June 4, 1998 to Craig Monaghan (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.20     Lease dated August 21, 1995, commencing on September 1, 1995, as amended on September 20, 1995, as amended and supplemented April 5, 1996, as further amended and supplemented April 15, 1996, as further amended and supplemented January 20, 1997, and as amended and supplemented May 8, 1997, between 170
             Fifth Associates (the "Landlord") and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.21     Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth Avenue Corporation and the
             Registrant, as supplemented on June 30, 1998 (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.22     Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II, including Form of Warrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.23     Promissory Note dated June 5, 1998 in the amount of $500,000 between Candice Carpenter and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.24     Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, among the
             Registrant, the Founders and each of the Investors identified therein (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.25     Fourth Amended and Restated Registration Rights Agreement dated as of December 4, 1998, among the
             Registrant, the Founders and each of the Investors identified therein, as amended as of July 26, 1999
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-85437).
   10.26     Amended and Restated Stock Purchase Agreement dated as of March 9, 1999 among the Registrant, GE
             Investments Subsidiary, Inc. and the National Broadcasting Company, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.27     Amended Letter Agreement dated as of March 9, 1999 between the Registrant and the National
             Broadcasting Company, Inc. (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-68749).
   10.28     Promissory Note dated March 9, 1999 in the amount of $15,497,558.48 between the Registrant and GE
             Investments Subsidiary, Inc. (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-85437).
   10.29     Agreement dated October 18, 1989 (the "Video Agreement") between Lamaze International, Inc. (formerly known as The American Society for Psychoprophylaxis in Obstetrics, Inc.) and Lamaze Publishing
             Company, Inc. (as successor-in-interest to Lifetime Institute for Family Education, Inc. ("Lifetime")
             in turn as successor-in-interest to Medical Communications Corporation ("MCC")) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).

 EXHIBIT
  NUMBER     EXHIBIT
----------   ------------------------------------------------------------------------------------------------------
   10.30     Addendum to the Video Agreement dated December 9, 1992 between Lamaze International, Inc. and Lamaze
             Publishing Company, Inc. (as successor-in-interest to Lifetime, in turn as successor-in-interest to
             MCC) (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-85437).
   10.31     Second Addendum to the Video Agreement dated April 22, 1993 between Lamaze International, Inc. and
             Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime, in turn as successor-in-interest to MCC) (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-85437).
   10.32     Intellectual Property Agreement dated April 6, 1990 between Lamaze International, Inc. and Lamaze
             Publishing Company, Inc. (as successor-in-interest to Lifetime) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.33     Loan/Activity Agreement dated August 2, 1990 between Lamaze International, Inc. and Lamaze Publishing
             Company, Inc. (as successor-in-interest to Lifetime) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.34     LPM Agreement dated August 2, 1990 between Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime) and Lamaze International, Inc. (incorporated by reference from the same exhibit number to
             Registration Statement File No. 333-85437).
   10.35     Onsert Agreement dated December 7, 1992 between Lamaze International, Inc. and Lamaze Publishing
             Company, Inc. (as successor-in-interest to Lifetime) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.36     Amendment to Onsert Agreement dated June 4, 1999 between Lamaze International, Inc. and Lamaze
             Publishing Company, Inc. (as successor-in-interest to Lifetime) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.37     Statement of Terms concerning Child Development Newsletter dated August 20, 1993 between Lamaze
             International, Inc. and Lamaze Publishing Company, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.38     Agreement of Modification and Clarification dated January 1, 1996 between Lamaze International, Inc.
             and Lamaze Publishing Company, Inc. (incorporated by reference from the same exhibit number to
             Registration Statement File No. 333-85437).
   10.39     License Agreement entered into on September 3, 1999 by and between PlanetRx.com, Inc. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-85437).
   10.40     Sponsorship Agreement entered into on September 3, 1999 by and between PlanetRx.com, Inc. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-85437).
   21        Subsidiaries of the Registrant (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-85437).
   23.1      Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
   23.2      Consents of PricewaterhouseCoopers LLP.
   24        Power of Attorney (included on page II-10).**
   27.1      Financial Data Schedule.**


------------------
 + Confidential treatment has been granted for certain portions of these exhibits. Omitted portions have been filed separately with the Securities and Exchange Commission.

** Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     B. The undersigned Registrant hereby undertakes to do the following, to the extent that such actions are required by the rules and regulations of the Securities and Exchange Commission:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     D. The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 28, 1999.


                                          iVILLAGE INC.

                                          By:     /s/ STEVEN A. ELKES
                                              ----------------------------------
                                                      Steven A. Elkes
                                              Senior Vice President, Business
                                             Affairs and Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                   CAPACITY                          DATE
------------------------------------------  ----------------------------------------   -------------------
/s/ CANDICE CARPENTER*                      Co-Chairperson of the Board of Directors      October 28, 1999
------------------------------------------  and Chief Executive Officer (Principal
Candice Carpenter                           Executive Officer)


/s/ NANCY EVANS*                            Co-Chairperson of the Board of Directors      October 28, 1999
------------------------------------------  and Editor-in-Chief
Nancy Evans


/s/ CRAIG T. MONAGHAN*                      Chief Financial Officer                       October 28, 1999
------------------------------------------  (Principal Financial Officer)
Craig T. Monaghan


/s/ SCOTT LEVINE*                           Vice President, Controller and Chief          October 28, 1999
------------------------------------------  Accounting Officer
Scott Levine                                (Principal Accounting Officer)


/s/ ALAN COLNER*                            Director                                      October 28, 1999
------------------------------------------
Alan Colner


/s/ JAY HOAG*                               Director                                      October 28, 1999
------------------------------------------
Jay Hoag


/s/ LENNERT J. LEADER*                      Director                                      October 28, 1999
------------------------------------------
Lennert J. Leader


/s/ HABIB KAIROUZ*                          Director                                      October 28, 1999
------------------------------------------
Habib Kairouz


/s/ MICHAEL LEVY*                           Director                                      October 28, 1999
------------------------------------------
Michael Levy


                                            Director
------------------------------------------
Douglas McCormick


                                            Director
------------------------------------------
Martin Yudkovitz


/s/ DANIEL SCHULMAN*                        Director                                      October 28, 1999
------------------------------------------
Daniel Schulman


* By: /s/ STEVEN A. ELKES
     -------------------------------------
      Steven A. Elkes
      Senior Vice President,
      Business Affairs and
      Assistant Secretary

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER     EXHIBIT
----------   ------------------------------------------------------------------------------------------------------
    1.1      Form of Underwriting Agreement.**
    2.1      Agreement and Plan of Reorganization and Merger dated as of January 31, 1997, as amended on March 31,
             1997, as further amended as of May 15, 1997, as further amended as of May 16, 1997 and as further amended as of May 23, 1997 among the Registrant, Health ResponseAbility Systems, Inc., and other signatories thereto (incorporated by reference from the same exhibit number to Registration Statement
             File No. 333-68749).
    2.2      Letter of Intent dated January 4, 1999 between the Registrant and KnowledgeWeb, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
    2.3      Agreement and Plan of Reorganization dated as of December 10, 1996 among the Registrant, PP
             Acquisition Corporation, ParentsPlace.com, Inc. and the stockholders of ParentsPlace.com, Inc.
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
    2.4      Letter Agreement dated February 10, 1999 by and among the Registrant and Kid's Warehouse, Inc., iBaby,
             Inc., Our Baby, LLC, JBM Ventures, Inc. and Gavin Mandelbaum (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
    2.5      Agreement and Plan of Reorganization dated as of February 12, 1999 among the Registrant and
             KnowledgeWeb Acquisition Corporation and KnowledgeWeb, Inc. and the Shareholders of KnowledgeWeb, Inc.
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
    2.6      Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among the Registrant, Online
             Psych Acquisition Corporation, Online Psychological Services, Inc. and the stockholders of Online
             Psychological Services, Inc. (incorporated by reference from Exhibit 2.1 to the Registrant's Form 8-K
             Current Report dated as of June 30, 1999, File No. 000-25469).
    2.7      Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among the Registrant, Code
             Stone Acquisition Corporation, Code Stone Technologies, Inc. and the sole stockholder of Code Stone
             Technologies, Inc. (incorporated by reference from Exhibit 2.2 to the Registrant's Form 8-K Current
             Report dated as of June 30, 1999, File No. 000-25469).
    2.8      Agreement and Plan of Reorganization, dated as of July 13, 1999, by and among the Registrant, LPC
             Acquisition Corporation, Lamaze Publishing Company, Inc. and the Shareholders and Stock Appreciation
             Unit Holders of Lamaze Publishing Company, Inc. (incorporated by reference from Exhibit 2.3 to the
             Registrant's Form 10-Q Quarterly Report for the period ended June 30, 1999, File No. 000-25469).
    3.1      Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
    3.2      Bylaws of the Registrant (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-85437)
    4.1      Form of Registrant's common stock certificate (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
    5.1      Opinion of Orrick, Herrington & Sutcliffe LLP.
    9.1      Voting Trust Agreement dated as of September 19, 1995 between Candice Carpenter, Nancy Evans and certain owners of common stock of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).

 EXHIBIT
  NUMBER     EXHIBIT
----------   ------------------------------------------------------------------------------------------------------
   10.2      1995 Amended and Restated Employee Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.3      1997 Amended and Restated Acquisition Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.4      1999 Employee Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.5      1999 Director Option Plan of the Registrant (incorporated by reference from the same exhibit number to
             Registration Statement File No. 333-85437).
   10.6      1999 Employee Stock Purchase Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.7      1999 Acquisition Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.8      Interactive Services Agreement dated December 31, 1998, between the Registrant and America Online,
             Inc. ("AOL") (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.9      Confidential Bankcard Marketing Agreement dated June 4, 1998, between the Registrant and First Credit
             Card Services USA L.L.C. (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-68749).+
   10.10     Promotion Distribution and License Agreement dated October 21, 1998 between AT&T Corp. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).+
   10.11     Exclusive Sponsorship Agreement dated February 28, 1998 between Amazon.com, Inc. and the Registrant
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).+
   10.12     Promotion Agreement dated November 6, 1998 between Snap LLC and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+
   10.13     Online Services Agreement dated December 19, 1997 between Charles Schwab & Co., Inc. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).+
   10.14     Letter Agreement dated November 11, 1998 between the National Broadcasting Company, Inc. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.15     Joint Activities Agreement dated September 1997 between Intuit Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+
   10.16     Sponsorship Agreement dated as of December 18, 1998 by and between Ford Motor Media, a division of J.
             Walter Thompson and the Registrant (incorporated by reference from the same exhibit number to
             Registration Statement File No. 333-68749).
   10.17     Sponsorship Agreement dated as of October 30, 1998 between Ralston Purina Company and the Registrant
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.18     Form of Non-Competition, Non-Disclosure and Assignment of Inventions Agreement dated September 9,
             1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter and Nancy
             Evans (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.19     Employment Letter dated June 4, 1998 to Craig Monaghan (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).

 EXHIBIT
  NUMBER     EXHIBIT
----------   ------------------------------------------------------------------------------------------------------
   10.20     Lease dated August 21, 1995, commencing on September 1, 1995, as amended on September 20, 1995, as amended and supplemented April 5, 1996, as further amended and supplemented April 15, 1996, as further amended and supplemented January 20, 1997, and as amended and supplemented May 8, 1997, between 170
             Fifth Associates (the "Landlord") and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.21     Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth Avenue Corporation and the
             Registrant, as supplemented on June 30, 1998 (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.22     Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II, including Form of Warrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.23     Promissory Note dated June 5, 1998 in the amount of $500,000 between Candice Carpenter and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-68749).
   10.24     Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, among the
             Registrant, the Founders and each of the Investors identified therein (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.25     Fourth Amended and Restated Registration Rights Agreement dated as of December 4, 1998, among the
             Registrant, the Founders and each of the Investors identified therein, as amended as of July 26, 1999
             (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-85437).
   10.26     Amended and Restated Stock Purchase Agreement dated as of March 9, 1999 among the Registrant, GE
             Investments Subsidiary, Inc. and the National Broadcasting Company, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).
   10.27     Amended Letter Agreement dated as of March 9, 1999 between the Registrant and the National
             Broadcasting Company, Inc. (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-68749).
   10.28     Promissory Note dated March 9, 1999 in the amount of $15,497,558.48 between the Registrant and GE
             Investments Subsidiary, Inc. (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-85437).
   10.29     Agreement dated October 18, 1989 (the "Video Agreement") between Lamaze International, Inc. (formerly known as The American Society for Psychoprophylaxis in Obstetrics, Inc.) and Lamaze Publishing
             Company, Inc. (as successor-in-interest to Lifetime Institute for Family Education, Inc. ("Lifetime")
             in turn as successor-in-interest to Medical Communications Corporation ("MCC")) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.30     Addendum to the Video Agreement dated December 9, 1992 between Lamaze International, Inc. and Lamaze
             Publishing Company, Inc. (as successor-in-interest to Lifetime, in turn as successor-in-interest to
             MCC) (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-85437).
   10.31     Second Addendum to the Video Agreement dated April 22, 1993 between Lamaze International, Inc. and
             Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime, in turn as successor-in-interest to MCC) (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-85437).
   10.32     Intellectual Property Agreement dated April 6, 1990 between Lamaze International, Inc. and Lamaze
             Publishing Company, Inc. (as successor-in-interest to Lifetime) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).

 EXHIBIT
  NUMBER     EXHIBIT
----------   ------------------------------------------------------------------------------------------------------
   10.33     Loan/Activity Agreement dated August 2, 1990 between Lamaze International, Inc. and Lamaze Publishing
             Company, Inc. (as successor-in-interest to Lifetime) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.34     LPM Agreement dated August 2, 1990 between Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime) and Lamaze International, Inc. (incorporated by reference from the same exhibit number to
             Registration Statement File No. 333-85437).
   10.35     Onsert Agreement dated December 7, 1992 between Lamaze International, Inc. and Lamaze Publishing
             Company, Inc. (as successor-in-interest to Lifetime) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.36     Amendment to Onsert Agreement dated June 4, 1999 between Lamaze International, Inc. and Lamaze
             Publishing Company, Inc. (as successor-in-interest to Lifetime) (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.37     Statement of Terms concerning Child Development Newsletter dated August 20, 1993 between Lamaze
             International, Inc. and Lamaze Publishing Company, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-85437).
   10.38     Agreement of Modification and Clarification dated January 1, 1996 between Lamaze International, Inc.
             and Lamaze Publishing Company, Inc. (incorporated by reference from the same exhibit number to
             Registration Statement File No. 333-85437).
   10.39     License Agreement entered into on September 3, 1999 by and between PlanetRx.com, Inc. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-85437).
   10.40     Sponsorship Agreement entered into on September 3, 1999 by and between PlanetRx.com, Inc. and the
             Registrant (incorporated by reference from the same exhibit number to Registration Statement File
             No. 333-85437).
   21        Subsidiaries of the Registrant (incorporated by reference from the same exhibit number to Registration
             Statement File No. 333-85437).
   23.1      Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
   23.2      Consents of PricewaterhouseCoopers LLP.
   24        Power of Attorney (included on page II-10).**
   27.1      Financial Data Schedule.**


------------------
 + Confidential treatment has been granted for certain portions of these exhibits. Omitted portions have been filed separately with the Securities and Exchange Commission.

** Previously filed.